UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ELI LILLY AND COMPANY
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Notice of 2022
Annual Meeting of Shareholders
and Proxy Statement

YOUR VOTE IS IMPORTANT

Please vote online, by telephone, or, if you received or requested paper copies of your proxy materials, by signing, dating, and returning your proxy card by mail.
Important notice regarding the availability of proxy materials for the shareholder meeting to be held May 2, 2022: The annual report to shareholders and proxy statement are available at ProxyVote.com as well as on our website at lilly.com/policies-reports/annual-report.

From Our Chair and Lead Independent Director

Dear fellow Lilly shareholders,
Thank you for your continued support of, and investment in, Eli Lilly and Company. We are proud of Lilly's achievements in 2021. We delivered on important pipeline advancements that help people with diabetes, immune disorders, neurodegenerative disorders, and cancer, continued our efforts to fight COVID-19, and strengthened our initiatives in support of patients and communities. We also worked hard to deliver value to you, our shareholders. We generated strong total shareholder returns through December 31, 2021, in terms of both share price appreciation and dividends.
To support the health and well-being of our employees, board of directors, shareholders, and other meeting participants, and to facilitate broad shareholder attendance and provide a consistent experience to all shareholders, regardless of location, the 2022 Annual Meeting of Shareholders (the Annual Meeting) will be held virtually via live webcast. We learned during the virtual annual meetings held in 2020 and 2021 that this format, in addition to being safer during the COVID-19 pandemic, actually enables more shareholders to attend, and gives our leadership team time to address more questions from those in attendance.
As part of our mission to improve lives around the world, we are committed to creating a safe, supportive, ethical, and rewarding work environment. Lilly’s core values of integrity, excellence, and respect for people, and our dedication to diversity, equity, and inclusion (DEI) are critical components of how we do business. We take a holistic approach because we’re a stronger company when we have a workforce of top talent from different backgrounds—people who are respected, valued, welcomed, and heard. To fulfill our purpose, we must look at challenges from multiple viewpoints and understand the diverse experiences of the patients who depend on us. In short, our differences make a difference—to patients and to our business.
Our board recognizes that one of its key responsibilities is to ensure that Lilly is governed in a manner that provides both independent oversight and efficient and effective decision-making. Our chief executive officer brings to the role of chair of our board substantial strategic and operational perspectives and a unique understanding of Lilly's opportunities and challenges. This familiarity with our business, as well as extensive experience and leadership in our industry, positions our CEO to establish the agenda and drive strategy at the board level. Further, our lead independent director, currently CEO of a Fortune 100 company, elucidates an "outside in" analysis of company decisions and performance, maintains frequent contact with our chair to ensure a productive partnership between our independent directors and management, and leads our independent directors in their important oversight function.
Our board continues to prioritize meaningful engagement with our shareholders and other key stakeholders. Since our 2021 annual meeting, we have spoken with a number of investors on an array of subjects, including: board leadership; environmental, social, and governance topics; drug pricing transparency and global access to our products; product quality and safety; key enterprise risks; executive compensation; DEI; and human capital management.
We appreciate the thoughtful and constructive feedback that we receive from our stakeholders. As a result of this input, as in past years, the board is putting forward management proposals at the Annual Meeting to eliminate the classified board structure and supermajority voting requirements in our articles of incorporation. In addition, the board is putting forward a management proposal to amend our articles of incorporation to provide shareholders the ability to amend our bylaws.
We remain committed to serving you and the millions of patients around the world whose lives it is our mission to make better. We look forward to welcoming you at the Annual Meeting.
Sincerely,

David A. Ricks	Juan Luciano
Chair, President, and CEO	Lead Independent Director

Notice of 2022 Annual Meeting of Shareholders
To the holders of common stock of Eli Lilly and Company:
The 2022 Annual Meeting of Shareholders (the Annual Meeting) of Eli Lilly and Company (referred to as Lilly, we, us, or the company in this proxy statement) will be held at the time and location below:

TIME AND DATE	LOCATION	WHO CAN VOTE
11:00 a.m. EDT, Monday, May 2, 2022	Virtually at virtualshareholdermeeting.com/LLY2022	Shareholders of record at the close of business on February 22, 2022
To support the health and well-being of our employees, board of directors, shareholders, and other meeting participants, the Annual Meeting will be held virtually via live webcast. We have designed the Annual Meeting live webcast to provide shareholders the opportunity to participate virtually to facilitate shareholder attendance and to provide a consistent experience to all shareholders, regardless of location.
This proxy statement is dated March 18, 2022. We mailed a notice of internet availability of proxy materials on or about that date to our shareholders of record as of February 22, 2022 (other than those who previously requested electronic or paper delivery of our proxy materials and certain participants in The Lilly Employee 401(k) plan (401(k) Plan)).
ITEMS OF BUSINESS

Governance		Board Voting Recommendation	Page Reference
Item 1	Election of each of the three director nominees to serve three-year terms	FOR each of the director nominees	11
Compensation
Item 2	Approval, on an advisory basis, of the compensation paid to the company's named executive officers	FOR	37
Audit Matters
Item 3	Ratification of the appointment of Ernst & Young LLP as the independent auditor for 2022	FOR	65
Management Proposals
Item 4	Approval of amendments to the company’s Articles of Incorporation to eliminate the classified board structure	FOR	67
Item 5	Approval of amendments to the company’s Articles of Incorporation to eliminate supermajority voting provisions	FOR	68
Item 6	Approval of amendments to the company's Articles of Incorporation to give shareholders the ability to amend the company's bylaws	FOR	69
Shareholder Proposals
Item 7	Shareholder proposal to amend the bylaws to require an independent board chair, if properly presented at the meeting	AGAINST	70
Item 8	Shareholder proposal to publish an annual report disclosing lobbying activities, if properly presented at the meeting	AGAINST	73
Item 9	Shareholder proposal to disclose lobbying activities and alignment with public policy positions and statements, if properly presented at the meeting	AGAINST	75
Item 10	Shareholder proposal to report oversight of risks related to anticompetitive pricing strategies, if properly presented at the meeting	AGAINST	78
Admission Procedure for Attending the Annual Meeting
You will be able to attend the Annual Meeting, vote, and submit questions virtually via live webcast by visiting virtualshareholdermeeting.com/LLY2022. To be admitted to the Annual Meeting webcast, you must enter the 16-digit control number found on the proxy card, voting instruction form, or notice you received. You may vote during the Annual Meeting by following the instructions available on virtualshareholdermeeting.com/LLY2022 during the Annual Meeting.
For further information on how to attend the Annual Meeting, see the section titled "Other Information—Meeting and Voting Logistics."

Every shareholder vote is important. Even if you plan to attend the Annual Meeting, we encourage you to vote promptly online, by telephone, or, if you received or requested paper copies of your proxy materials, by signing, dating, and returning your proxy card or voting instructions by mail, so that a quorum may be represented at the meeting.

By order of the Board of Directors,

Ms. Anat Hakim
Senior Vice President, General Counsel and Secretary
March 18, 2022
Indianapolis, Indiana

Proxy Statement Summary
New in This Year's Proxy Statement
In 2021 we focused on advancing our pipeline to help people with diabetes, immune disorders, neurodegenerative disorders, and cancer. In addition, we have continued to support patients, communities, and our employees affected by the COVID-19 pandemic.
We have undertaken a detailed review of our sustainability efforts, how we communicate progress toward our Environmental, Social and Governance (ESG) goals, and our broader ESG strategy. In 2021, we established new 2030 sustainability goals and held an ESG stakeholder day to share our strategy and progress. In 2021, we also issued Lilly’s first sustainability bond, which will help fund projects that will contribute to our ESG objectives. In this proxy statement, you will find additional information about our approach to ESG and sustainability. See "Governance—Highlights of the Company’s Corporate Governance—Environmental, Social and Governance."
In addition, we recently enhanced our disclosures related to our lobbying and political activities. For additional information, see “Governance—Highlights of the Company’s Corporate Governance—Political and Policy Participation.”
Our board has approved, and recommends that our shareholders approve, three important management proposals at the Annual Meeting. As in past years, the board recommends approval of amendments to the company’s articles of incorporation to eliminate the classified board structure (see Item 4 herein) and to eliminate supermajority voting provisions (see Item 5 herein). The board also recommends approval of amendments to the company’s articles of incorporation to give shareholders the ability to amend our bylaws (see Item 6 herein). The board believes these three proposals balance shareholder interests and demonstrate its accountability and willingness to take steps that address concerns expressed by shareholders.
Michael L. Eskew, who joined the board in 2008 and serves as the Chair of the Directors and Corporate Governance Committee, will retire from the board following the Annual Meeting.
Highlights of 2021 Performance
The following provides a brief overview of our 2021 performance in four dimensions: operating performance, progress in our innovation pipeline, business development, and shareholder return, both absolute and relative. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for more details.
We continued to progress our company's purpose and strategy in 2021 as we remained focused on:
•discovering, developing and acquiring first- or best-in-class medicines to address significant unmet needs in our core therapeutic areas—diabetes, immunology, neuroscience, and oncology;
•reaching patients who can benefit from our innovative medicines around the world, directly and through partnership with healthcare systems and collaborators, providing broad access to safe, life-changing medicines;
•focusing our time and resources on new medicines that patients value most, delivering volume-driven sustainable growth;
•expanding our manufacturing footprint and bolstering our supply chain to support our growing portfolio; and
•reinvesting in our business and our people to discover new medicines to address unmet medical needs, improve cost productivity, reduce environmental impact, and supply quality medicines, while returning capital to shareholders.
We believe our strategic choices, coupled with robust execution, delivered significant value for shareholders and patients in 2021. We reached over 47 million patients globally with our medicines, expanded our patient support programs, achieved significant pipeline advancements and key data readouts across our core therapeutic areas, leveraged external innovation to expand our pipeline, and delivered high total shareholder returns relative to our peers and the S&P 500 index. The discussion below expands on our considerable success in 2021.
Operating Performance
Performance highlights:
•2021 revenue increased 15 percent to approximately $28.3 billion;
•2021 earnings per share (EPS) on a reported basis were $6.12, compared to 2020 EPS on a reported basis of $6.79; and
•on a non-GAAP basis, 2021 EPS increased 20 percent to $8.16.
Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. A reconciliation of EPS on a reported basis to EPS on a non-GAAP basis is included in Appendix A.

2021 Innovation and Business Development Progress
We made significant pipeline advances in 2021, including:
•U.S. approval of a new indication for Verzenio® (abemaciclib) for certain people with high-risk, early breast cancer;
•in collaboration with Boehringer Ingelheim International GmbH, U.S. and European Union approval of a new indication for Jardiance® in adults with heart failure with reduced ejection fraction, with and without diabetes;
•in collaboration with AbCellera Biologics Inc. and Junshi Biosciences Co., Ltd., the U.S. FDA granted Emergency Use Authorization for the administration of bamlanivimab and etesevimab together as a treatment for COVID-19 in patients at high risk for hospitalization; and
•in collaboration with Incyte Corporation, approval in Japan for Olumiant® (baricitinib), in combination with remdesivir, as a treatment for COVID-19.
We announced several key data readouts in 2021, including:
•positive topline results from four studies from tirzepatide’s Phase III type 2 diabetes program, SURPASS-2, 3, 4, and 5, and regulatory submission for tirzepatide for type 2 diabetes in the U.S. to which Lilly applied a priority review voucher, as well as submission in Europe and Japan;
•positive topline results from donanemab’s TRAILBLAZER-ALZ, a Phase II study evaluating the efficacy and safety of donanemab compared to placebo in patients with early symptomatic Alzheimer’s disease;
•updated data for pirtobrutinib from the LOXO-305 BRUIN Phase I/II clinical trial in mantle cell lymphoma and other non-Hodgkin lymphomas, as well as in chronic lymphocytic leukemia and small lymphocytic lymphoma, at the 2021 American Society of Hematology Annual Meeting;
•positive topline results from mirikizumab’s Phase III LUCENT-1 and 2 studies evaluating the efficacy and safety of mirikizumab compared to placebo for the treatment of patients with moderately-to-severely active ulcerative colitis;
•positive topline results from three studies of lebrikizumab’s Phase III program evaluating the efficacy and safety of lebrikizumab in people with moderate-to-severe atopic dermatitis; and
•in collaboration with Boehringer Ingelheim International GmbH, positive topline results from a Phase III study of Jardiance® (empagliflozin) in adults with heart failure with preserved ejection fraction, with and without diabetes, and submissions in the U.S., Europe, and Japan.
We also completed over fifteen acquisitions, license agreements, and research collaborations to complement our pipeline in 2021, including:
•acquisition of Prevail Therapeutics Inc. to complement our existing expertise as we work to develop a gene therapy platform anchored by Prevail’s portfolio of clinical-stage and late pre-clinical stage gene therapies across a range of neurodegenerative disorders;
•acquisition of Protomer Technologies Inc., a private biotechnology company whose proprietary peptide- and protein-engineering platform is used to identify and synthesize molecules that can sense glucose or other endogenous modulators of protein activity; and
•entry into a global exclusive license agreement and strategic collaboration with Rigel Pharmaceuticals, Inc. to co-develop and commercialize Rigel’s R552, a receptor-interacting serine/threonine-protein kinase 1 (RIPK1) inhibitor for all indications, including autoimmune and inflammatory diseases.

Shareholder Returns
We generated strong total shareholder returns (TSR) through December 31, 2021. Our TSR takes into account both share price appreciation and dividends. Any dividends paid by a given company are assumed to be reinvested in that company’s stock on a quarterly basis. Our returns significantly exceeded our compensation peer group and the S&P 500 during the three- and five-year periods presented below:
Health, Safety and Welfare
In 2021, we continued to supply our therapies for COVID-19 and continued our research and development efforts and our partnership with regulators and governments to bring COVID-19 treatments to patients around the world. Throughout the COVID-19 pandemic, we have prioritized maintaining supply of and access to our medicines, particularly insulin, reducing the strain on the medical system, protecting the health, safety, and well-being of our employees, and supporting our workforce, affected communities, and patients who need our medicines.
Maintaining Supplies of and Access to Lilly Medicines
Throughout 2021, we continued our efforts to protect our manufacturing processes and remained in close communication with key suppliers regarding logistics, transportation and supplies of raw materials. As a result, we were able to largely maintain our normal operations and continue to provide medicines on which millions of patients rely in the face of global supply chain challenges. We also continued patient support programs to ensure patients maintained affordable access to their medications and adjusted how we operate to offer innovative solutions to our customers. We remain committed to working with stakeholders in healthcare systems to help patients get the medicines they need, including through our Insulin Value Program, which allows anyone with commercial insurance and those without insurance to fill their monthly prescription of Lilly insulin for $35, as well as our other access and affordability initiatives.
Working to Ensure Diversity in Clinical Trials
We continue to identify and address barriers to fair access and representation of communities in our clinical research to help develop innovative medicines. Diverse representation in clinical trials is critical to helping our researchers develop medicines that will be as effective as possible for patients who use them. We are working to ensure trial participants match the composition of the patient population that might use the trial’s medicine by selecting diverse investigators and collaborating with external groups to identify and implement solutions. We collaborate with patients, patient advocacy groups, regulatory agencies, health care professionals and community organizations to identify and implement solutions that will result in diverse representation, improve health equity and generate evidence to support better patient outcomes.
Keeping Our Employees Safe and Healthy
We remain focused on protecting the health and safety of our employees and strive to foster a healthy, vibrant work environment. For additional information on our employee health and safety initiatives, see "Governance—Highlights of the Company’s Corporate Governance—Human Capital Management—Employee Health and Safety."

Governance

Item 1: Election of Directors
For further information, see page 11

Name, age* and principal occupation	Public boards	Management recommendation	Vote required to pass
Ralph Alvarez, 66 Operating Partner, Advent International Corporation Director since 2009	Lowe's Companies, Inc.; Traeger, Inc.; First Watch Restaurant Group, Inc.	Vote FOR	Majority of votes cast
Kimberly H. Johnson, 49 Executive Vice President and Chief Operating Officer, Federal National Mortgage Association (Fannie Mae) Director since 2021		Vote FOR	Majority of votes cast
Juan R. Luciano, 60 Chairman, Chief Executive Officer and President, Archer-Daniels-Midland Company Director since 2016; Lead Independent Director since 2019	Archer-Daniels-Midland Company	Vote FOR	Majority of votes cast

*Age is as of the date of this proxy statement.
Our Corporate Governance Policies Reflect Best Practices
Strategy and risk oversight

✓	Our board approves and actively oversees our corporate strategy.
✓	Our board and board committee agendas are structured to engage our directors in informed reviews of strategic and forward-looking issues, as well as in constructive challenges to management initiatives and programs.
✓
Our board reviews the overall state of our compliance program at least annually and reviews our enterprise-level risks, including related to cybersecurity; our Audit Committee oversees the process by which we identify and create mitigation plans for enterprise-level risks.

✓	Our board and Audit Committee receive regular presentations on cybersecurity from our management as part of their oversight of enterprise-level risks; in addition to regular presentations, management updates our board regarding changes to the broader cybersecurity landscape, as well as significant threats or incidents as they arise.
✓
We have a comprehensive code of business conduct, called The Red Book, which applies to our board and all employees worldwide. This code is reviewed and approved annually by the board, and in 2022 we revised The Red Book training to update our Global Conduct in the Workplace procedure to continue to help ensure that we maintain a respectful, safe, inclusive, and professional workplace.

✓	We have a supplemental code of conduct for our CEO and all members of financial management, in recognition of their unique responsibilities to ensure proper accounting, financial reporting, internal controls, and financial stewardship.
✓	The charters of our board committees clearly establish the committees’ respective roles and responsibilities.
✓	We have an annual cap on director compensation.

Board skills and experience

✓	Our board membership is characterized by leadership, experience, and diversity.
✓	We conduct comprehensive orientation and continuing education programs for directors.
✓	Our board conducts a robust annual assessment of board performance led by the lead independent director, including an annual assessment of each director.
✓
We are committed to maintaining an active and insightful board and seek to balance continuity of experience with fresh perspectives. Currently, eight directors have served on the board for more than five years and five directors have served on the board for five years or less.

Focus on independence

✓	Each of our current board members other than the CEO is independent (12 of our 13 directors as of the date of this proxy statement).
✓	We have a strong lead independent director empowered with clearly defined responsibilities.
✓	All standing board committees are composed solely of independent directors and led by independent committee chairs.
✓	Our board holds executive sessions of the independent directors that are presided over by the lead independent director at every regular board meeting.
✓	Our independent directors actively engage in board meetings, have direct access to management, and, along with our board committees, have discretion to hire independent advisors at the company’s expense.
✓	Our independent directors lead the board’s process for selecting the CEO.
✓	Our Compensation Committee (and, in the case of our CEO, in consultation with other independent directors and our external compensation consultant) establishes the compensation for our CEO and other executive officers.
✓	Our conflict of interest policy requires disclosures of potential conflicts to Lilly and clarifies when Lilly board service must be disclosed to others.
Governance and accountability to shareholders

✓
Our board values active shareholder engagement. In response to input from our shareholders, we have put forward for consideration at the Annual Meeting management proposals to amend our articles of incorporation to eliminate the classified board structure, to eliminate supermajority voting provisions in our articles of incorporation, and to give shareholders the ability to amend our bylaws.

✓	Our bylaws provide proxy access rights for shareholders holding at least three percent of our common stock for at least three years to nominate to the board the greater of two directors or 20 percent of our board seats.
✓	We have a majority voting standard and resignation policy for the election of directors in uncontested elections.
✓	We do not have a shareholder rights plan ("poison pill").
✓	We have meaningful stock ownership and retention guidelines for our directors and executive officers to foster alignment with shareholders.
Sustainability

✓	Our board has a longstanding commitment to corporate responsibility.
✓	We have strong governance of corporate political spending and transparent policy engagement and recently enhanced our disclosures related to political and lobbying activities.
✓	Our board oversees and maintains ongoing engagement with our Compensation Committee, Directors and Corporate Governance Committee, and senior executives on key political, social, and governance matters, including sustainability and human capital management.
✓	We enhanced our environmental, social, and governance sustainability reporting in 2021, including the adoption of additional prevalent reporting frameworks, and established new goals.
Compensation

Item 2: Advisory Vote on Compensation Paid to Named Executive Officers	Management recommendation	Vote required to pass
For further information, see page 37	Vote FOR	Majority of votes cast

Our Executive Compensation Programs Reflect Best Practices

✓	Shareholders strongly support our compensation practices: for the last five years, greater than 95 percent of shares cast voted in favor of our executive compensation programs.
✓	Our compensation programs are designed to align executive pay with shareholder interests and link pay to performance through a blend of short- and long-term performance measures.
✓
Our Compensation Committee annually reviews our compensation programs to ensure they provide incentives to deliver long-term, sustainable business results while discouraging excessive risk-taking and other adverse behaviors.

✓
We have a comprehensive compensation recovery or "clawback" policy that applies to all executives and covers a wide range of misconduct. In 2021, we enhanced our clawback policy to provide more robust disclosure around facts and circumstances triggering recoupment.

✓
Our executive officers are subject to robust stock ownership and retention guidelines and are prohibited from hedging or pledging their company stock. In 2021, we increased stock ownership and retention requirements for executive officers.

✓	We do not have "top hat" retirement plans. Supplemental plans are open to all employees and are limited to restoring benefits lost due to IRS limits on qualified plans.
✓	We do not provide tax gross-ups to executive officers (except for limited gross-ups related to international assignments).
✓	We have a very restrictive policy on perquisites.
✓	Our severance plans related to change-in-control require a double trigger.
✓	We do not have employment agreements with any of our executive officers.
Executive Compensation Summary for 2021
At the time total target compensation was established at the end of 2020, the target compensation in aggregate for our named executive officers was comparable to the median of the company's peer group. Incentive compensation payouts exceeded target, consistent with strong company performance over the bonus and equity performance periods.
Pay for Performance
As described in the Compensation Discussion and Analysis (CD&A), we generally link our incentive pay programs to a mix of measures on three dimensions of company performance: operating performance; progress with our innovation pipeline; and shareholder return (both absolute and relative). The Compensation Committee adjusts reported EPS results to eliminate the distorting effect of certain unusual items on incentive compensation performance measures.
The summary below highlights how our incentive pay programs are intended to align with company performance. Please also see Appendix A for adjustments made to revenue and EPS for incentive compensation programs.
Bonus Plan
In 2021, the company exceeded its annual cash bonus target for revenue and nearly achieved its target for EPS. We also made significant pipeline advances. For purposes of the bonus, the Compensation Committee adjusted revenue and non-GAAP EPS to exclude estimated savings from certain discrete and unplanned performance items from the bonus plan multiple. See the CD&A for further discussion of the Eli Lilly and Company Bonus Plan (Bonus Plan).

2020-2022 Performance Award Multiple
We exceeded the EPS growth target set for our performance award program. The performance award target is based on expected EPS growth of peer companies over a two-year period. As a result of exceeding the EPS growth target set for our performance award program, the performance award payout was above target. See the CD&A for further discussion on the performance award program.

2019-2021 Shareholder Value Award (SVA) Multiple
Our stock price growth exceeded the target range (18.1 percent to 31.1 percent) under our shareholder value award program, which is based on expected large-cap company returns over a three-year period. This performance resulted in a shareholder value award payout above target.
For individuals who were executive officers when the award was granted, shareholder value award payouts were modified based on a three-year cumulative TSR relative to our peer companies. Lilly's relative TSR was 121.1 percentage points above the peer group median, resulting in a maximum award payout of 180 percent of target (SVA payout multiple of 150 percent multiplied by the 1.2 modifier = 180 percent final payout). See the CD&A for further discussion on the shareholder value award program and the TSR modifier.
Audit Matters

Item 3: Ratification of the Appointment of the Independent Auditor	Management recommendation	Vote required to pass
For further information, see page 65	Vote FOR	Majority of votes cast

Management Proposals

Item 4: Proposal to Amend the Company's Articles of Incorporation to Eliminate the Classified Board Structure	Management recommendation	Vote required to pass
For further information, see page 67	Vote FOR	80% of outstanding shares

Item 5: Proposal to Amend the Company's Articles of Incorporation to Eliminate Supermajority Voting Provisions	Management recommendation	Vote required to pass
For further information, see page 68	Vote FOR	80% of outstanding shares

Item 6: Proposal to Amend the Company's Articles of Incorporation to Provide Shareholders the Ability to Amend the Company’s Bylaws	Management recommendation	Vote required to pass
For further information, see page 69	Vote FOR	Majority of votes cast
Shareholder Proposals

Item 7: Proposal to Amend the Bylaws to Require an Independent Board Chair	Management recommendation	Vote required to pass
For further information, see page 70	Vote AGAINST	Majority of votes cast

Item 8: Proposal to Publish an Annual Report Disclosing Lobbying Activities	Management recommendation	Vote required to pass
For further information, see page 73	Vote AGAINST	Majority of votes cast

Item 9: Proposal to Disclose Lobbying Activities and Alignment with Public Policy Positions and Statements	Management recommendation	Vote required to pass
For further information, see page 75	Vote AGAINST	Majority of votes cast

Item 10: Proposal to Report Oversight of Risks Related to Anticompetitive Pricing Strategies	Management recommendation	Vote required to pass
For further information, see page 78	Vote AGAINST	Majority of votes cast

Voting
How to Vote in Advance of the Meeting
Even if you plan to attend the Annual Meeting, we encourage you to vote prior to the meeting using one of the methods described below.

ONLINE	BY TELEPHONE	BY MAIL
Visit the website listed on your notice, proxy card, or voting instruction form	Call 1-800-690-6903 using a touch-tone phone and follow the instructions provided	If you received or requested paper copies of your proxy materials, sign, date, and return your proxy card or voting instruction form
Shareholders who hold their shares beneficially through an institutional holder of record, such as a broker or bank (sometimes referred to as holding shares in street name), will receive voting instructions from that holder of record. If you do not provide voting instructions to the holder of record, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. See "Other Information—Meeting and Voting Logistics—Voting Shares Held by a Broker" for more information.
Further information on how to vote, including if you hold voting shares in the 401(k) Plan, is provided at the end of this proxy statement under "Other Information—Meeting and Voting Logistics."
You may vote your shares prior to the Annual Meeting until 11:59 p.m. EDT on May 1, 2022 online or by telephone. If you are voting by mail, your marked, signed, and dated proxy card must be received by May 1, 2022. Shareholders who hold their shares in the 401(k) Plan must vote in advance of the Annual Meeting, by April 27, 2022, so the plan trustee can vote their shares accordingly. See "Other Information—Meeting and Voting Logistics—Voting Shares Held in the Company 401(k) Plan" for more information.
Voting at Our 2022 Annual Meeting
You may also opt to vote by attending the Annual Meeting, which will be held online via live webcast at virtualshareholdermeeting.com/LLY2022 on Monday, May 2, 2022, at 11:00 a.m. EDT. See the section titled "Other Information—Meeting and Voting Logistics" for instructions.
Governance
Item 1. Election of Directors
Under our articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors to be elected this year will expire at the annual meeting of shareholders held in 2025. Each of the director nominees listed below has agreed to serve that term. The following sections provide information about our director nominees, including their qualifications, the director nomination process, and director compensation.
Board Recommendation on Item 1
The board recommends that you vote FOR each of the following director nominees:
•Ralph Alvarez
•Kimberly H. Johnson
•Juan R. Luciano
Board Operations and Governance
Board of Directors
Each of our directors is elected to serve until his or her successor is duly elected and qualified. If a bona fide nominee set forth in this proxy statement is unable to serve or for good cause will not serve, proxy holders may vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the Annual Meeting.
Director Biographies
Set forth below is information, as of February 22, 2022, regarding our directors and director nominees, which has been confirmed by each of them for inclusion in this proxy statement. We have provided the most significant experiences, qualifications, attributes, and skills that led to the conclusion that each director or director nominee should serve as a director in light of our business and structure.
No family relationship exists among any of our directors, director nominees, or executive officers. To the best of our knowledge, there are no pending material legal proceedings in which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy laws, no criminal proceedings and no judgments, sanctions, or injunctions during the past 10 years that are material to the evaluation of the ability or integrity of any of our directors or nominees for director. There is no arrangement or understanding between any director or director nominee and any other person pursuant to which he or she was or is to be selected as a director or director nominee.
Class of 2022
The three directors listed below will seek reelection at the Annual Meeting. See "Item 1. Election of Directors" above for more information.

Ralph Alvarez Age: 66, Director since 2009, Board Committees: Audit; Compensation (chair)

PUBLIC BOARDS	PRIOR PUBLIC BOARDS	MEMBERSHIPS + OTHER ORGANIZATIONS
Lowe's Companies, Inc.; Traeger, Inc.; First Watch Restaurant Group, Inc.	Dunkin’ Brands Group, Inc.; McDonald's Corporation; KeyCorp; Skylark Co., Ltd.; Realogy Holdings Corp.	University of Miami President's Council
CAREER HIGHLIGHTS
• Advent International Corporation, a leading global private equity firm
- Operating Partner (2017 - present)
• Skylark Co., Ltd., a leading restaurant operator in Japan
- Chairman of the Board (2013 - 2018)
• McDonald's Corporation, a leading global foodservice retailer
- President and Chief Operating Officer (2006 - 2009)
QUALIFICATIONS
Through his positions at Skylark Co., Ltd. and McDonald’s Corporation, as well as with other global restaurant businesses, Mr. Alvarez has extensive experience in consumer marketing, global operations, international business, and strategic planning. Mr. Alvarez is an audit committee financial expert based on his public company experience, including his prior audit committee service on the Lowe’s board of directors. His international experience includes a special focus on Japan and emerging markets. He also has extensive corporate governance experience through his service on other public company boards as well as several private company boards.

Kimberly H. Johnson Age: 49, Director since 2021, Board Committees: Compensation; Ethics and Compliance

NON-PROFIT BOARDS + OTHER ORGANIZATIONS
Princeton University, Trustee; Share Our Strength, Director; Planet Word, Director
CAREER HIGHLIGHTS
• Federal National Mortgage Association (Fannie Mae), provider of affordable mortgage financing in the United States
- Executive Vice President and Chief Operating Officer (2018-present)
- Executive Vice President and Chief Risk Officer (2017-2018)
- Senior Vice President and Chief Risk Officer (2015-2017)
- Senior Vice President and Deputy Chief Risk Officer (2013-2015)
• Credit Suisse AG, a global wealth manager, investment bank, and financial services firm founded and based in Switzerland
- Director, Interest Rate Derivative Products (2005-2006)
- Vice President (2002-2004)
QUALIFICATIONS
Through her roles at Fannie Mae, where she also serves on the management committee, Ms. Johnson brings to the board significant financial expertise and a strong background in technology, governance, and strategy for global risk management.

Juan R. Luciano Age: 60, Director since 2016, Lead Independent Director since 2019, Board Committees: Compensation; Directors and Corporate Governance

PUBLIC BOARDS	NON-PROFIT BOARDS	MEMBERSHIPS + OTHER ORGANIZATIONS
Archer-Daniels-Midland Company	Intersect Illinois; Kellogg School of Management, Northwestern University; Rush University Medical Center Board of Trustees	Economic Club of Chicago; Commercial Club of Chicago; The Business Roundtable
CAREER HIGHLIGHTS
• Archer-Daniels-Midland Company, a global food-processing and commodities-trading company
- Chairman (2016 - present)
- Chief Executive Officer and President (2015 - present)
- President (2014 - 2015)
- Executive Vice President and Chief Operating Officer (2011 - 2014)
• The Dow Chemical Company, a multinational chemical company
- Executive Vice President and President, Performance Division (2010 - 2011)
QUALIFICATIONS
Mr. Luciano has chief executive officer and global business experience with Archer-Daniels-Midland Company, where he has established a reputation for strong results-oriented and strategic leadership, as well as many years of global leadership experience at The Dow Chemical Company. He brings to the board a strong technology and operations background, along with expertise in the highly regulated food and agriculture sectors.

Class of 2023
The following five directors are serving terms that will expire in May 2023.

Michael L. Eskew* Age: 72, Director since 2008, Board Committees: Audit; Directors and Corporate Governance (chair)

PUBLIC BOARDS	NON-PROFIT BOARDS
3M Corporation; IBM Corporation; The Allstate Corporation	Chairman of the board of trustees of The Annie E. Casey Foundation
CAREER HIGHLIGHTS
• United Parcel Service, Inc. (UPS), a global shipping and logistics company
- UPS Board of Directors (1998 - 2014)
- Chairman and Chief Executive Officer (2002 - 2007)
- Vice Chairman (2000 - 2002)
QUALIFICATIONS
Mr. Eskew has chief executive officer experience with UPS, where he established a record of success in managing complex worldwide operations, strategic planning, and building a strong consumer-brand focus. He is an audit committee financial expert based on his chief executive officer experience and his service on other U.S. public company audit committees. He has extensive corporate governance experience through his service on the boards of other companies.
*Mr. Eskew will retire from the board following the Annual Meeting.

William G. Kaelin, Jr., M.D. Age: 64, Director since 2012, Board Committees: Directors and Corporate Governance; Science and Technology (chair)

INDUSTRY MEMBERSHIPS	HONORS
National Academy of Medicine; National Academy of Sciences; American College of Physicians; Association of American Physicians; American Society of Clinical Investigation (ASCI); American Academy of Arts and Sciences	Nobel Prize in Physiology or Medicine; Albert Lasker Basic Medical Research Award; Wiley Prize in Biomedical Sciences from the Rockefeller University; Steven C. Beering Award from the Indiana University School of Medicine; ASCI's Stanley J. Korsmeyer Award; Paul Marks Prize for Cancer Research from the Memorial Sloan Kettering Cancer Center; Richard and Hinda Rosenthal Prize from the American Association for Cancer Research; Scientific Grand Prix of the Foundation Lefoulon-Delalande; Canada Gairdner International Award; Doris Duke Distinguished Clinical Scientist Award; Helis Award from Baylor College of Medicine; Massry Prize from the Meira and Shaul G. Massry Foundation
CAREER HIGHLIGHTS
• Harvard Medical School
- Sidney Farber Professor of Medicine (2018 - present)
- Professor of Medicine (2002 - 2018)
• Dana-Farber Cancer Institute and Brigham and Women's Hospital
- Professor (2002 - present)
• Howard Hughes Medical Institute
- Investigator (2002 - present)
- Assistant Investigator (1998 - 2002)
QUALIFICATIONS
Dr. Kaelin is a prominent medical researcher and academician. He has extensive experience at Harvard Medical School, a major medical institution, as well as special expertise in oncology—a key component of Lilly's business. He also has deep expertise in basic science, including mechanisms of drug action, and experience with pharmaceutical discovery research.

David A. Ricks Age: 54, Director since 2017, Board Committees: none

PUBLIC BOARDS	NON-PROFIT BOARDS	INDUSTRY MEMBERSHIPS
Adobe Inc.	Board of Governors for Riley Children's Foundation; Central Indiana Corporate Partnership	International Federation of Pharmaceutical Manufacturers & Associations (IFPMA) CEO Steering Committee; Pharmaceutical Research and Manufacturers of America (PhRMA); The Business Roundtable; National Council for Expanding American Innovation (NCEAI)
CAREER HIGHLIGHTS
• Eli Lilly and Company
- Chair, President, and Chief Executive Officer (2017 - present)
- Senior Vice President and President, Lilly Bio-Medicines (2012 - 2016)
QUALIFICATIONS
Mr. Ricks was named President and Chief Executive Officer on January 1, 2017, and Chair on June 1, 2017. Mr. Ricks joined Lilly in 1996, and most recently served as president of Lilly Bio-Medicines. He has significant expertise across Lilly’s value chain and global operations, as well as in public policy.

Marschall S. Runge, M.D., Ph.D. Age: 67, Director since 2013, Board Committees: Ethics and Compliance; Science and Technology

NON-PROFIT BOARDS	MEMBERSHIPS + OTHER ORGANIZATIONS
University of Michigan Health (vice chair); Michigan Health Corporation (chair)	American Association of Medical Colleges American College of Cardiology American Medical Association
CAREER HIGHLIGHTS
• University of Michigan
- CEO, Michigan Medicine (2015 - present)
- Executive Vice President for Medical Affairs (2015 - present)
- Dean, Medical School (2015 - present)
• University of North Carolina School of Medicine
- Executive Dean (2010 - 2015)
- Chair of the Department of Medicine (2000 - 2015)
- Principal Investigator and Director of the North Carolina Translational and Clinical Sciences Institute (2010 - 2015)
QUALIFICATIONS
Dr. Runge brings the unique perspective of a practicing physician who has a broad background in healthcare and academia. He has extensive experience as a practicing cardiologist, a strong understanding of healthcare facility systems, and deep expertise in biomedical research and clinical trial design.

Karen Walker Age: 60, Director since 2018, Board Committees: Audit; Compensation

PUBLIC BOARDS	NON-PROFIT BOARDS	MEMBERSHIPS + OTHER ORGANIZATIONS
Sprout Social, Inc.	Salvation Army Advisory Board of Silicon Valley	Association of National Advertisers (board and executive committee)
CAREER HIGHLIGHTS
• Intel Corporation, a leader in the semiconductor industry
- Senior Vice President and Chief Marketing Officer (2019 - present)
• Cisco Systems, Inc., a provider of communications technologies and services to commercial and governmental customers
- Senior Vice President and Chief Marketing Officer (2015 - 2019)
- Senior Vice President, Marketing (2013 - 2015)
- Senior Vice President of Segment, Services and Partner Marketing (2012 - 2013)
QUALIFICATIONS
Ms. Walker brings extensive marketing and digital expertise. She has valuable business experience developed through her business and consumer leadership positions in the information technology industry and is a recognized industry authority on both technology and marketing. Her business expertise includes senior field and marketing roles in Europe, North America, and the Asia-Pacific region.

Class of 2024
The following five directors are serving terms that will expire in May 2024.

Katherine Baicker, Ph.D. Age: 50, Director since 2011, Board Committees: Ethics and Compliance (chair); Science and Technology

PRIOR PUBLIC BOARDS	MEMBERSHIPS + OTHER ORGANIZATIONS
HMS Holdings Corp.	Panel of Health Advisers to the Congressional Budget Office; Advisory Board of the National Institute for Health Care Management; Editorial Board of Health Affairs; Research Associate of the National Bureau of Economic Research; Trustee of the Mayo Clinic, National Opinion Research Center, and the Chicago Council on Global Affairs; Member of the National Academy of Medicine, the National Academy of Social Insurance, the Council on Foreign Relations, and the American Academy of Arts and Sciences
CAREER HIGHLIGHTS
• Harris School of Public Policy, University of Chicago
- Dean and the Emmett Dedmon Professor (2017 - present)
• Harvard T.H. Chan School of Public Health, Department of Health Policy and Management
- C. Boyden Gray Professor (2014 -2017)
- Acting Chair (2014 - 2016)
- Professor of health economics (2007 - 2017)
• Council of Economic Advisers, Executive Office of the President
- Member (2005 - 2007)
- Senior Economist (2001 - 2002)
QUALIFICATIONS
Dr. Baicker is a leading researcher in the fields of health economics and public economics. As a valued adviser to numerous healthcare-related commissions and committees, her expertise in healthcare policy and healthcare delivery is recognized in both academia and government.

J. Erik Fyrwald Age: 62, Director since 2005, Board Committees: Compensation; Science and Technology

PUBLIC BOARDS	PRIVATE BOARDS	NON-PROFIT BOARDS
Bunge Limited	Syngenta Group	UN World Food Program Farm to Market Alliance; CropLife International (chair); Swiss-American Chamber of Commerce; Syngenta Foundation for Sustainable Agriculture
CAREER HIGHLIGHTS
• Syngenta Group, a global Swiss-based agriculture technology company that produces agrochemicals and seeds
- President and Chief Executive Officer (2016 - present)
• Univar, Inc., a leading distributor of chemicals and provider of related services
- President and Chief Executive Officer (2012 - 2016)
• Ecolab Inc., a leading provider of cleaning, sanitization, and water products and services
- President (2012)
• Nalco Company, a leading provider of water treatment products and services
- Chairman and Chief Executive Officer (2008 - 2011)
• E.I. duPont de Nemours and Company, a global chemical company
- Group Vice President, agriculture and nutrition (2003 - 2008)
QUALIFICATIONS
Mr. Fyrwald has a strong record of operational and strategic leadership in complex worldwide businesses with a focus on technology and innovation. He is an engineer by training and has significant chief executive officer experience with Syngenta, Univar, and Nalco.

Jamere Jackson Age: 53, Director since 2016, Board Committees: Audit (chair); Ethics and Compliance

PUBLIC BOARDS
Hibbett Sports, Inc.
CAREER HIGHLIGHTS
• Autozone, Inc., a leading retailer and distributor of automotive replacement parts and accessories in the United States, Mexico, and Brazil
- Executive Vice President and Chief Financial Officer (2020 - present)
• Hertz Global Holdings Inc., a global vehicle rental, leasing, and fleet management business
- Chief Financial Officer (2018 - 2020)
• Nielsen Holdings plc, a global measurement and data analytics company
- Chief Financial Officer (2014 - 2018)
• General Electric Company, an American multinational company and leader in the power, renewable energy, aviation and healthcare industries
- Vice President and Chief Financial Officer, General Electric Oil & Gas, drilling and surface division (2013 - 2014)
- Senior Executive, Finance, General Electric Aviation (2007 - 2013)
- Finance Executive, General Electric Corporate (2004 - 2007)
QUALIFICATIONS
Through his senior financial roles at Autozone, Hertz, Nielsen, and General Electric, Mr. Jackson brings to the board significant global financial expertise and a strong background in strategic planning. He has spent his professional career in a broad range of financial and strategic planning roles. He is an audit committee financial expert, based on his chief financial officer experience and his training as a certified public accountant.

Gabrielle Sulzberger Age: 61, Director since 2021, Board Committees: Audit; Ethics and Compliance

PUBLIC BOARDS	PRIOR PUBLIC BOARDS	NON-PROFIT BOARDS
Mastercard Incorporated; Cerevel Therapeutics Holdings, Inc.; Warby Parker Inc.	Whole Foods Markets, Inc.; Teva Pharmaceuticals Industries Limited; Stage Stores, Inc.; IndyMac Bancorp, Inc.; Bright Horizons Family Solutions Inc.; Brixmor Property Group Inc.	Metropolitan Museum of Art; Ford Foundation; Trinity Wall Street; Sesame Street Workshop; TimesUp
CAREER HIGHLIGHTS
• Teneo, a global CEO advisory firm
- Chair of Global ESG Advisory (2021 - present)
• TwoSigma Impact, a private equity fund based in New York, New York
- Strategic Advisor (2021 - present)
• Rustic Canyon/Fontis Partners L.P., a private equity fund based in Pasadena, California
- General Partner (2005 - 2018)
QUALIFICATIONS
Ms. Sulzberger brings 30 years of experience advising public and privately held companies in consumer products, retail, financial services, and life sciences, and deep corporate governance experience through her work with corporate boards. She is an audit committee financial expert based on her audit committee service at Cerevel and Whole Foods, her experience in private equity, and her prior service as chief financial officer of several public and private companies.

Jackson P. Tai Age: 71, Director since 2013, Board Committees: Audit; Directors and Corporate Governance

PUBLIC BOARDS	PRIOR PUBLIC BOARDS	NON-PROFIT BOARDS	MEMBERSHIPS + OTHER ORGANIZATIONS
Mastercard Incorporated; HSBC Holdings plc	Canada Pension Plan; Investment Board; Koninklijke Philips N.V.; The Bank of China Limited; Singapore Airlines Limited; NYSE Euronext; ING Groep N.V.; CapitaLand Limited (Singapore); DBS Group Holdings Ltd and DBS Bank Ltd	Metropolitan Opera; Rensselaer Polytechnic Institute	Harvard Business School Asia-Pacific Advisory Board
CAREER HIGHLIGHTS
• DBS Group Holdings Ltd and DBS Bank Ltd (formerly the Development Bank of Singapore), one of the largest financial services groups in Asia
- Vice Chairman and Chief Executive Officer (2002 - 2007)
- President and Chief Operating Officer (2001 - 2002)
- Chief Financial Officer (1999 - 2001)
• J.P. Morgan & Co. Incorporated, a leading global financial institution
- Managing Director in the Investment Banking Division (1974 - 1999), including service as the senior officer for Japan Capital Markets and chairman of the Asia Pacific Management Committee
QUALIFICATIONS
Mr. Tai is a former chief executive officer with extensive experience in international business and finance, and he is an audit committee financial expert based on his public company experience, including as an audit committee member of HSBC Holdings and Mastercard, and as chair of the risk committee of HSBC Holdings. He has deep expertise in the Asia-Pacific region, an important growth market for Lilly. He also has broad corporate governance experience from his service on public company boards in North America, Europe, and Asia.

Director Qualifications and Nomination Process
Director Qualifications
Experience: Our directors are responsible for overseeing the company's business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the board is well-rounded, with a balance of relevant perspectives and experience, as illustrated in the following chart. Categories referencing "expertise" indicate that the director is an expert in the field, while "experience" indicates direct experience, including management and oversight of significant operations:

CEO Experience:			5
Financial Expertise:					9
Relevant Scientific/Academic Expertise:	3
Healthcare Experience:		4
Operational/Strategic Expertise:					9
International Experience:				7
Marketing and Sales Expertise:			5
Digital/Technology Expertise:	3
Board Tenure: As the following chart demonstrates, our director composition reflects a mix of tenure on the board, which provides an effective balance of historical perspective and an understanding of the evolution of our business with fresh perspectives and insights. Mr. Eskew, who joined the board in 2008, will retire from the board following the Annual Meeting. The following graphic highlights the tenure of our current board members:

Less than 3 Years:	2
3-5 Years:		3
6-10 Years:			4
More than 10 Years:			4
Diversity: The board strives to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age, and experiences. Although the board does not establish specific diversity goals or have a standalone diversity policy, the board's overall diversity is an important consideration in the director selection and nomination process. The Directors and Corporate Governance Committee assesses the effectiveness of board diversity efforts in connection with the annual nomination process as well as in new director searches. The company's current 13 directors range in age from 49 to 72 and include four women and six minority group members (MGM).
Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit, and commitment to the company, our shareholders, and other constituencies.
Director Refreshment
Together with our lead independent director, the Directors and Corporate Governance Committee performs periodic assessments of the overall composition and skills of the board to ensure that the board is actively engaged in succession planning for directors, and that our board reflects the viewpoints, diversity, and expertise necessary to support our complex and evolving business. The Directors and Corporate Governance Committee, with input from all board members, also considers the contributions of the individual directors.
The results of these assessments inform the board's recommendations on nominations for directors at the annual meeting of shareholders each year and help provide us with insight on the types of experiences, skills, perspectives, and other characteristics we should be seeking for future director candidates. Based on this assessment, the Directors and Corporate Governance Committee has recommended that each of the directors in the class of 2022 be elected at the Annual Meeting.
The board delegates the director screening process to the Directors and Corporate Governance Committee, which receives input from other board members. Director candidates are identified from several sources, including executive search firms retained by the committee, incumbent directors, management, and shareholders. The Directors and Corporate Governance Committee has retained Russell Reynolds Associates, an executive search and leadership consulting firm, to assist with identifying potential director candidates.
The Directors and Corporate Governance committee employs the same process to evaluate all candidates, including those submitted by shareholders. The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management or a search firm, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chair of the board and one or more of the independent directors, including the lead independent director, for direct discussions to determine the mutual level of interest in pursuing the candidacy. If these discussions are favorable, the committee recommends that the board nominate the candidate for election by the shareholders (or elects the candidate to fill a vacancy, as applicable).
Director Compensation
Directors who are employees receive no additional compensation for serving on the board. Non-employee director compensation is reviewed and approved by the board, on the recommendation of the Directors and Corporate Governance Committee.
Cash Compensation
The following table shows the retainers and meeting fees in effect in 2021 for all non-employee directors:

Board and Committee Membership Retainers (annual, paid in monthly installments)		Leadership Retainers (annual, paid in monthly installments)

Annual board retainer	$110,000	Lead independent director	$35,000

Audit Committee and Science and Technology Committee members (including the chairs)	$6,000	Audit Committee chair	$18,000
Compensation Committee, Directors and Corporate Governance Committee, and Ethics and Compliance Committee members (including the chairs)	$3,000	Science and Technology Committee chair	$15,000
		All other committee chairs	$12,000
Directors are reimbursed for customary and usual travel expenses in connection with their travel to and from board meetings and other company events. Non-employee directors may also receive additional cash compensation for serving on ad hoc committees that may be formed by the board from time to time.
Effective January 1, 2022, leadership retainers for committee chairs were increased to $22,000 for the Audit Committee chair, $18,000 for the Science and Technology Committee chair, and $17,000 for all other committee chairs. No increase was made to the lead independent director retainer.
Stock Compensation
A significant portion of non-employee director compensation is linked to the long-term performance of Lilly stock. In 2021, non-employee directors received an annual equity-based award valued at $175,000. The award was credited to each non-employee director’s deferred stock account established under the Lilly Directors’ Deferral Plan as a number of units calculated by dividing $175,000 by the closing stock price on a pre-set annual date (approximately 677 units). The units track the economic value of shares of company stock with stock dividends being deemed "reinvested" in additional units based on the market price of the stock on the date dividends are paid. The units become converted into and issuable to the non-employee directors as shares of company stock commencing on the second January following a director's departure from board service (either in lump sum or installments as described below). When applicable, the annual equity-based award is prorated for time served.
Effective January 1, 2022, non-employee directors will receive an annual equity-based award valued at $180,000.
Share Ownership Guidelines
Directors are required to hold meaningful equity ownership positions in the company. Non-employee directors are required to hold Lilly stock, directly or through units representing the right to receive shares of Lilly stock under the Lilly Directors’ Deferral Plan, valued at not less than five times their annual board retainer; new non-employee directors are allowed five years to reach this ownership level. All non-employee directors serving at least five years have satisfied these guidelines. All other non-employee directors are, or in the case of recently elected directors, are expected to begin, making progress toward these requirements.
Annual Compensation Cap for Directors
In 2018, the board approved an annual cap to the total annual compensation (cash and equity compensation) for non-employee directors of $800,000. The cap is intended to avoid excessive director compensation and is included in both the Lilly Directors' Deferral Plan and in the Amended and Restated 2002 Lilly Stock Plan approved by shareholders at the 2018 annual meeting of shareholders.
Lilly Directors’ Deferral Plan
In addition to the annual equity-based grants credited to each non-employee director’s deferred stock account as described above, the Lilly Directors' Deferral Plan allows non-employee directors to defer receipt of all or part of their cash compensation until after their service on the board has ended. Each director can choose to invest any amounts deferred in one or both of the following two accounts:
Deferred Stock Account. This account allows the non-employee director, in effect, to invest his or her deferred cash compensation in company stock. Funds in this account are credited as units representing the right to receive shares of company stock based on the closing stock price on pre-set monthly dates. Hypothetical dividends are deemed "reinvested" in additional units based on the market price of the stock on the date dividends are paid. The units become converted into and issuable to the non-employee director as shares of company stock commencing on the second January following the director's departure from board service (either in a lump sum or installments as described below). The deferral stock account is the same account where the annual equity-based awards are credited with the same conversion timing and procedure applicable to the annual equity-based awards.
Deferred Compensation Account. Deferred cash compensation in this account earns interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code of 1986 (the Internal Revenue Code). The aggregate amount of interest that accrued in 2021 for the participating directors was $68,808, at a rate of 1.6 percent. The rate for 2022 is 2.3 percent.
Both accounts may be paid out in a lump sum or in annual installments for up to 10 years based on individual director annual elections. All payments begin the second January following the director’s departure from board service. Amounts in the deferred stock account are paid in shares of company stock.
2021 Compensation for Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation and Payments ($)[2]	Total ($)[3]
Mr. Alvarez	$131,000	$175,000	$0	$306,000
Dr. Baicker	$131,000	$175,000	$0	$306,000
Mr. Eskew	$131,000	$175,000	$10,000	$316,000
Mr. Fyrwald	$119,000	$175,000	$52,382	$346,382
Mr. Jackson	$137,000	$175,000	$0	$312,000
Ms. Johnson	$101,155	$160,417	$0	$261,572
Dr. Kaelin	$134,000	$175,000	$7,000	$316,000
Mr. Luciano	$151,000	$175,000	$0	$326,000
Dr. Runge	$119,000	$175,000	$0	$294,000
Ms. Sulzberger	$111,323	$175,000	$0	$286,323
Mr. Tai	$119,000	$175,000	$60,000	$354,000
Ms. Walker	$119,000	$175,000	$40,000	$334,000

Former Directors:
Carolyn R. Bertozzi, Ph. D.	$79,333	$116,667	$0	$196,000
Kathi P. Seifert	$39,602	$72,917	$46,500	$159,019
1 Each non-employee director received an equity-based award of units valued at $175,000 (approximately 677 units) except Ms. Johnson, Dr. Bertozzi and Ms. Seifert, each of whom received a pro-rated award for a partial year of service. These units, and all prior awards of such units, are fully vested; however, the shares subject to such awards of units are not issued until the second January following the director's departure from board service when, as described above under "Lilly Directors’ Deferral Plan," the units are converted into shares of company stock and distributed to the former director. The column shows the grant date fair value for each director’s equity-based award computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 12 of the consolidated financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for additional detail regarding assumptions underlying the valuation of equity awards. Aggregate outstanding stock awards are shown in the "Common Stock Ownership by Directors and Executive Officers" table in the "Stock Units Not Distributable Within 60 Days" column.
2 This column consists of amounts donated by the Eli Lilly and Company Foundation, Inc. (the Foundation) under its matching gift program, which is generally available to U.S. employees as well as non-employee directors. Under this program, the Foundation matched 100 percent of charitable donations over $25 made to eligible charities, up to a maximum of $30,000 per year for each individual. The Foundation matched these donations via payments made directly to the recipient charity. The amounts for Mr. Fyrwald, Ms. Seifert, Mr. Tai and Ms. Walker include matching contributions for donations made at the end of 2020 (Mr. Fyrwald - $27,600; Ms. Seifert - $9,000; Mr. Tai - $30,000; Ms. Walker - $20,000) for which the matching contribution was not paid until 2021. The amount for Ms. Seifert also includes a $10,000 donation by the Foundation to a charity of Ms. Seifert's choosing in honor of her retirement from the board, consistent with the company's traditional practice for retiring directors.
3 Non-employee directors do not participate in a company pension plan or non-equity incentive plan.
2022 Director Compensation
The Directors and Corporate Governance Committee performs regular reviews of non-employee director compensation. In 2021 the Directors and Corporate Governance Committee performed an in depth review of non-employee director compensation, including a general industry peer group analysis and a pharmaceutical company peer group analysis conducted with the assistance of an outside compensation consultant, discussions regarding the effectiveness of the non-employee directors in their various duties, and other considerations, including the desire to have non-employee director compensation positioned near the market median when compared against the general industry peer group. Following this review, and upon the recommendation of the Directors and Corporate Governance Committee, the board approved increases to the non-employee director committee leadership retainers effective January 1, 2022, and the annual non-employee director equity-award beginning in 2022, as further described above.
Director Independence
The board annually determines the independence of directors based on a review and recommendation by the Directors and Corporate Governance Committee. No director is considered independent unless the board has affirmatively determined that he or she has no material relationship with the company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company. In assessing whether a director has no material relationship with Lilly, the board of directors also considers any persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the New York Stock Exchange (NYSE) listing standards.
The company's process for determining director independence is set forth in our Standards for Director Independence, which can be found on our website at lilly.com/leadership/governance, along with our corporate governance guidelines.
On the recommendation of the Directors and Corporate Governance Committee, the board determined that each current non-employee director is independent. The board also determined that the members of our Audit and Compensation Committees also meet the heightened independence standards applicable to those committees. Prior to their departures from our board in 2021, the board had reached the same conclusions about Dr. Bertozzi and Ms. Seifert. The board determined that none of the current non-employee directors has had during the last three years (i) any of the relationships identified in the company’s categorical independence standards or (ii) any other material relationship with the company that would compromise his or her independence.
In making its independence determinations, the board considered that some of the current non-employee directors are affiliated with companies or entities to which the company sold products or made payments, or from which the company purchased products or services during the year. Drs. Baicker, Kaelin, and Runge are employed at medical or academic institutions with which the company engages in clinical research, provides research grants, and/or engages in commercial transactions in the ordinary course of business. Mr. Luciano is employed by Archer-Daniels-Midland Company and Mr. Fyrwald is employed by Syngenta Group. The company engages in routine business transactions with these organizations. Aggregate payments to or from each such organization, in each of the last three fiscal years, did not exceed the greater of $1 million or 2 percent of that organization's consolidated gross revenues in a single fiscal year. In reviewing these relationships, the board considers all relevant factors, including:
•whether any transactions were entered into at arm's length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms; and
•whether any director had any direct business relationships with the company or received any direct personal benefit from any of these transactions, relationships, or arrangements.
Committees of the Board of Directors
The duties and membership of our board-appointed committees are described below.
All committee members are independent as defined in the NYSE listing requirements and Lilly's independence standards. The members of the Audit and Compensation Committees each meet the additional independence requirements applicable to them as members of those committees.
The Directors and Corporate Governance Committee, together with the lead independent director, identifies and recommends to the board candidates for membership on the board and board committees, and develops and recommends criteria and policies relating to service and tenure of directors. The board has no set policy for rotation of committee members or chairs but annually reviews committee memberships and chair positions, seeking the best blend of continuity and innovative perspectives on the committees.
The chair of each committee determines the frequency and agenda of committee meetings, subject to any minimums specified in the relevant committee charter, and the committees meet alone in executive session on a regular basis.

Membership and Meetings of the Board and Its Committees
In 2021, each director attended at least 75 percent of the total number of meetings of the board and the committees on which he or she served during his or her tenure as a board or committee member. In addition, all board members are expected to attend the Annual Meeting. All directors then serving on the board attended the 2021 annual meeting of shareholders with the exception of Ms. Seifert, who retired following the 2021 annual meeting. Current committee membership and the number of meetings of the board and each committee held in 2021 are shown in the table below.

Name	Board	Audit	Compensation	Directors and Corporate Governance	Ethics and Compliance	Science and Technology
Mr. Alvarez	✓	✓	C
Dr. Baicker	✓				C	✓
Mr. Eskew	✓	✓		C
Mr. Fyrwald	✓		✓			✓
Mr. Jackson	✓	C			✓
Ms. Johnson	✓		✓		✓
Dr. Kaelin	✓			✓		C
Mr. Luciano	LD		✓	✓
Mr. Ricks	✓
Dr. Runge	✓				✓	✓
Ms. Sulzberger	✓	✓			✓
Mr. Tai	✓	✓		✓
Ms. Walker	✓	✓	✓
Number of 2021 Meetings	7	9	9	4	6	9
C    Committee Chair
LD    Lead Independent Director
All committee charters are available online at lilly.com/leadership/governance. Key responsibilities of each committee are set forth below.
Audit Committee
The Audit Committee assists the board in fulfilling its oversight responsibilities by monitoring:
•the integrity of financial information provided to our shareholders and others
•management's systems of internal controls and disclosure controls
•the performance of internal and independent audit functions
•the qualifications and independence of the company’s independent auditor
•the company's compliance with legal and regulatory requirements
•processes and procedures related to identifying and mitigating enterprise-level risks.
The committee has sole authority to appoint or replace the independent auditor, subject to shareholder ratification.
The board has determined that Mr. Alvarez, Mr. Eskew, Mr. Jackson, Ms. Sulzberger, and Mr. Tai are audit committee financial experts, as defined in the rules of the U.S. Securities and Exchange Commission (SEC).
Compensation Committee
The Compensation Committee:
•establishes the compensation of our CEO, in consultation with other independent directors and our external compensation consultant, and other executive officers
•oversees the company's global compensation philosophy and human management capital efforts, including DEI efforts
•acts as the oversight committee with respect to the company’s deferred compensation plans, management stock plans, and other management incentive and benefit programs
•reviews succession plans for the CEO and other key senior leadership positions, including a broad review of our succession management

•advises our management and the board regarding other human capital management, DEI efforts, and employee compensation and benefits matters
•reviews, monitors, and oversees stock ownership guidelines for executive officers
•oversees the company’s executive compensation recovery policy
•oversees the company’s engagement with shareholders regarding executive compensation matters, including reviewing and evaluating the results of advisory votes on executive compensation.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2021, Mr. Alvarez, Mr. Fyrwald, Ms. Johnson, Mr. Luciano, Ms. Seifert and Ms. Walker served on the Compensation Committee, with Ms. Seifert’s service on the Compensation Committee concluding in May 2021 upon her retirement from the board and Ms. Walker’s service on the Compensation Committee beginning January 1, 2021.
None of the Compensation Committee members:
•has ever been an officer or employee of the company
•is or has been a participant in a related person transaction with the company (see "Governance—Highlights of the Company's Corporate Governance—Conflicts of Interest and Transactions with Related Persons—Review and Approval of Transactions with Related Persons" for a description of our policy on related person transactions)
•has any other interlocking relationships requiring disclosure under applicable SEC rules.
Directors and Corporate Governance Committee
The Directors and Corporate Governance Committee:
•reviews and recommends to the board the size and composition of the board and its committees
•leads the process for director recruitment, together with the lead independent director
•reviews recommendations for nominees for the board of directors
•oversees matters of corporate governance, including board performance, non-employee director independence and compensation, corporate governance guidelines, and shareholder engagement on governance matters
•identifies and brings to the attention of the board as appropriate current and emerging environmental, social political, and governance trends and public policy issues that may affect the business operations, performance or reputation of the company
•annually assesses the performance of the board, board committees and board processes, and reviews such findings with the board.
Ethics and Compliance Committee
The Ethics and Compliance Committee:
•reviews, identifies and, when appropriate, brings to the attention of the board legal and regulatory trends and issues, and compliance and quality matters that may have an impact on the business operations, financial performance, or reputation of the company
•reviews, monitors, and makes recommendations to the board on corporate policies and practices related to compliance, including those related to employee health and safety.
Science and Technology Committee
The Science and Technology Committee:
•reviews and advises the board regarding the company’s long-term strategic goals and objectives and the quality and direction of the company’s research and development programs
•reviews and advises the board and management on the company’s major technology positions and strategies relative to emerging technologies, emerging concepts of therapy and health care, and changing market requirements
•monitors and evaluates developments, technologies, and trends in pharmaceutical research and development
•regularly reviews the company's product pipeline
•assists the board with its oversight responsibility for enterprise risk management in areas affecting the company's research and development.

Board Oversight of Strategy, Compliance, and Risk Management
The board takes an active approach to its role in overseeing the development and execution of the company’s business strategies. On an annual basis, the board and executive management conduct an extended review and discussion of the company’s strategy, evaluating goals, the external environment, key questions, and key risks. Board meetings include discussions of company performance relative to the strategy. The board also reviews strategic focus areas for the company, such as innovation, information security, cybersecurity, and human capital management. See also "Governance—Highlights of the Company’s Corporate Governance—Human Capital Management."
The board, together with its committees, oversees the processes by which the company conducts its business to ensure the company operates in a manner that complies with laws and regulations and reflects the highest standards of integrity. The Ethics and Compliance Committee meets at least four times per year, including semi-annual private sessions to discuss compliance with the company’s chief ethics and compliance officer, the general auditor, and the senior vice president, global quality. On an annual basis, the full board reviews the company's overall state of compliance and the Ethics and Compliance Committee receives an update on compliance at each meeting.
The chief ethics and compliance officer and the senior vice president, global quality report directly to the CEO.
The company also has an enterprise risk management program directed by its chief ethics and compliance officer. Enterprise risks are identified and prioritized by management through both top-down and bottom-up processes. Key enterprise-level risks are overseen by the full board and our enterprise risk management process is overseen by the Audit Committee. Company management is charged with managing risk through robust internal processes and controls. The enterprise-level risks are reviewed annually at a full board meeting, and relevant enterprise risks are also addressed in periodic business function reviews and at the annual board and senior management strategy session.
Code of Ethics
The board approves the company's code of ethics, which is set out in:
The Red Book: A comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board. The Red Book is reviewed and approved annually by the board. In 2022 we revised The Red Book training to update our Global Conduct in the Workplace procedure to continue to help ensure that we maintain a respectful, safe, inclusive, and professional workplace.
Code of Ethical Conduct for Lilly Financial Management: A supplemental code for our CEO and all members of financial management, in recognition of their unique responsibilities to ensure proper accounting, financial reporting, internal controls, and financial stewardship.
These documents are available online at lilly.com/operating-responsibly/ethics-compliance and lilly.com/operating-responsibly/ethics-compliance/financial-management-ethical-conduct. In the event of any amendments to, or waivers from, a provision of the code affecting the CEO, chief financial officer, chief accounting officer, controller, or persons performing similar functions, we intend to post on the above website, within four business days after the event, a description of the amendment or waiver as required under applicable SEC rules, and we will maintain that information on our website for at least 12 months.
Highlights of the Company’s Corporate Governance
We are committed to good corporate governance, which promotes the long-term interests of shareholders and other company stakeholders, builds confidence in our leadership, and strengthens accountability by the board and management. The board has adopted corporate governance guidelines that set forth the company's basic principles of corporate governance. The section that follows outlines key elements of the guidelines and other important governance matters. Investors can learn more by reviewing the corporate governance guidelines, which are available online at lilly.com/leadership/governance.
Role of the Board
Directors are elected by the shareholders to oversee the actions and results of the company’s management. The board exercises oversight over a broad range of areas, but the board's key responsibilities include the following (certain of which are carried out through the board's committees):
•providing general oversight of the business
•approving corporate strategy
•approving major management initiatives
•overseeing capital allocation
•selecting, compensating, evaluating, and, when necessary, replacing the CEO, and compensating other senior executives
•ensuring that an effective succession plan is in place for all key senior leadership positions and reviewing our broader talent management process, including human capital management strategies, overall corporate culture, and DEI programs

•overseeing the company’s ethics and compliance program and management of significant business risks
•selecting, compensating, and evaluating directors
•evaluating board processes and performance
•overseeing the company's enterprise risk management program, including receiving regular briefings on cyber, technology and information risks
•overseeing the company’s approach to current and emerging environmental, social, political, and governance trends and public policy issues that may affect the business operations, performance or reputation of the company
•overseeing the company’s political expenditures and lobbying activities.
The board takes an active role in its oversight of our corporate strategy. Each year, the board and executive management closely examine the company's strategy, including key risks and decisions facing the company. Decisions reached in this session are updated throughout the year, including as the board discusses the company's financial performance, the performance of our business units, and progress in our product pipeline.
Board Composition and Requirements
Mix of Independent Directors and Officer-Directors
We believe there should always be a substantial majority (75 percent or more) of independent directors. The CEO should be a member of the board.
Voting for Directors
In an uncontested election, directors are elected by a majority of votes cast. An incumbent nominee who fails to receive a greater number of votes "for" than "against" his or her election will tender his or her resignation from the board following the certification of the shareholder vote. The board, on recommendation of the Directors and Corporate Governance Committee, will decide whether to accept the resignation. The company will promptly disclose the board's decision, including, if applicable, the reasons the board rejected the resignation.
Director Tenure and Retirement Policy
Non-employee directors must retire from the board no later than the date of the annual meeting that follows their seventy-second birthday, although the Directors and Corporate Governance Committee may recommend exceptions to this policy. The Directors and Corporate Governance Committee, with input from all board members, also considers the contributions of the individual directors annually, with a more robust assessment at least every three years when considering whether to nominate directors to new three-year terms. The company has not adopted term limits because the board believes that the company benefits from having a mix of longer- and shorter-tenured members of the board.
Other Board Service
To ensure proper engagement from our directors and effective functioning of our board, we have instituted certain limitations on service on the boards of other companies. In general, no director may serve on more than three other public company boards. No director that is an executive officer of a public company may serve on more than two public company boards (inclusive of Lilly). The Directors and Corporate Governance Committee may approve exceptions if it determines that the additional service will not impair the director's effectiveness on the Lilly board. In addition, no director serving on the Audit Committee may serve simultaneously on the audit committee of more than two other public companies without the prior approval of the board.
Board Confidentiality Policy
The board has adopted a Confidentiality Policy, applicable to all current and future members of the board. The policy prohibits a director from sharing confidential information obtained in his or her role as a director with any third party except under limited circumstances where the director is seeking legal advice or is required by law to disclose information. The Confidentiality Policy can be viewed on the company's website: lilly.com/leadership/governance.
Leadership Structure; Oversight of Chair, CEO, and Senior Management
Leadership Structure
Our board believes that there is no "one-size-fits-all" approach to board leadership and recognizes that one of its key responsibilities is to evaluate its optimal leadership structure to ensure both independent oversight of management and an engaged board with complementary qualities, perspectives, and experiences. The board regularly reviews its leadership structure and developments in the area of corporate governance to ensure that our chosen leadership structure continues to strike the appropriate balance for the company and our stakeholders and enables us to promote the long-term interests of our shareholders. Throughout 2021, the board continued its proactive assessment of board succession and refreshment. After thoughtful consideration of our business, long-term strategy, and related risks, and the strong role of our lead independent director, the independent directors believe that combining the chair and CEO roles, coupled with a strong lead independent director position, continues to be in the best interest of the company and our shareholders. The board believes that Mr. Ricks’ extensive knowledge of, and experience in, the pharmaceutical industry enables him to effectively set the long-term strategic direction of the company and provide diligent, long-term leadership and direction for management and our board.
Mr. Luciano serves as the current lead independent director. Mr. Luciano is a strong lead independent director who fulfilled each of the duties below during the past year. As the CEO and president of Archer-Daniels-Midland Company, he brings valuable and diverse experience and outside perspective to his lead independent director role, which permits him to serve as a trusted adviser to Mr. Ricks and ensure effective board management.
In 2021, the independent directors, led by Mr. Luciano, met at each regularly scheduled board meeting in executive session to discuss various matters related to the oversight of the company, the management of the board’s affairs, and the CEO’s performance. We believe Mr. Luciano fosters an open and constructive dialogue during these sessions as well as during individual discussions with the independent directors. Mr. Luciano advises Mr. Ricks on the independent directors’ discussions, including performance feedback.
Board Independence
The board has put in place a number of governance practices to ensure effective independent oversight, including:
•Executive sessions of the independent directors: Held after every regular board meeting and presided over by the lead independent director.
•Annual performance evaluation of the chair and CEO: Conducted by the independent directors, the results of which are reviewed with the CEO and considered by the Compensation Committee and independent directors in establishing the CEO’s compensation for the next year.
•A strong, independent, clearly defined lead independent director role: The lead independent director's responsibilities include:
◦leading the board’s processes for selecting the CEO
◦overseeing the independent directors’ annual performance evaluation of the chair and CEO
◦serving as a liaison between the chair and the independent directors
◦presiding at all meetings of the board at which the chair is not present
◦presiding at executive sessions of the independent directors
◦calling meetings of the independent directors, as appropriate
◦approving meeting agendas and schedules and reviewing information to be provided to the board
◦being available for consultation and direct communication with shareholders, as appropriate
◦together with the chair and the chair of the Directors and Corporate Governance Committee, conducting the annual board assessment process
◦together with the Directors and Corporate Governance Committee, leading the director succession planning process
◦retaining advisors for the independent directors, as appropriate.
•Lead independent director assessment: The lead independent director is elected by and from among the independent directors of the board, which conducts an assessment of his or her performance as part of the annual board assessment process. Currently, Mr. Luciano is the lead independent director.
•Director access to independent advisors: The independent directors and all committees have the ability to retain their own independent advisors, at the company’s expense, whenever they deem it desirable to do so.
•Director access to management: Independent directors have direct access to members of management whenever they deem it necessary, and the company's executive officers attend part of each regularly scheduled board meeting.
CEO Succession Planning
The Compensation Committee, board, and CEO annually review the company's succession plans for the CEO and other key senior leadership positions. The independent directors also meet without the CEO to discuss CEO succession planning.
During these reviews, the CEO and directors discuss:
•future candidates for the CEO and other senior leadership positions
•succession timing
•development plans for potential candidates.

The independent directors and the CEO maintain a confidential plan for the timely and efficient transfer of the CEO's responsibilities in the event of an emergency or his sudden departure, incapacitation, or death.
The company ensures that the directors have multiple opportunities to interact with the company's top leadership talent in both formal and informal settings to allow them to most effectively assess the candidates' qualifications and capabilities.
Environmental, Social, and Governance
Overview and Oversight
Our purpose is to unite caring with discovery to create medicines that make life better for people around the world. This purpose guides our ESG strategy, which includes five key pillars: Increase Access to Medicines, Improve Lives and Communities, Empower a Diverse Workforce, Minimize Our Environmental Impact and Operate Ethically and Responsibly.
We have undertaken a detailed review of our sustainability efforts, how we communicate our progress toward our ESG goals, and our broader ESG strategy. In 2021, we adopted additional prevalent reporting frameworks, established new 2030 sustainability goals, and held an ESG stakeholder day to share our strategy and progress. In 2021, we also issued Lilly’s first sustainability bond, which will help fund projects that will contribute to our ESG objectives.
We made progress toward our ESG goals in 2021 by, among other things:
•Continuing our 30x30 global health effort, including an expansion of our partnership with Life for a Child to provide diabetes support to children in more than 60 countries over the next 10 years and the establishment of royalty-free licensing agreements with Indian pharmaceutical companies to accelerate manufacturing and distribution of our COVID-19 therapy baricitinib.
•Making investments in our communities, including our investment in Sixty8 Capital, and a $5 million commitment to Direct Relief’s Fund for Health Equity.
•Lilly employees completing 10,015 hours of 25,000 volunteer hours pledged over five years by Lilly as part of our Racial Justice Commitment.
•Sharing our EEO-1 data for 2020 in an effort to enhance transparency about our workforce diversity and respond to stakeholder interest in this information.
•Bringing on-line the largest solar field in Ireland at our facility in Kinsale, Ireland and completing solar installations at our facilities in Spain.
Our approach to ESG governance includes board oversight, management accountability, corporate policies and management systems, and stated public policies and positions on key ESG topics. Our full board is engaged in strategic ESG oversight, receiving regular updates on ESG matters, reviewing and approving our long-term environmental goals, and weighing in on significant strategic investments, including those related to ESG. The Directors and Corporate Governance Committee is also responsible for identifying and bringing to the attention of the board, as appropriate, current and emerging environmental, social, political, and governance trends and public policy issues that may affect our business operations, performance or reputation. In addition, the Compensation Committee is responsible for oversight of human capital management matters, including DEI.
In addition, we have formed an ESG Governance Committee that includes senior leaders across many of our business functions. The committee reports to our senior leadership Executive Committee. Throughout Lilly, leaders are responsible for embedding ESG goals in their operations and are accountable for progress and achievement of those goals.
We have adopted the Sustainability Accounting Standards Board for Biotechnology and Pharmaceuticals and the Task Force on Climate-Related Financial Disclosures frameworks to communicate our progress toward our ESG objectives and continue to report our progress on the United Nations Sustainable Development Goals.
Additional information on our ESG efforts is available at the ESG page of our website.
Increase Access to Medicines
We work with global health systems and organizations to improve equitable access to our medicines and address complex global health challenges, such as the COVID-19 pandemic and the growing prevalence of diabetes. We have established a comprehensive goal—Lilly 30x30—to improve access to quality health care for 30 million people living in communities with limited resources, annually, by 2030.
Improve Lives and Communities
Beyond our medicines, we invest our time, expertise and resources to drive social impact with a focus on health. We focus on action and advocacy that build stronger communities where people and companies can prosper and thrive. We collaborate with organizations that have proven track records of social impact. We also encourage our employees to volunteer and give in meaningful ways.

Empower a Diverse Workforce
DEI is at the core of how we do business. Our long-standing values of integrity, excellence, and respect for people foster an environment where team members are encouraged to speak up, share ideas, and be fully engaged in our work, while bringing their full authentic selves to work every day. By doing so, we help innovate, accelerate, and deliver life-changing medicines that make a difference for people around the world. See below under “—Human Capital Management” for additional information regarding our DEI efforts and progress.
Minimize our Environmental Impact
We believe that making life better means protecting and preserving the world in which we live. While making medicines requires the use of valuable resources, including energy, water, and raw materials, we remain committed to improving our environmental impact across our product life cycles and supply chain. We have set new 2030 sustainability goals to reduce our emissions and waste and to continue using water responsibly and efficiently.
Recognizing our responsibility to reduce our carbon footprint to help fight climate change, we have set new targets and have an established global energy-management program. Our 2030 climate goals include:
•Sourcing 100% of our purchased electricity from renewable sources.
•Becoming carbon neutral in our own operations.
•Enhancing the tracking and reporting of emissions from our full value chain.
We are committed to minimizing waste and conserving energy, resources, and landfill space. We have enhanced our commitment to reduce landfill waste and have introduced new goals focused on addressing plastic waste from our operations and integrating sustainability into the designs of our products. Our 2030 waste goals include:
•Zero waste to landfill from routine operations.
•Repurposing 100% of plastic waste for beneficial use, with at least 90% recycled or reused.
•Integrating sustainability-focused design principles into product and packaging design processes.
Water is essential to both our operations and the facilities where we discover and manufacture our medicines, and we are committed to using this critical resource more efficiently. We have set new water-related goals for 2030 that include establishing and implementing water management plans for all Lilly sites in water-stressed areas, as well as working to ensure our internal and external manufacturing operations do not adversely impact our waterways as a result of discharges of pharmaceuticals. These goals include:
•Establishing and implementing water management plans for Lilly sites in water-stressed areas.
•Ensuring 100% of Lilly sites meet predicted no-effect concentrations (PNEC) for Pharmaceuticals in the Environment.
•Ensuring appropriate controls are in place by Lilly contract manufacturers to prevent discharge of pharmaceuticals in wastewater above applicable PNEC values.
Operate Ethically and Responsibly
We strive to earn and maintain the trust of people we serve by acting ethically and responsibly. We set high standards for our products, operations and performance, and we show caring and respect for those touched by our work. Our actions are grounded in our company’s core values of integrity, excellence and respect for people. See “Board Oversight of Strategy, Compliance, and Risk Management—Code of Ethics” for additional information.
Human Capital Management
Overview and Oversight
At Lilly, dedication to human capital management is a core component of our corporate governance and culture. Our comprehensive approach to human capital management is grounded in our core values of integrity, excellence, and respect for people, which reflect our commitment to creating a safe, supportive, ethical, and rewarding work environment.
The board exercises active oversight over our overall talent management process, including human capital management strategies, corporate culture, and DEI programs. The board also oversees the work of its committees in developing corporate policies and frameworks designed to attract, retain, engage, and develop a workforce that aligns with our values and mission. The Compensation Committee advises the board and management on and is responsible for oversight of human capital management, DEI efforts, and employee compensation and benefits matters, and annually reviews our leadership development and succession planning practices. The Directors and Corporate Governance Committee is responsible for identifying and bringing to the attention of the board, as appropriate, current and emerging environmental, social, political, and governance trends and public policy issues that may affect our business operations, performance, or reputation.
The board also oversees human capital management by regularly engaging with management and facilitating a system of reporting that highlights the importance of DEI to Lilly. For example, as part of our commitment to DEI, our board considers the contributions related to DEI of our CEO and other executive committee members when determining their compensation.

Our board also oversees the activities of our CEO and executive committee in setting expectations for inclusive leadership and holding leaders accountable for building diverse and inclusive teams. Our CEO receives regular reports from Lilly’s senior vice president for human resources and diversity. In addition, our chief DEI officer is a vice president who also has responsibility for all aspects of talent management in the company, which enables full integration of DEI into our talent systems. The vice president of DEI and talent management reports to the senior vice president for human resources and diversity, who is a member of our executive committee. We believe this system of oversight and reporting by the board and our key executives is critical to our success in fostering an inclusive, supportive, and rewarding workplace.
Measuring Progress on Diversity, Equity and Inclusion
We are committed to fairness and nondiscrimination in our employment practices, and we deeply value diverse backgrounds, skills, and global perspectives. To fulfill our purpose, we believe we must look at challenges from multiple viewpoints and understand the diverse experiences of the patients who depend on us. In short, our differences make a difference—to patients and to our business.
We believe that fostering DEI begins with understanding, and we have approached DEI with the same rigor as our other business-critical priorities. Our Employee Journeys research has yielded important insights about the experiences of women, Black/African American, Latinx, Asian, and LGBTQ+ employees at Lilly. In response to insights from our Employee Journeys research, we developed, among others, an education and awareness program to help build cultural literacy and foster an understanding of employee expectations for feeling psychologically safe at work. More than 3,500 leaders and more than 13,000 employees have participated in required training to gain greater awareness of how unconscious bias and microaggressions can harm team cohesiveness and hurt employee engagement. Our Employee Journeys research has also resulted in growing energy around DEI, with a company-wide network of DEI champions, initiatives, and teams across business areas—and an expanding appreciation of the value of different perspectives. The results of this research are reviewed by our senior leadership, and we deploy actions and activities in response to these insights to improve our workplace and corporate culture.
In 2020, as part of our DEI and community initiatives, Lilly and the Lilly Foundation launched the Racial Justice Commitment and pledged $25 million and 25,000 volunteer hours over five years to help decrease the burden of racial injustice and its effects on communities of color. The Racial Justice Commitment aims to drive change across five areas: internal people development, health equity, social impact, diversity partners, and family sustaining jobs, through the use of financial and people resources. In 2021, we made progress in these efforts, including through the development of two apprenticeship programs at Lilly for individuals without college degrees.
Since 2017, we have committed to increasing the number of women, Black/African American, Latinx, and Asian populations in leadership roles, and we actively monitor our progress. From the end of 2017 through the end of 2021, we increased the percentage of women in management globally from 41 percent to 48 percent. For MGM in the U.S. over the same period, we increased management representation from 16 percent to 24 percent. Across all levels of our workforce, from the end of 2017 through the end of 2021, we have seen increased representation for MGMs in the U.S. and women globally.
Our focus on DEI is also a critical component of our broader corporate governance. Five of fifteen current members (approximately 33 percent) of our executive committee (which includes our CEO) are women and two are MGM. In addition, as of the date of this proxy statement, the company's 13 directors range in age from 49 to 72 and include four women and six members who are MGMs.
Recognition
At Lilly we strive to be leaders in DEI and workplace benefits, and we are honored when we receive recognition for our efforts to improve the lives of our employees. Below are some of our accolades for 2021:
Employee Development
We believe talent begins with the hiring process. We therefore require hiring managers to consider a diverse pool of candidates, and we strive to provide a diverse panel of interviewers for open positions. We believe that hiring in this way helps ensure that people from all backgrounds have equal opportunity to advance their careers.
We offer training to enable our employees to perform their duties in our highly regulated industry. We also strive to cultivate a culture that promotes ongoing learning by encouraging employees to seek further education and growth experiences, helping them build rewarding careers. We have introduced online programming to facilitate access to our learning and development offerings. Many training courses are designed to improve accessibility for people with disabilities and other unique needs. Across Lilly, we are working to design learning experiences to be more inclusive and effective. In addition, we have implemented tools and resources and improved our talent programs and processes to provide broad access to information and transparency regarding career development and advancement at Lilly.
In early 2022 we launched Discover, a 12-month new employee onboarding program with multiple touchpoints designed to foster integration into the Lilly culture, to accelerate learning in their new roles and to create connections to further a sense of belonging at Lilly. Discover was shaped in part by external benchmarking, feedback from employees and learnings from onboarding remotely during the COVID-19 pandemic.
Employee resource groups (ERGs) are another important component of developing talent at Lilly. We currently have 11 ERGs representing groups including women, MGMs, LGBTQ+ individuals, veterans, and people with disabilities. ERGs offer our diverse workforce opportunities to build relationships, engage with senior leaders, advance our caring community, and offer unique insights and perspectives to improve our business.
We have continued our efforts to create an inclusive workplace with the goal of ensuring that all employees feel safe to speak up and share their ideas at work. Our Make it Safe to Thrive education and awareness program is designed to help employees and leaders understand how individual psychological safety can be created and enhanced and includes live and online training and a monthly video series.
Lilly is committed to fostering a culture of diversity and respect in the workplace—an environment free of discrimination, harassment, or retaliation of any kind. In 2022, as part of our annual review of The Red Book and related policies and procedures, we revised the Global Conduct in the Workplace procedure to continue to help ensure that we maintain a respectful, safe, inclusive, and professional workplace.
Compensation, Benefits, and Pay Equity
While our rewards programs vary around the world, we take a holistic approach to employee benefits. These may include flexible work arrangements, on-site conveniences, such as cafes, fitness centers, child development centers, competitive time-off programs, retirement benefits, and health and disability programs that are available to eligible employees when they need support. We are committed to rewarding, supporting, and developing our employees who make it possible to fulfill our mission to unite caring with discovery to create medicines that make life better for people around the world.
We are also committed to ensuring pay is administered equitably across our workforce. For more than 20 years, we have regularly conducted pay equity studies of our workforce in the U.S. and have more recently started conducting studies of our workforce outside of the U.S. While infrequent, we have made pay adjustments as warranted based on these analyses. We believe that pay equity is critical to our success in supporting a global, diverse, and inclusive workforce.

Employee Health and Safety
We strive to foster a healthy, vibrant work environment, which includes keeping our employees safe. We seek to create a companywide culture where best-in-class safety practices are consistently followed. To do this, we assess and continuously attempt to improve our companywide safety performance to promote the well-being of employees and to help safeguard communities where we operate. As the COVID-19 pandemic has evolved, we have taken various measures to protect and support the health and safety of our employees globally, including instituting travel restrictions and work-from-home arrangements, offering onsite testing and vaccination options where possible, and instituting safety precautions such as masking, social distancing, and enhanced cleaning practices. To support employee well-being in the U.S., we also enhanced local benefits related to health care, childcare, and time off. We believe this holistic approach and dedication to safety helps us be our best as we deliver on our company purpose to improve lives around the world.
Political and Policy Participation
As a biopharmaceutical company that develops treatment for serious diseases, we believe it is important for our company to be a responsible participant in global political and public policy debates. Our engagement in the political arena helps ensure that patients have access to needed medications. Through public policy engagement, we provide a way for all our locations globally to offer Lilly’s perspective on the political environment in a manner that supports access to innovative medicines and a way to engage on issues specific to local business environments.
The board exercises governance oversight of our political expenditures and lobbying activities, ensuring our commitment to stewardship of corporate funds and risk minimization with respect to such activities. The Directors and Corporate Governance Committee is responsible for identifying current and emerging environmental, social, political and governance trends and public policy issues that may affect the business operations, performance, or reputation of the company. In addition, the board receives regular updates at board meetings from our senior vice president, corporate affairs, and communications, which include updates on public policy issues and the company’s political corporate activity, as needed. The board also receives semi-annual updates on political engagement, including information on the contributions made by our employee political action committee (LillyPAC) and the company, as well as trade association memberships.
In particular, our board is deeply engaged in oversight over Lilly’s approach to drug pricing and access. Guided by this active oversight, Lilly has taken numerous steps to address drug pricing and access concerns. For example, Lilly introduced two additional lower-priced versions of Humalog in January 2020 and added the Lilly Insulin Value Program to Lilly’s comprehensive suite of insulin affordability solutions in September 2020, which now enables customers with commercial insurance or no insurance to purchase their monthly prescription of all Lilly insulins for $35. In addition, in September 2021, the company announced that it lowered the list price of all Lilly’s non-branded insulins, including Insulin Lispro Injection, by an additional 40% in the U.S. effective January 1, 2022, effectively reducing its list price to 2008 levels. These examples, among others, demonstrate Lilly’s commitment to providing effective oversight over drug pricing and access.
We provide information on our website related to direct company contributions and LillyPAC contributions to support candidates for political office, political parties, officials, or committees in the U.S., as well as information regarding our trade association memberships and the company's oversight of these activities. In response to input from our stakeholders, we have reviewed and enhanced the information available on our corporate website and plan to continue to engage with stakeholders on this topic.
Board Education and Annual Performance Assessment
The company provides a comprehensive orientation process for incoming directors. Directors also attend regular continuing education sessions on areas of relevance or importance to our company, and we hold periodic mandatory training sessions for the Audit Committee.
Every year, the Directors and Corporate Governance Committee, together with the chair and the lead independent director, conducts a robust assessment of the performance of the board and board committees, and of all board processes, based on input from all directors. We also conduct an annual assessment of each director's performance, and every three years we conduct a detailed review of individual director performance when considering whether to nominate the director to a new three-year term.
Conflicts of Interest and Transactions with Related Persons
Conflicts of Interest
Occasionally a director's business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. As outlined in the company's corporate governance guidelines, directors must disclose to the company all relationships that could create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to identify actual or apparent conflicts and ensure that all directors voting on an issue are disinterested with respect to that issue. A director may be excused from board discussions and decisions on an issue related to an actual or apparent conflict, as appropriate.
In addition, a director’s relationship with Lilly may give rise to an interest that conflicts, or appears to conflict, with the interests of another company, institution, or other stakeholder. A director must disclose his or her relationship with Lilly in connection with any scientific publication, using the International Committee of Medical Journal Editors (ICMJE) conflict of interest form for this purpose when possible. Each director must disclose his or her service on the board to his or her employer and any other organization with which the director has a relationship of trust and where the relationship with the company is relevant. In addition, directors must follow the internal conflict of interest policies and procedures of each such organization.
Review and Approval of Transactions with Related Persons
The board has adopted a written policy and procedures for review, approval, and monitoring of transactions involving the company and related persons (including current executive officers, directors, or director nominees and persons who served in those roles at any time since the beginning of our last fiscal year, greater than five percent shareholders of the company, immediate family members of such persons, and related entities of such persons, including entities in which any of such persons is employed, is a general partner or principal or in which such person has a 10 percent or greater beneficial ownership interest). The policy covers any related person transaction that meets the minimum threshold for disclosure in this proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Policy:
Related person transactions must be preapproved by the Directors and Corporate Governance Committee of the board or another independent body of the board, who will approve the transaction only if the Directors and Corporate Governance Committee or such independent body determines it to be consistent with the interests of the company and its shareholders. In considering the transaction, the Directors and Corporate Governance Committee or such independent body will consider all relevant factors, including:
•the company’s business rationale for entering into the transaction;
•the purpose of, and potential benefits to the company of, the transaction;
•the alternatives to entering into a related person transaction;
•whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally;
•the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts;
•the overall fairness of the transaction to the company;
•the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related person;
•the related person’s interest in the transaction; and
•any other information regarding the transaction or the related person that would be material to the company’s shareholders in light of the circumstances of the particular transaction.
Procedures:
•Prior to entering into a transaction that may be a related person transaction, the related person (or the appropriate executive officer or director, in the case of immediate family members) is required to bring the matter to the attention of the chair of the board or the lead independent director, or alternatively, the Senior Vice President, General Counsel and Secretary.
•The chair of the board and the lead independent director jointly determine (or, if either is involved in the transaction, the other determines in consultation with the chair of the Directors and Corporate Governance Committee) whether the matter should be considered by the Directors and Corporate Governance Committee or another independent body of the board.
•If a director is involved in the transaction, he or she will be recused from all discussions and decisions relating to the transaction.
•The Directors and Corporate Governance Committee or such other independent body may approve the related person transaction only if the Directors and Corporate Governance Committee or such other independent body determines in good faith that, under all of the circumstances, the transaction is consistent with the interests of the company and its shareholders.
•The Directors and Corporate Governance Committee or such other independent body may impose such conditions as it deems appropriate on the company or the related person in connection with the approval of the related person transaction.
•If the transaction is recurring and is approved, the Directors and Corporate Governance Committee or such other independent body will review the related person transaction annually to determine whether it continues to be consistent with the interests of the company and its shareholders.
The Directors and Corporate Governance Committee or another independent body of the board retains the right to review and ratify related person transactions. In addition, the Directors and Corporate Governance Committee or such other independent body may take or cause to be taken additional actions including, but not limited to, immediate discontinuation or rescission of the transaction, or modification of the transaction.
On August 23, 2021, the company entered into a multi-year research collaboration and licensing agreement with Lycia Therapeutics, Inc. (Lycia). Dr. Bertozzi, a former member of our board, is the academic founder of Lycia and held an approximate 10.1 percent ownership interest therein as of August 23, 2021. The transaction was approved in accordance with Lilly’s related persons transactions policy and Dr. Bertozzi did not participate in any discussions or votes relating to the transaction. Immediately upon the company’s entry into the collaboration and licensing agreement, Dr. Bertozzi resigned from our board. Lycia received an upfront payment of $35 million during the year ended December 31, 2021 and is eligible to receive over $1.6 billion in potential milestone payments based on the achievement of prespecified preclinical, development and commercial milestones, as well as tiered royalties from mid-single to low double-digits on sales resulting from the agreement.
Communication with the Board of Directors
You may send written communications to members of the board, including independent directors, addressed to:
Board of Directors
Eli Lilly and Company
c/o General Counsel and Secretary
Lilly Corporate Center
Indianapolis, IN 46285
Shareholder Engagement on Governance Issues
To ensure that a variety of perspectives are thoughtfully considered on several issues, each year the company engages large shareholders and other key constituents to discuss areas of interest or concern related to corporate governance, as well as any specific issues for the coming proxy season. Since our 2021 annual meeting of shareholders, we have spoken with a number of investors on an array of subjects, including board leadership; environmental, social, and governance topics; drug pricing transparency and global access to our products; product quality and safety; key enterprise risks; executive compensation; DEI; and human capital management. We appreciate the thoughtful and constructive feedback that we receive from our stakeholders. While a few shareholders communicated differing views on some of our governance practices, the investors with whom we spoke were generally supportive of our performance and overall compensation and governance policies. This feedback has been discussed with our chair and CEO, the lead independent director, our Compensation Committee, and our Directors and Corporate Governance Committee, and it was a key input into board discussions on corporate governance topics. As a result of these discussions and its own deliberations, the board decided to recommend in favor of the three management proposals described below. We are committed to continuing to engage with our investors to ensure that their diverse perspectives on corporate governance and other issues are thoughtfully considered.
Management Proposals to Eliminate Classified Board, Supermajority Voting Requirements and to Give Shareholders the Ability to Amend the Company's Bylaws
Each year between 2007 and 2012, and again from 2019 through 2021, our management put forward proposals to eliminate the company's classified board structure. The proposals did not pass because they failed to receive a "supermajority vote" of 80 percent of the outstanding shares of our common stock, as required in the company's articles of incorporation. In addition, each year from 2010 through 2012, and again from 2018 through 2021, we submitted management proposals to eliminate the supermajority voting requirements. Those proposals also did not receive the required 80 percent vote.
Prior to 2012, these proposals received support ranging from 72 to 77 percent of our outstanding shares. In 2012, the vote in support of these proposals was approximately 63 percent of our outstanding shares, driven in part by a 2012 NYSE rule revision prohibiting brokers from voting their clients' shares on corporate governance matters absent specific instructions from such clients. In 2018, 2019, 2020, and 2021, the vote in support was approximately 62, 66, 69, and 70 percent of our outstanding shares, respectively.
After considering the interests of the company and our shareholders, we have resubmitted for consideration at the Annual Meeting management proposals to eliminate the classified board structure and supermajority voting requirements (see Items 4 and 5).
Our articles of incorporation and bylaws currently do not allow shareholders to amend the bylaws. This position reflects the default under Indiana law, which reserves the exclusive authority to amend the bylaws to the board of directors. After considering feedback from our shareholders, we are submitting a management proposal to amend our articles of incorporation to give shareholders the ability to amend our bylaws (see Item 6).
We will continue to engage with our shareholders on these and other topics to ensure that we continue to demonstrate strong corporate governance and accountability to shareholders.

Shareholder Proposals
Shareholder Proposals under Rule 14a-8
Shareholders interested in submitting a proposal considered for inclusion in the proxy statement for the 2023 annual meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934. Proposals should be addressed to the General Counsel and Secretary and mailed to Lilly Corporate Center, Indianapolis, IN 46285. For convenience, emailed copies may also be sent to shareholderproposals@lilly.com. In general, to be eligible for inclusion in the proxy statement for the 2023 annual meeting, shareholder proposals must be received no later than November 18, 2022.
Other Shareholder Proposals
In addition, under section 1.8 of the company’s bylaws, any shareholder of record wishing to propose any other business (i.e., not pursuant to Rule 14a-8) at the 2023 annual meeting of shareholders must give the company written notice no later than the close of business on November 18, 2022, and no earlier than the close of business on September 19, 2022. However, if the date of the 2023 annual meeting is changed by more than 30 days from May 1, 2023 (the date contemplated for the 2023 annual meeting as set forth in this proxy statement), a shareholder must give the company written notice no later than the close of business on the later of 120 days in advance of the 2023 annual meeting or 10 days following the date we first publicly announce the date of 2023 annual meeting. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the bylaws. A copy of the bylaws is available online at lilly.com/leadership/governance.
Shareholder Recommendations and Nominations for Director Candidates
Shareholder Recommendations of Director Candidates
A shareholder who wishes to recommend a director candidate for evaluation should forward the candidate's name and information about the candidate's qualifications to:
Chair of the Directors and Corporate Governance Committee
c/o General Counsel and Secretary
Lilly Corporate Center
Indianapolis, IN 46285
The candidate must meet the selection criteria described above under "Governance—Director Qualifications and Nomination Process—Director Qualifications" and must be willing and expressly interested in serving on the board.
Shareholder Nominations for Director Candidates for Inclusion in the Proxy Statement (“Proxy Access”)
If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the proxy statement for the 2023 annual meeting pursuant to the “proxy access” provisions of the company’s bylaws (section 1.10), such shareholder or group of shareholders must give the company written notice no later than the close of business on November 18, 2022 and no earlier than the close of business on October 19, 2022. However, if the date of the 2023 annual meeting is changed by more than 30 days from May 1, 2023 (the date contemplated for the 2023 annual meeting as set forth in this proxy statement), a shareholder must give the company written notice no earlier than 150 days in advance of the date of the 2023 meeting and no later than the close of business on the later of 120 days in advance of the 2023 annual meeting or 10 days following the date we first publicly announce the date of 2023 annual meeting. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the bylaws.
Other Shareholder Nominations for Director Candidates
In addition, under Section 1.9 of the company’s bylaws, any shareholder of record wishing to directly nominate a director candidate at the 2023 annual meeting of shareholders (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above and not pursuant to the “proxy access” provisions described above) must give the company written notice no later than the close of business on November 18, 2022 and no earlier than the close of business on September 19, 2022. However, if the date of the 2023 annual meeting is changed by more than 30 days from May 1, 2023 (the date contemplated for the 2023 annual meeting as set forth in this proxy statement), a shareholder must give the company written notice no later than the close of business on the later of 120 days in advance of the 2023 annual meeting or 10 days following the date we first publicly announce the date of 2023 annual meeting. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the bylaws. A copy of the bylaws is available online at lilly.com/leadership/governance.
We know of no other matters to be submitted to shareholders at the Annual Meeting other than the proposals referred to in this proxy statement.

Ownership of Company Stock
Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 22, 2022. On February 22, 2022, there were 952,347,126 shares of the company’s common stock outstanding. None of the stock or stock units owned by any of the listed individuals has been pledged as collateral for a loan or other obligation.

Beneficial Owners	Common Stock[1]
	Shares Owned[2]		Stock Units Distributable Within 60 Days[3]	Percent of Class	Stock Units Not Distributable Within 60 Days[4]
Ralph Alvarez	—		—	*	51,142
Anat Ashkenazi	31,603		—	*	11,499
Katherine Baicker, Ph.D.	—		—	*	21,381
Michael L. Eskew	—		—	*	45,237
J. Erik Fyrwald	100		—	*	68,742
Jamere Jackson	—		—	*	7,793
Kimberly H. Johnson	—		—	*	1,093
William G. Kaelin, Jr., M.D.	—		—	*	19,772
Juan R. Luciano	—		—	*	13,537
Diogo Rau	—		—	*	20,160
David A. Ricks	561,433	[5]	—	*	47,786
Marschall S. Runge, M.D., Ph.D.	—		—	*	15,234
Daniel Skovronsky, M.D., Ph.D.	148,559		—	*	15,675
Joshua L. Smiley	75,865	[6]	—	*	—
Gabrielle Sulzberger	—		—	*	720
Jackson P. Tai	46,936		—	*	15,159
Jacob Van Naarden	12,309		—	*	6,403
Karen Walker	—		—	*	4,967
All directors and current executive officers as a group (27 people):	1,171,778		7,929	*	424,724
* Less than 1.0 percent of the outstanding common stock of the company.
1 The sum of the "Shares Owned" and "Stock Units Distributable Within 60 Days" columns represents the shares considered "beneficially owned" for purposes of disclosure in this proxy statement. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to their shares.
2 This column includes the number of shares of common stock held directly or indirectly, including the number of 401(k) Plan shares held by the beneficial owners indirectly through the 401(k) Plan.
3 This column sets forth restricted stock units that vest within 60 days of February 22, 2022.
4 For the executive officers, this column reflects restricted stock units that will not vest within 60 days of February 22, 2022. For the non-employee directors, this column reflects the number of units representing the right to receive shares of company stock credited to the directors' accounts in the Lilly Directors' Deferral Plan.
5 The shares shown for Mr. Ricks include 23,030 shares that are owned by a family foundation for which he is a director. Mr. Ricks has shared voting power and shared investment power with respect to the shares held by the foundation.
6 Mr. Smiley resigned from his officer position on February 9, 2021. His share information is as of December 31, 2021, and his shares are excluded in the total for all directors and current executive officers as a group.

Common Stock Ownership of Certain Beneficial Holders
The following table sets forth the number of shares of company common stock beneficially owned as of December 31, 2021, unless otherwise indicated, by each person known to the company to beneficially own more than 5 percent of the outstanding shares of the company’s common stock:

Name and Address		Number of Shares Beneficially Owned	Percent of Class*
Lilly Endowment Inc. (the Endowment) 2801 North Meridian Street Indianapolis, IN 46208	[1]	107,463,810	11.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	[2]	69,261,754	7.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	[3]	63,877,023	6.7%
The PNC Financial Services Group, Inc. 300 Fifth Avenue Pittsburgh, PA 15222	[4]	51,888,455	5.4%
*Percent of class is calculated based on the shares of our common stock outstanding as of February 22, 2022.
1 Based on information provided to Lilly by the Endowment as of January 11, 2022 and a Schedule 13G/A filed by the Endowment with the SEC on January 27, 2022, the Endowment has sole voting and sole dispositive power with respect to all of its shares. The board of directors of the Endowment is composed of N. Clay Robbins, chairman & chief executive officer; Mary K. Lisher; William G. Enright; Daniel P. Carmichael; Charles E. Golden; Eli Lilly II; David N. Shane; Craig Dykstra; Jennett M. Hill, president; John C. Lechleiter; and Clarence Crain.
2 Based solely on the Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group, it beneficially owns 69,261,754 shares altogether. It does not have sole voting power with respect to any of its shares and it has shared voting power with respect to 1,357,292 of its shares. It has sole dispositive power with respect to 65,918,837 of its shares and shared dispositive power with respect to 3,342,917 of its shares.
3 Based solely on the Schedule 13G/A filed with the SEC on February 8, 2022 by BlackRock, Inc., it has sole voting power with respect to 55,682,054 of its shares and sole dispositive power with respect to 63,877,023 shares.
4 Based solely on the Schedule 13G/A filed with the SEC on February 11, 2022 by The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; PNC Bank, National Association (PNC Bank); PNC Delaware Trust Company; and PNC Investments LLC (collectively, PNC), PNC beneficially owns 51,888,455 shares altogether. PNC has sole voting power with respect to 1,848,764 of its shares and shared voting power with respect to 50,005,199 of its shares. PNC has sole dispositive power with respect to 1,515,580 of its shares and shared dispositive power with respect to 50,333,641 of its shares. Of the total shares of common stock reported for PNC above, 50,000,000 shares are held in the Eli Lilly and Company Compensation Trust account for which PNC Bank serves as directed trustee. As directed trustee, PNC Bank is deemed to share both voting power and investment discretion with respect to those 50,000,000 shares.
Compensation
Item 2. Advisory Vote on Compensation Paid to Named Executive Officers
Section 14A of the Securities Exchange Act of 1934 provides the company's shareholders with the opportunity to approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in the proxy statement. Our compensation philosophy is designed to attract, engage, and retain highly talented individuals from a variety of backgrounds and motivate them to create long-term shareholder value by achieving top-tier corporate performance while embracing the company’s core values of integrity, excellence, and respect for people.
The Compensation Committee and the board believe that our executive compensation aligns well with our philosophy and with corporate performance. Executive compensation is an important matter for our shareholders. We routinely review our compensation practices and engage in ongoing dialogue with our shareholders to ensure our practices are aligned with stakeholder interests and reflect best practices.
We request shareholder approval, on an advisory basis, of the compensation of the company’s named executive officers as disclosed in this proxy statement. As an advisory vote, this proposal is not binding on the company. However, the Compensation Committee values input from shareholders and will consider the outcome of the vote when making future executive compensation decisions. At our 2017 annual meeting of shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our board. Consistent with this preference, the board determined that the company would hold advisory votes on executive compensation on an annual basis until the next advisory vote on the frequency of advisory votes on executive compensation, which will occur no later than our 2023 annual meeting of shareholders.
Board Recommendation on Item 2
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables, and related narratives provided below in this proxy statement.
Compensation Committee Matters
Background
Role of the Independent Consultant in Assessing Executive Compensation
The Compensation Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. FW Cook reports directly to the Compensation Committee, and it is not permitted to have any business or personal relationship with management or members of the Compensation Committee. FW Cook’s responsibilities are to:
•review the company’s total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;
•review the company’s executive compensation program and advise the Compensation Committee of evolving best practices;
•provide independent analyses and recommendations to the Compensation Committee on the CEO’s pay;
•review the draft CD&A and related tables for the proxy statement;
•proactively advise the Compensation Committee on best practices for board governance of executive compensation; and
•undertake special projects at the request of the Compensation Committee chair.
FW Cook interacts directly with members of company management only on matters under the Compensation Committee’s oversight and with the knowledge and permission of the Compensation Committee chair.
Role of Executive Officers and Management in Assessing Executive Compensation
With the oversight of the CEO and the senior vice president of human resources and diversity, the company’s global compensation group formulates recommendations on compensation philosophy, plan design, and compensation for executive officers (other than the CEO, as noted below). The CEO provides the Compensation Committee with a performance assessment and compensation recommendation for each of the other executive officers. The Compensation Committee considers those recommendations with the assistance of its compensation consultant. The CEO and the senior vice president of human resources and diversity attend Compensation Committee meetings; however, they are not present for executive sessions or any discussion of their own compensation. Only non-employee directors and the Compensation Committee’s consultant attend executive sessions.
The CEO does not participate in the formulation or discussion of his pay recommendations. He has no prior knowledge of the recommendations that FW Cook makes to the Compensation Committee.
Risk Assessment Process
As part of the company's overall enterprise risk management program, in 2021 (consistent with prior years), the Compensation Committee reviewed the company’s compensation policies and practices and concluded that the programs and practices are not reasonably likely to have a material adverse effect on the company. The Compensation Committee noted numerous policy and design features of the company’s compensation programs and governance structure that reduce the likelihood of inappropriate risk-taking, including, but not limited to:
•Only independent directors serve on the Compensation Committee
•The Compensation Committee engages its own independent compensation consultant
•The Compensation Committee has downward discretion to lower compensation plan payouts
•The Compensation Committee approves all adjustments to financial results that affect compensation calculations
•Different measures and metrics are used across multiple incentive plans that appropriately balance cash/stock, fixed/variable pay, and short-term/long-term incentives
•Incentive plans have predetermined maximum payouts
•Performance objectives are challenging but achievable
•Programs with operational metrics have a continuum of payout multiples based upon achievement of performance milestones, rather than "cliffs" that might encourage suboptimal or improper behavior
•A compensation recovery policy is in place for all members of senior management; negative compensation consequences can result in cases involving serious compliance violations
•Meaningful share ownership and retention requirements are in place for all members of senior management and the board.

Compensation Committee Report
The Compensation Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, management stock plans, and other management incentive and benefit programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation in the CD&A. With this in mind, the Compensation Committee has reviewed and discussed the CD&A with management. Based on this discussion, the Compensation Committee recommended to the board that the CD&A be included in this proxy statement and the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.
Compensation Committee
Ralph Alvarez, Chair
J. Erik Fyrwald
Kimberly H. Johnson
Juan R. Luciano
Karen Walker

Compensation Discussion and Analysis
This CD&A describes our executive compensation philosophy, the Compensation Committee’s process for setting executive compensation, the elements of our compensation program, the factors the Compensation Committee considered when setting executive compensation for 2021, and how the company’s results affected incentive payouts. This CD&A provides compensation information for our chief executive officer, David Ricks, our chief financial officer, Anat Ashkenazi, and our next three most highly compensated executive officers who were serving as executive officers on December 31, 2021, Daniel Skovronsky, Jacob Van Naarden and Diogo Rau. The CD&A also includes our former chief financial officer, Joshua Smiley, who resigned from his officer position on February 9, 2021.

Name and principal occupation
David A. Ricks Chair, President and CEO
Anat Ashkenazi Senior Vice President and Chief Financial Officer
Daniel Skovronsky, M.D., Ph.D. Senior Vice President, Chief Scientific and Medical Officer and President, Lilly Research Laboratories
Jacob Van Naarden Senior Vice President, CEO Loxo Oncology at Lilly and President, Lilly Oncology
Diogo Rau Senior Vice President and Chief Information and Digital Officer
Four of our named executive officers, Ms. Ashkenazi, Mr. Van Naarden, Mr. Rau and Mr. Smiley, served in their respective roles for a portion of 2021. Ms. Ashkenazi succeeded Mr. Smiley as senior vice president and CFO on February 9, 2021. Prior to becoming CFO, Ms. Ashkenazi served as senior vice president, controller and chief financial officer, Lilly Research Laboratories.
Mr. Van Naarden became senior vice president, CEO of Loxo Oncology at Lilly and President of Lilly Oncology on September 5, 2021. He previously served as CEO of Loxo Oncology at Lilly. Mr. Rau joined Lilly as senior vice president and chief information and digital officer on May 17, 2021. Prior to joining Lilly, Mr. Rau served as senior director, information systems and technology for retail and online stores at Apple, Inc.
Our Philosophy on Compensation
At Lilly, our purpose is to unite caring with discovery to create medicines that make life better for people around the world. To do this, we must attract, engage, and retain highly talented individuals from a variety of backgrounds and motivate them to create long-term shareholder value by achieving top-tier corporate performance while embracing the company's core values of integrity, excellence, and respect for people. Our compensation programs are designed to help us achieve these goals while balancing the long-term interests of our shareholders and customers.
Objectives
Our compensation and benefits programs are based on the following objectives:
•Reflect individual and company performance: We reinforce a high-performance culture by linking pay with individual and company performance. As employees assume greater responsibilities, the proportion of total compensation based on absolute company performance, relative company performance and shareholder returns increases. We perform annual reviews to ensure our programs provide an incentive to deliver long-term, sustainable business results while discouraging excessive risk-taking or other adverse behaviors.
•Attract and retain talented employees: Compensation opportunity is market competitive and reflects the level of job impact and responsibilities. Retention of talent is an important factor in the design of our compensation and benefit programs.
•Implement broad-based programs: While the amount of compensation paid to employees varies, the overall structure of our compensation and benefit programs is broadly similar across the organization to encourage and reward all employees who contribute to our success.
•Consider shareholder input: Management and the Compensation Committee consider the results of our annual say-on-pay vote and other sources of shareholder feedback when designing executive compensation and benefit programs.
Say-on-Pay Results
At our 2021 annual meeting of shareholders, greater than 95 percent of the shares cast voted in favor of the company's say-on-pay proposal on executive compensation. Management and the Compensation Committee view this vote as supportive of the company's overall approach toward executive compensation.
Compensation Committee's Processes and Analyses
Setting Compensation
The Compensation Committee considers individual performance assessments, compensation recommendations from the CEO (with respect to each of the other executive officers), company performance, peer group data, input from its compensation consultant, and its own judgment when determining compensation for the company's executive officers.
•Individual performance: Generally, the independent directors, under the direction of the lead independent director, meet with the CEO at the beginning of each year to establish the CEO's performance objectives. At the end of the year, the independent directors meet to assess the CEO's achievement of those objectives along with other factors, including contribution to the company’s performance, diversity, ethics, and integrity. This evaluation is used in setting the CEO's compensation opportunity for the next year.
The Compensation Committee receives individual performance assessments and target compensation recommendations from the CEO for each of the remaining executive officers. Each executive officer’s performance assessment is based on the achievement of objectives established at the start of the year, as well as other factors, including contribution to the company's performance, diversity, ethics, and integrity. The Compensation Committee considers these inputs, its knowledge of and interactions with each executive officer, and its judgment to develop a final individual performance assessment. For new executive officers, target compensation is set by the Compensation Committee at the time of promotion or offer.
•Company performance: Lilly performance is considered in multiple ways:
•Overall prior year performance is a factor in setting target compensation for the coming year.
•At the beginning of each calendar year, annual performance goals are established and approved by the compensation committee. Performance against these annual goals is used to determine the short-term cash incentive payout.
•Prior to the annual equity grant, multi-year performance goals are established and approved by the compensation committee. Performance against these multi-year objectives is used to determine the long-term incentive equity payout.

•Peer group analysis: The Compensation Committee uses data from the peer group described below as a market check for compensation decisions but does not use this data as the sole basis for its compensation targets and does not target a specific position within that range of market data.
•Input from independent compensation consultant: The Compensation Committee considers the advice of its independent compensation consultant, FW Cook, when setting executive officer compensation.
Competitive Pay Assessment
Lilly’s peer group is composed of companies that directly compete with Lilly, use a similar business model, and employ people with the unique skills required to operate an established biopharmaceutical company. The Compensation Committee selects a peer group whose median market cap and revenue are broadly like Lilly's. The Compensation Committee reviews the peer group at least every three years. The Compensation Committee established the following peer group in May 2018 for purposes of assessing competitive pay:

AbbVie	Bristol-Myers Squibb	Merck	Sanofi
Allergan*	Celgene*	Novartis	Shire*
Amgen	Gilead	Novo Nordisk	Takeda
AstraZeneca	GlaxoSmithKline	Pfizer
Biogen	Johnson & Johnson	Roche
*Market data unavailable for assessing competitive 2021 pay due to business mergers.
At the time of the review in May 2018, all peer companies were no greater than two times our revenue or market cap except Johnson & Johnson, Novartis, Pfizer, and Roche. The Compensation Committee included these four companies despite their size because they compete directly with Lilly, have similar business models, and seek to hire from the same pool of management and scientific talent.
When determining pay levels for target compensation, the Compensation Committee considers an analysis of market competitive pay for each executive officer position (except CEO), along with internal factors such as the performance and experience of each executive officer. The independent compensation consultant for the Compensation Committee provides a similar analysis when recommending pay levels for the CEO. The CEO analysis includes a comparison of our CEO actual total direct compensation in the prior year to company performance on an absolute and relative basis. The analysis also includes a comparison of current target total direct compensation for our CEO to the most recently available data on CEO target total direct compensation for our peer group with an emphasis on peers that are headquartered in the U.S. On average, the named executive officers' target total direct compensation for 2021 was comparable to the median of the peer group.
Components of Our Compensation
Our 2021 executive compensation was primarily composed of three components:
•base salary
•annual cash bonus, which is generally based on company performance relative to internal targets for revenue, EPS, and the progress of our pipeline
•three different forms of equity incentives:
◦performance award, which is a performance-based equity award that vests over three years. Payout is based on the company's two-year growth in EPS relative to the median external analyst anticipated peer group EPS growth. The earned shares are then subject to a 13-month service-vesting period
◦shareholder value award, which is a performance-based equity award that pays out based on absolute company stock price growth measured over a three-year period, followed by a one-year holding period
◦relative value award, which is a performance-based equity award that pays out based on company TSR results relative to peers measured over a three-year period, followed by a one-year holding period.
Executives also receive a company benefits package, described below under "Other Compensation Practices and Information—Employee Benefits."
Adjustments to Reported Financial Results
The Compensation Committee has authority to adjust the company's reported revenue and EPS upon which incentive compensation payouts are determined to eliminate the distorting effect of unusual income or expense items. The adjustments are intended to:
•align award payments with the underlying performance of the core business
•avoid volatile, artificial inflation or deflation of awards due to unusual items in any year in the performance period

•eliminate certain counterproductive short-term incentives—for example, incentives to refrain from acquiring new technologies, to defer disposing of underutilized assets, or to defer settling legacy legal proceedings to protect current bonus payments
•facilitate comparisons with peer companies.
The Compensation Committee considers the adjustments approved by the Audit Committee for reporting non-GAAP EPS and other adjustments, based on guidelines approved by the Compensation Committee prior to the performance period. The Compensation Committee reviews and approves adjustments on a quarterly basis and may adjust payouts for items, including but not limited to, the impact of significant acquisitions or divestitures, the impact of share repurchases that differ significantly from business plan, and large swings in foreign exchange rates. Further details on the adjustments for 2021 and the rationale for making these adjustments are set forth in Appendix A, "Summary of Adjustments Related to the Annual Cash Bonus and Performance Award." For ease of reference, throughout the CD&A and the other compensation disclosures, we refer simply to "revenue" and "EPS," but we encourage you to review the information in Appendix A to understand the adjustments from reported revenue and EPS that were approved.
The Compensation Committee also has general authority to apply downward discretion to bonus, performance award, shareholder value award, and relative value award payouts for individual or all executive officers.
1.Base Salary
In setting salaries, Lilly seeks to retain, motivate, and reward successful performers while maintaining affordability within the company's business plan. Base salaries are reviewed and established annually and may be adjusted upon promotion, following a change in job responsibilities, or to maintain market competitiveness. Salaries are based on each person's level of contribution, responsibility, expertise, and competitiveness and are compared annually with peer group data.
Base salary increases for 2021 were based on competitiveness. Generally, executive base salaries are positioned against market salaries, considering experience and performance over time. If an executive's salary is deemed competitive given their experience and performance, no salary increase is provided.
2.Annual Cash Bonus
The Bonus Plan is designed to reward the achievement of the company’s annual financial and innovation objectives. All the named executive officers participated in the Bonus Plan during 2021. Mr. Van Naarden's participation in the Bonus Plan commenced at the time of his promotion on September 5, 2021. For the portion of the 2021 performance year prior to his promotion, Mr. Van Naarden participated in The Loxo Oncology, Inc. Bonus Plan (Loxo Bonus Plan), and in lieu of the payments he would have been eligible to receive thereunder, the Company paid Mr. Van Naarden a one-time payment, as further described below in the Summary Compensation Table.
Bonus Plan
The Compensation Committee sets performance goals and individual bonus targets for the Bonus Plan at the beginning of each year. The bonus is based on three areas of company performance measured relative to internal targets: revenue, EPS, and pipeline progress. The annual cash bonus payout is calculated as follows:
Actual payouts can range from 0 to 200 percent of an individual's bonus target. The Compensation Committee references the annual operating plan and pipeline objectives to establish performance targets and to assess the relative weighting for each objective. In 2021, the weightings remain unchanged from the prior year:

Lilly Goals	Weighting
Revenue performance	25%
EPS performance	50%
Pipeline progress	25%

Based on this weighting, the company bonus multiple is calculated as follows:
Loxo Bonus Plan
Performance goals for the Loxo Bonus Plan are determined by a committee consisting of senior company leadership (the Loxo Oncology Steering Committee) and mirror the goals under the Bonus Plan; provided, however, that eligible employees have an additional bonus opportunity that may be awarded for the attainment of other goals specific to oncology research and development (Additional Cash Award). These other goals can vary annually, but typically include preclinical, clinical, regulatory actions, external innovation and scientific publication milestones. These additional goals associated with molecule advancement and proof of concept milestones typically carry more weight in the Additional Cash Award results.

The annual Loxo Bonus Plan payout is calculated by multiplying a participant's base earnings, the individual bonus target and the sum of the Bonus Plan and Additional Cash Award payout multiples.
Base Earnings x Individual Bonus Target x (Bonus Plan Multiple + Additional Cash Award Multiple)
Actual payouts for the Loxo Bonus Plan can range from 0 to 400 percent of an individual's bonus target (0 to 200 percent for the Bonus Plan performance and 0 to 200 percent for the Additional Cash Award). Goal attainment is determined by the Loxo Oncology Steering Committee.
3.Equity Incentives
The company grants three types of equity incentives to executives and certain other employees: performance awards that are designed to focus leaders on multi‑year operational performance relative to peer companies, shareholder value awards that are intended to align earned compensation with long-term growth in shareholder value, and relative value awards which encourage TSR outperformance compared to our peer group. These awards, when considered together, align with shareholder interests by incenting long-term operational excellence, shareholder return and peer company outperformance without encouraging excessive risk-taking behaviors. The Compensation Committee has the discretion to adjust payout from an equity award granted to an executive officer downward from the amount yielded by the applicable formula.
Performance Awards
Performance awards vest over three years. Payouts are based on achieving EPS growth targets over a two-year performance period, followed by an additional 13-month service-vesting period for executive officers. During the service-vesting period, the award is held in the form of restricted stock units. The growth-rate targets are set relative to the median external analyst anticipated EPS growth for our peer group over the same performance period. These awards do not accumulate dividends during the two-year performance period, but they do accumulate dividend equivalent units during the service-vesting period.
The Compensation Committee believes EPS growth is an effective measure of operational performance because it is closely linked to shareholder value, is broadly communicated to the public, is understood by Lilly employees, and allows for objective comparisons to the performance of Lilly's peer group. Consistent with the objectives established by the Compensation Committee, Lilly company performance exceeding the expected peer group median results in above‑target payouts, while Lilly company performance lagging the expected peer group median results in below‑target payouts. Possible payouts range from 0 percent to 175 percent of the target number of shares, depending on Lilly EPS growth over the performance period.
The measure of EPS used in the performance award program differs from the measure used in the Bonus Plan in two ways. First, the EPS goal in the Bonus Plan is set with reference to internal goals that align to our annual operating plan, while the EPS goal in the performance award program is set based on the external analyst anticipated EPS growth rates of our peer group. Second, the Bonus Plan measures EPS over a one-year period, while the performance award program measures EPS over a two-year period. In any given year, the Bonus Plan may pay above target while the performance award pays below target (or vice versa).
Shareholder Value Awards
Shareholder value awards are earned based on Lilly's share price performance. Shareholder value awards pay above target if Lilly's stock outperforms an expected rate of return and below target if Lilly's stock underperforms that expected rate of return. The expected rate of return is based on the three-year TSR that a reasonable investor would consider appropriate when investing in a basket of large-cap U.S. companies, as determined by the Compensation Committee. The minimum price to achieve target is calculated by multiplying the starting share price of Lilly's stock by the three-year compounded expected rate of return less Lilly's dividend yield. Shareholder value awards have a three-year performance period, and any shares paid are subject to a one-year holding requirement. No dividends are accrued during the performance period. Possible payouts are based on share price growth and range from 0 to 175 percent of the target number of shares. Executive officers receive no payout if Lilly's TSR for the three-year period is zero or negative.
Relative Value Awards
Relative value awards are earned based on Lilly's TSR performance relative to our peer group. The minimum performance to achieve target is a TSR that is equal to the median TSR performance for the peer group. Relative value awards have a three-year performance period, and any shares paid are subject to a one-year holding requirement. No dividends are accrued during the performance period. Executive officers receive no payout if Lilly's TSR for the three-year period is 30 or more percentage points below the median TSR performance for the peer group over the same time period. Possible payouts range from 0 to 175 percent of the target number of shares.
Pay for Performance
The mix of compensation for our named executive officers reflects Lilly’s desire to link executive compensation with individual and company performance. As reflected in the charts below, a substantial portion of the target pay for executive officers is performance-based. The annual cash bonus and equity payouts are contingent upon company performance, with the bonus factoring in performance over a one-year period, and equity compensation factoring in performance over multi-year periods. The charts below depict the annualized mix of target compensation for Lilly’s CEO and the average for the other named executive officers annualized for Ms. Ashkenazi, Mr. Van Naarden and Mr. Rau. The Other Named Executive Officers chart below excludes Mr. Smiley.
Target Total Compensation
Performance Review Process
In setting 2021 target compensation for the named executive officers, the Compensation Committee considered individual contributions, Lilly's performance during 2020, internal relativity, peer group data, and input from the CEO for named executive officers other than himself.
Evaluation of Individual Named Executive Officer Performance
A summary of the Compensation Committee's review of individual named executive officer performance in 2020 that influenced decisions on 2021 target compensation for these executives is provided below:
David Ricks, Chair, President, and CEO:
In accordance with the company’s corporate governance guidelines, the independent directors conducted an assessment of Mr. Ricks’ performance led by the lead independent director. The independent directors believe the company largely met or exceeded its combined financial and strategic goals for 2020 under Mr. Ricks’ leadership. In 2020, Mr. Ricks and his team:
•Launched several innovative medicines to patients globally. Additionally, 25 new indications for already marketed medicines were launched to patients around the world
•Progressed 17 potential new medicines into Phase I clinical development from both internal research and external sources
•Initiated actions against the global COVID-19 pandemic, including (1) implementing diagnostic testing in our community, (2) discovering and developing SARS-CoV-2 neutralizing antibodies leading to the Emergency Use Authorization for bamlanivimab, and (3) striving to protect the health and safety of Lilly employees while continuing to provide life saving medicines

•Completed the acquisition of Dermira, expanded Lilly's strategic collaboration with Innovent for Tyvyt globally and completed seven preclinical asset transactions
•Continued to drive a cross-company productivity agenda resulting in savings that funded increased investment in research and development
•Implemented a strategy that improved diversity, equity and inclusion across the company, increased the representation of women and minorities in management and conducted pay equity studies to promote equality in pay. The company was ranked #3 on the DiversityInc. top 50 companies list and received Women Business Collaborative CEO recognition for excellence in gender diversity
•Led the development of Lilly's comprehensive Racial Justice Commitment to help improve equity within Lilly and the communities in which it operates
•Achieved certain 2020 environmental performance goals first established in 2013, such as greenhouse gas emissions, energy efficiency, waste efficiency and wastewater
•Established new long-term goals for environmental, safety and governance goals for 2030
In addition, the company was named one of the world’s most ethical companies by the Ethisphere Institute.
Anat Ashkenazi, Senior Vice President and Chief Financial Officer:
Ms. Ashkenazi became Senior Vice President and Chief Financial Officer (CFO) on February 9, 2021. Prior to becoming CFO, Ms. Ashkenazi served as senior vice president and controller, and led corporate strategy at Lilly Research Laboratories. As controller, Ms. Ashkenazi:
•Played a key role in the company achieving its financial targets in 2020 and in the company’s efforts to reallocate financial resources in the fight against COVID-19
•Led the company’s broad productivity agenda for several years, having been a key partner to the operating units across the value cycle and played a key role in all business development activities
•Led the company’s 2021 strategic plan and 2021 operating plan
•Sponsors Lilly’s Veteran Network, an employee resource group focused on recruiting and advancing people who served in the country’s military
Daniel Skovronsky, M.D., Ph.D., Senior Vice President, Chief Scientific and Medical Officer and President, Lilly Research Laboratories:
Dr. Skovronsky advanced innovation for patients as the company's chief scientific and medical officer. His contributions in 2020 include:
•Advanced innovative medicines through the product pipeline leading to numerous first approvals, including bamlanivimab (under Emergency Use Authorization from the FDA) in partnership with AbCellera. Additionally, 25 new indications for already-marketed medicines were launched to patients globally
•Achieved several significant positive data readouts for Verzenio (Phase III in the adjuvant setting), LOXO-305 (advanced b-cell malignancies), Jardiance (cardiovascular outcomes in heart failure with reduced ejection fraction), mirikizumab (psoriasis head-to-head versus secukinumab) and tirzepatide (type 2 diabetes)
•Co-led the acquisition of Dermira, expanded Lilly's strategic collaboration with Innovent for Tyvyt globally, and completed seven preclinical asset transactions
•Sped research resulting in 17 potential new medicines advancing to Phase I clinical development including both internally discovered molecules and molecules sourced externally via business development
•Led the company’s efforts in the fight against SARS-CoV-2 including (1) implementing diagnostic testing at our headquarters in Indianapolis, Indiana and (2) discovering and developing SARS-CoV-2 neutralizing antibodies leading to the Emergency Use Authorization for bamlanivimab
•Enhanced strategies to further reduce drug discovery and development timelines, leading to earlier product launch
•Led DEI strategies in research and development to improve innovation and productivity.
Jacob Van Naarden, Senior Vice President, CEO Loxo Oncology at Lilly and President, Lilly Oncology:
Mr. Van Naarden served as chief operating officer of Loxo Oncology at Lilly when the company acquired Loxo Oncology, Inc. in 2019 and was later named CEO of Loxo Oncology at Lilly in January 2021. Mr. Van Naarden played an integral role with numerous oncology assets including the approval of Retevmo. As CEO of Loxo Oncology at Lilly, Mr. Van Naarden has built a science-first drug discovery and development organization. He has led numerous business development transactions and contributed to the company’s scientific efforts in other therapeutic areas.
Diogo Rau, Senior Vice President and Chief Information and Digital Officer:
Mr. Rau joined Lilly as senior vice president and chief information and digital officer in May 2021. Prior to joining Lilly, Mr. Rau served as senior director of information systems and technology for retail and online stores and most recently served as the top executive of information technology for retail and online stores at Apple, Inc. (Apple). During his 10 years at Apple, he led the development and implementation of the technology supporting the Apple Online Store and Apple retail stores, including e-commerce platform, mobile point of sale, the Apple Store App, and systems used by store team members. Prior to joining Apple, Mr. Rau was a partner with McKinsey & Company.
In connection with Mr. Smiley’s resignation as an officer on February 9, 2021, the Compensation Committee took action to reduce his 2020 Bonus Plan payout to zero, reduce his 2018-2020 shareholder value award and cancel all his other outstanding equity incentive awards granted in 2019 and 2020. The foregoing terms were agreed to by Mr. Smiley pursuant to his release agreement effective as of February 9, 2021. The material terms of the agreement were previously disclosed in the company’s 2021 proxy statement.
Target Compensation
The information below reflects total compensation at target for named executive officers for 2021. The actual compensation received is summarized below in "Compensation Results."
Rationale for Changes to Named Executive Officer Target Compensation
The Compensation Committee established the 2021 target total compensation for each named executive officer, except Ms. Ashkenazi, Mr. Van Naarden and Mr. Rau, based on the named executive officer's 2020 performance, internal relativity, and peer group data. The Compensation Committee approved target total compensation for Ms. Ashkenazi, Mr. Van Naarden and Mr. Rau upon their promotion or hire, as applicable, based on job scope, market data, experience, and internal relativity.
Base Salary
The following table shows the approved annualized salary for each named executive officer. Mr. Ricks and Dr. Skovronsky did not receive an adjustment to base pay in 2021, and the remaining executive officers' 2021 annualized salaries were effective on the day they assumed their new responsibilities. Each named executive officer's actual base salary earned during 2021 is reflected in the Summary Compensation Table in the "Executive Compensation" section of this proxy statement.

Name[2]	2020 Annual Base Salary Effective March 1, 2020		2021 Annual Base Salary Effective March 7, 2021	Increase
Mr. Ricks	$1,500,000		$1,500,000	0%
Ms. Ashkenazi	N/A	[1]	$900,000	N/A
Dr. Skovronsky	$1,000,000		$1,000,000	0%
Mr. Van Naarden	N/A	[1]	$675,000	N/A
Mr. Rau	N/A	[1]	$670,000	N/A
1 Ms. Ashkenazi, Mr. Van Naarden and Mr. Rau were not named executive officers in 2020.
2 For the period beginning on January 1, 2021 through February 8, 2021, Mr. Smiley's annual base salary was $1,000,000, and for the transition period beginning on February 9, 2021 through July 31, 2021, Mr. Smiley earned a biweekly base salary of $9,000.
Annual Cash Bonus Targets
Based on a review of internal relativity, peer group data, and individual performance, the Compensation Committee retained the same percent-of-salary bonus target as in 2020 for Mr. Ricks, increased the bonus target for Dr. Skovronsky to 100 percent, set Ms. Ashkenazi's bonus target at 100 percent, and set Mr. Van Naarden's and Mr. Rau's bonus targets at 80 percent. Bonus targets are shown in the table below as a percentage of each named executive officer’s earnings from base salary in 2021:

Name[3]	2020 Bonus Target		2021 Bonus Target
Mr. Ricks	150%		150%
Ms. Ashkenazi	N/A	[1]	100%
Dr. Skovronsky	95%		100%
Mr. Van Naarden	N/A	[1]	80%	[2]
Mr. Rau	N/A	[1]	80%	[2]
1 Ms. Ashkenazi, Mr. Van Naarden and Mr. Rau were not named executive officers in 2020.
2 Mr. Van Naarden's Bonus Plan participation was initiated upon his promotion on September 5, 2021. Prior to his promotion, Mr. Van Naarden participated in the Loxo Bonus Plan, which entitled him to a target bonus equal to 60% of base salary.
3 Pursuant to the terms of his separation agreement with the company, Mr. Smiley was not entitled to an annual bonus for the 2020 and 2021 calendar years. See "Agreement with Former Chief Financial Officer" for additional information.

Equity Incentives - Target Grant Values
For 2021 equity grants, the Compensation Committee set the total target values for named executive officers based on market data, individual performance, and internal relativity. Named executive officers have 35 percent of their equity target allocated to shareholder value awards and relative value awards, respectively, and 30 percent to performance awards. Total target values for the 2020 and 2021 equity grants to the named executive officers were as follows:

Name[5]	2020 Annual Equity Grant		2021 Annual Equity Grant
Mr. Ricks	$12,500,000		$14,000,000
Ms. Ashkenazi	N/A	[1]	$2,200,000	[2]
Dr. Skovronsky	$4,100,000		$4,700,000
Mr. Van Naarden	N/A	[1]	$1,300,000	[3]
Mr. Rau	N/A	[1]	N/A	[4]
1 Ms. Ashkenazi, Mr. Van Naarden and Mr. Rau were not named executive officers in 2020.
2 Ms. Ashkenazi’s 2021 award was granted prior to her transition into the Chief Financial Officer role. As such, her 2021 annual equity grant aligns with the terms and conditions associated with her prior position.
3 Mr. Van Naarden was not an executive officer at the time of the 2021 annual equity grant. As such, his 2021 annual equity grant aligns with the terms and conditions associated with his prior position. Mr. Van Naarden also received equity awards of restricted stock units valued at (i) $1,650,000 in February 2021 representing transition equity following Lilly’s acquisition of Loxo Oncology, Inc. and (ii) $1,000,000 in December 2021 associated with Mr. Van Naarden's promotion.
4 Mr. Rau started with Lilly in May 2021, after annual grants were issued; however, he received an equity grant of restricted stock units valued at $4,000,000 upon hire to replace a portion of the outstanding equity he forfeited after leaving Apple and the missed opportunity for a 2021 annual equity award from Lilly.
5 Pursuant to the terms of his separation agreement with the company, Mr. Smiley was not entitled to an annual equity grant in 2021. See "Agreement with Former Chief Financial Officer" for additional information.
Performance Goals for Incentive Programs
Annual Cash Bonus Goals
The Compensation Committee established the company performance targets using the company's 2021 annual operating plan, which was approved by the board in 2020. These targets are described below under "Compensation Results."
Performance Award
In February 2021, the Compensation Committee established a compounded two-year EPS growth target of 8.8 percent per year based on investment analysts’ EPS growth estimates for our peer group companies at that time. To translate the 8.8 percent per year growth goal into a two-year cumulative EPS target, the Compensation Committee applied the target growth to the 2020 adjusted non-GAAP EPS of $6.78 to obtain target 2021 results of $7.38 and then applied the goal growth again to the target 2021 results to obtain target 2022 results of $8.02. The target 2021 and 2022 results were added together to yield a two-year cumulative EPS target of $15.40. Payouts for the 2021-2023 performance award can range from 0 to 175 percent of the target number of shares, as shown below:

Shareholder Value Award
For purposes of establishing the stock price target for the shareholder value awards, the starting price was $152.16 per share, the average closing stock price for all trading days in November and December 2020. The target share price was established using the expected annual rate of return for large-cap companies (8 percent), less an assumed Lilly dividend yield (2.23 percent). To determine payout, the ending price will be the average closing price of company stock for all trading days in November and December 2023. The award is designed to deliver no payout to executive officers if the shareholder return (including projected dividends) is zero or negative. Possible payouts based on share price ranges are illustrated in the grid below.
Relative Value Award
The relative value award is based on the three-year Lilly TSR performance compared to our peer group. To determine payout, the TSR performance is calculated for Lilly and its peers. This calculation compares the average closing price of each company’s stock for all trading days in November and December 2020 to the average closing price of each company’s stock for all trading days in November and December 2023, assuming reinvestment of dividends, to obtain the TSR for each company. The median TSR for the peer companies is then subtracted from Lilly’s TSR to determine what payout has been earned. For example, if Lilly’s TSR was 55 percent over the three-year performance period and the median peer company performance was 41 percent, Lilly would have outperformed by 14 percentage points (55 percent - 41 percent). This outperformance would have resulted in a 130 percent payout based on the payout ranges depicted below.

2021-2023 Relative Value Award

Absolute Percentage Point (pp) Difference from Peer Median TSR
Payout Multiple
Peer Median TSR
-0.01 pp to -5.9 pp
Peer Median to +5.9 pp
≤ -30 pp
-24.0 pp to -29.9 pp
-18.0 pp to -23.9 pp
-12.0 pp to -17.9 pp
-6.0 pp to -11.9 pp
+6.0 pp to +11.9 pp
+12.0 pp to +17.9 pp
+18.0 pp to +23.9 pp
+24.0 pp to +29.9 pp
≥ +30 pp
0%
25%
40%
55%
70%
85%
100%
115%
130%
145%
160%
175%

Compensation Results
The information in this section reflects the amounts paid to named executive officers under the Bonus Plan and for equity awards granted in prior years for which the relevant performance period ended in 2021.
Lilly Performance
In 2021, we exceeded our revenue target and nearly achieved our EPS target. We also made significant pipeline advances. Key pipeline highlights include U.S. approval of a new indication for Verzenio® for certain people with high-risk, early breast cancer; the Emergency Use Authorization for the administration of bamlanivimab and etesevimab together for the treatment of COVID-19 in patients at high risk for hospitalization; the regulatory submission for tirzepatide for type 2 diabetes in the U.S. to which Lilly applied a priority review voucher, as well as submission in Europe and Japan; positive topline results from donanemab’s TRAILBLAZER-ALZ, a Phase II study evaluating the efficacy and safety of donanemab compared to placebo in patients with early symptomatic Alzheimer’s disease; updated data for pirtobrutinib, from the LOXO-305 BRUIN Phase I/II clinical trial in mantle cell lymphoma and other non-Hodgkin lymphomas, as well as in chronic lymphocytic leukemia and small lymphocytic lymphoma, at the 2021 American Society of Hematology Annual Meeting; positive topline results from mirikizumab’s Phase III LUCENT-1 and 2 studies evaluating the efficacy and safety of mirikizumab compared to placebo for the treatment of patients with moderately-to-severely active ulcerative colitis; and positive topline results from three studies of lebrikizumab’s Phase III program evaluating the efficacy and safety of lebrikizumab in people with moderate-to-severe atopic dermatitis. See "Proxy Statement Summary—Highlights of 2021 Performance."
By the end of 2021, Lilly exceeded its two-year EPS growth target for the performance award and our three-year stock price growth target for the shareholder value award. The company began granting relative value awards in 2020; therefore, no relative value awards were granted or earned for the 2019-2021 performance period. The discussion below details the measures used in each program, what the performance goal was to obtain target performance, how performance outcomes were assessed and what the Compensation Committee approved as the final payout multiple.
Bonus Plan
The company utilized revenue, EPS, and pipeline progress to incent the achievement of 2021 company objectives. Each measure contributes to the final payout multiple on a weighted basis: revenue (25 percent), EPS (50 percent), and pipeline progress (25 percent). Each performance measure is assessed a payout multiple of 0 to 200 percent.
For purposes of the bonus, the Compensation Committee adjusted revenue and non-GAAP EPS to exclude estimated savings from certain discrete and unplanned performance items from the bonus plan multiple. The Science and Technology Committee's assessment of the company's product pipeline achievements is detailed below:

Activity	Objective	Achievement
Approvals	2 new drug first approvals 14-15 other approvals	0 new drug first approvals 18 other approvals
Potential new drug Phase III starts	3	2
Potential new drug Phase I starts	16-17	12
Potential new indication or line extension Phase III starts	5	9
Plan Boldly	Meet industry benchmark for speed of development	Exceeded industry benchmark for speed of development
Deliver to Launch	Meet planned project timelines	Met planned project timelines
Qualitative Assessment	Assessment of the chief scientific and medical officer's evaluation of performance against strategic objectives
Based on the recommendation of the Science and Technology Committee, the Compensation Committee approved a pipeline multiple of 1.06.

The company's performance compared to targets as well as the resulting bonus multiple, is illustrated below:
For additional information on financial results, see Appendix A, "Summary of Adjustments Related to the Annual Cash Bonus and Performance Award."
When combined, the revenue, EPS, and pipeline multiples yielded a bonus multiple of 1.10.
Loxo Bonus
The Loxo Bonus Plan Committee assessed the level of oncology research and development goal achievement compared to the preclinical, clinical, regulatory actions, external innovation and scientific disclosure milestones established at the beginning of the year. On a payout continuum between 0 – 200 percent, the Loxo Bonus Plan Committee determined the Additional Cash Award portion of the Loxo Bonus would pay at 200 percent. To determine the final Loxo Bonus payout multiple, the Loxo Bonus Plan Committee added the Bonus Plan multiple to the Additional Cash Award multiple to yield a total payout of 310 percent.
Bonus Payments
The 2021 bonuses paid to the applicable named executive officers under the Bonus Plan were as follows:

Name[3]	2021 Bonus ($)
Mr. Ricks	$2,475,000
Ms. Ashkenazi	$907,816
Dr. Skovronsky	$1,100,000
Mr. Van Naarden[1]	$1,029,507
Mr. Rau[2]	$362,831
1 A portion of the 2021 bonus payable to Mr. Van Naarden was attributable to achievement of the performance goals under the Loxo Bonus Plan. The 2021 Loxo Bonus Plan achievement was 310%. The amount of the 2021 bonus paid to Mr. Van Naarden in the table above reflects his achievement under both the Loxo Bonus Plan and the Bonus Plan, in each case, pro-rated to reflect the period in 2021 during which he was a participant in the respective plan. Mr. Van Naarden also received a one-time cash payment of $218,715 in lieu of compensation and benefits he was no longer eligible to receive following his transition to his new role, including compensation for the difference between the bonus he would have earned under the Loxo Bonus Plan and the Lilly Bonus Plan, and changes in his expected out-of-pocket costs for healthcare expenses.
2 Mr. Rau joined Lilly in May 2021, and the table reflects the pro-rated bonus paid for the portion of the year for which he was employed.
3 Pursuant to the terms of his separation agreement with the company, Mr. Smiley was not entitled to an annual bonus for calendar year 2021. See "Agreement with Former Chief Financial Officer" for additional Information.

2020-2022 Performance Awards
The target cumulative EPS for the 2020-2022 performance award was originally set in the first quarter of 2020, reflecting expected peer group EPS growth of 5.7 percent each year and a total target EPS of $13.13 over the two-year performance period. In December 2020, the Compensation Committee updated the award to align with Lilly's decision to adjust EPS results to remove the impact of gains and losses on investments in equity securities from its non-GAAP measures and compensation program outcomes. The updated award retained the Compensation Committee's decision to establish a compounded two-year EPS growth target of 5.7 percent per year, but the growth was applied to an adjusted 2019 non-GAAP EPS of $5.73 that excluded gains and losses on investments in equity securities. Using this methodology, the adjusted EPS target became $12.46 for the two-year performance period of 2020-2021. The company's actual adjusted EPS over the performance period was $14.94 representing a growth rate of 19.0 percent.
For Mr. Ricks and Dr. Skovronsky, shares earned for the 2020-2021 performance period are subject to an additional 13-month service-vesting period and are shown in the table below as restricted stock units. Because she was not an executive officer when the award was granted, Ms. Ashkenazi's 2020-2021 performance award was paid in shares of Lilly common stock and not subject to the additional service-vesting period. Mr. Van Naarden was an employee of Loxo Oncology, Inc. and did not receive a performance award grant in 2020. Mr. Rau joined Lilly in May 2021, so he did not receive a performance award grant in 2020.

Name[3]	Target Shares	Shares Earned	RSUs
Mr. Ricks	27,306	N/A	47,786
Ms. Ashkenazi	2,731	4,779	N/A
Dr. Skovronsky	8,957	N/A	15,675
Mr. Van Naarden[1]	N/A	N/A	N/A
Mr. Rau[2]	N/A	N/A	N/A
1 Mr. Van Naarden was an employee of Loxo Oncology, Inc. and did not receive a performance award grant in 2020.
2 Mr. Rau joined Lilly in May 2021, so he did not receive a performance award grant in 2020.
3 Pursuant to the terms of his separation agreement with the company, Mr. Smiley forfeited his entire 2020-2022 performance award. See "Agreement with Former Chief Financial Officer" for additional information.
2019-2021 Shareholder Value Award
The target stock price range of $132.73 to $147.37 (18.1 percent to 31.1 percent total stock price growth) for the 2019-2021 shareholder value award was set in 2019 based on a beginning stock price of $112.38, which was the average closing price for Lilly stock for all trading days in November and December 2018. The ending stock price of $260.57 represents stock price growth of 131.9 percent over the relevant three-year period resulting in a payout multiple of 1.50.
The relative TSR modifier applies to those individuals who were executive officers when the award was granted. The cumulative TSR median for the company’s peer group was 24.6 percent, and Lilly’s TSR over the same period was 145.7 percent. Given this positive relative performance, Lilly's relative TSR was 121.1 percentage points above the peer group median resulting in a maximum award payout of 180 percent of target (SVA payout multiple of 150 percent multiplied by the 1.2 modifier = 180 percent final payout).
The number of shares paid to each of our named executive officers for the 2019-2021 performance period were as follows:

Name[3]	Target Shares	Shares Paid Out
Mr. Ricks	68,382	123,088
Ms. Ashkenazi[1]	3,633	5,450
Dr. Skovronsky	22,794	41,029
Mr. Van Naarden[2]	N/A	N/A
Mr. Rau[2]	N/A	N/A
1 The TSR modifier did not apply to Ms. Ashkenazi’s 2019-2021 shareholder value award payouts since she was not an executive officer at the time of grant.
2 Mr. Van Naarden was an employee of Loxo Oncology, Inc. in 2019 and so he did not receive a shareholder value award grant in 2019. Mr. Rau joined Lilly in May 2021, so he did not receive a shareholder value award grant in 2019.
3 Pursuant to the terms of his separation agreement with the company, Mr. Smiley forfeited his entire 2019-2021 shareholder value award. See "Agreement with Former Chief Financial Officer" for additional information.
Other Compensation Practices and Information
Employee Benefits
The company offers core employee benefits coverage to:
•provide our workforce with a reasonable level of financial support in the event of illness or injury
•provide post-retirement income
•enhance productivity and job satisfaction through benefit programs that focus on overall well-being.
The benefit programs available to executive officers are offered to all eligible U.S. employees and include benefits such as medical and dental coverage, disability insurance, and life insurance. In addition, the 401(k) Plan and The Lilly Retirement Plan (the Retirement Plan) are intended to provide U.S. employees a reasonable level of retirement income reflecting employees’ careers with the company. To the extent that any employee’s calculated retirement benefit exceeds Internal Revenue Service (IRS) limits for amounts that can be paid through a qualified plan, the company also offers a nonqualified pension plan and a nonqualified savings plan. These plans provide only the difference between the calculated benefits and the applicable IRS limits, and the formula is the same for all participating employees. The cost of employee benefits is partially borne by the employee, including each executive officer.
Perquisites
The company provides limited perquisites to executive officers. In response to the COVID-19 pandemic, the company considered various actions to promote the health and safety of its employees, including its named executive officers, recognizing that the company’s important objectives during this critical time would be significantly disadvantaged without the full services of its employees. As part of this process, the company has encouraged Mr. Ricks’ personal use of the corporate aircraft (up to a maximum incremental cost of $60,000) as a means to (i) increase his time available for company business; and (ii) protect his health and safety. The incremental cost of personal use of the corporate aircraft is included as a perquisite in the Summary Compensation Table under the heading "All Other Compensation."
The Lilly Deferred Compensation Plan
Members of senior management may defer receipt of part or all of their cash compensation under The Lilly Deferred Compensation Plan (Deferred Compensation Plan), which allows executives to save for retirement in a tax-effective way at minimal cost to the company. Under this unfunded plan, amounts deferred by the executive are credited at an interest rate of 120 percent of the applicable federal long-term rate, as described in more detail following the "Nonqualified Deferred Compensation in 2021" table.
Severance Benefits
Except in the case of certain terminations following a change in control of the company, the company is generally not obligated to pay severance to executive officers upon termination of their employment; any such payments are at the discretion of the Compensation Committee.
The company has adopted change-in-control severance pay plans for nearly all employees, including executive officers. The plans are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, the plans are intended to align executive and shareholder interests by enabling executives to evaluate corporate transactions that may be in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.
Highlights of Our Change-in-Control Severance Plans
•all regular employees are covered
•double trigger required
•no tax gross-ups
•up to two-year pay protection
•18-month benefit continuation
Although benefit levels may differ depending on the employee’s job level and seniority, the basic elements of the plans are comparable for all eligible employees:
•Double trigger: Unlike "single trigger" plans that pay out immediately upon a change in control, our plans require a "double trigger"—a change in control followed by an involuntary loss of employment within two years. This is consistent with the plans' intent to provide employees with financial protection upon loss of employment. With respect to unvested equity, performance to the date of the change in control will be used to determine the number of shares earned under an award, but vesting does not accelerate immediately upon a change in control. Rather, the performance-adjusted awards will convert to time-based restricted stock units that continue to vest with the new company. Shares will pay out upon the earlier of the completion of the original award period; upon a covered termination; or if the successor entity does not assume, substitute, or otherwise replace the awards.
•Covered terminations: Employees are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company or (ii) for good reason by the employee, each as defined in the plans. See "Compensation—Executive Compensation—Payments upon Termination or Change in Control" for a more detailed discussion, including a discussion of what constitutes a change in control.
•Employees who suffer a covered termination receive up to two years of pay and 18 months of benefits protection: These provisions ensure employees a reasonable period of protection of their income and core employee benefits.
•Severance payment. Eligible terminated employees would receive a severance payment ranging from six months' to two years’ base salary. Executives are all eligible for two years’ base salary plus two times the then-current year’s target bonus.
•Benefit continuation. Basic employee benefits such as health, dental, life insurance and long-term disability would continue for 18 months following termination of employment, unless the individual becomes eligible for coverage with a new employer. All employees would receive an additional two years of both age and years-of-service credit for purposes of determining eligibility for retiree medical and dental benefits.
•Accelerated vesting of equity awards: Any unvested equity awards would vest at the time of a covered termination.
•Excise tax: In some circumstances, the payments or other benefits received by the employee in connection with a change in control could exceed limits established under Section 280G of the Internal Revenue Code. The employee would then be subject to an excise tax on top of normal federal income tax. The company does not reimburse employees for these taxes. However, the amount of any change-in-control-related benefit will be reduced to the 280G limit if the effect would be to deliver a greater after-tax benefit than the employee would receive with an unreduced benefit.

Share Ownership and Retention Guidelines
Share ownership and retention guidelines help create direct alignment of interests between senior management and shareholders over the longer term. Lilly has established a formal share ownership policy under which the CEO and other senior executives are required to acquire and hold Lilly shares in an amount representing a multiple of base salary. During 2021, the Compensation Committee approved an increase to share ownership requirements for the CEO and the other named executive officers as follows:

	Previous Share Ownership Requirement	Current Share Ownership Requirement
CEO	6X Base Salary	12X Base Salary
Other NEOs	4X Base Salary	6X Base Salary
Until ownership of the required number of shares is reached, an executive officer must hold 50 percent of all shares, net of tax, from all equity payouts. Executive officers are also required to hold all shares received from equity program payouts, net of taxes, for at least one year, even once share ownership requirements have been met. For performance awards granted to executive officers, this holding requirement is met by the 13-month service-vesting period after the end of the performance period.
All of the named executive officers are compliant with the share ownership guidelines. The following graphic shows each respective named executive officer's guideline and each named executive officer's holdings as of December 31, 2021, other than Mr. Smiley, who resigned effective as of February 9, 2021.
Prohibition on Hedging and Pledging Shares
Non-employee directors and employees, including executive officers, are not permitted to hedge their economic exposures to company stock through short sales or derivative transactions. Non-employee directors and employees, including executive officers, are prohibited from pledging any company stock (i.e., using company stock as collateral for a loan or trading shares on margin).
Executive Compensation Recovery Policy
Pursuant to our executive compensation recovery policy (the Executive Compensation Recovery Policy), all incentive awards are subject to forfeiture upon termination of employment prior to the end of the performance or vesting period or for disciplinary reasons. In addition, the Compensation Committee adopted updates to the Executive Compensation Recovery Policy to be effective January 1, 2022 (the Executive Compensation Recovery Policy, as updated and effective January 1, 2022, the Updated Executive Compensation Recovery Policy) which provides the Compensation Committee broad discretion to claw back non-qualified retirement benefits accrued beginning January 1, 2022 from any member of senior management whose misconduct results in a material violation of law or company policy that causes significant harm to the company or who fails in his or her supervisory responsibility to prevent such misconduct by others.

Pursuant to the Executive Compensation Recovery Policy, the company could recover all or a portion of any incentive compensation and, effective as of January 1, 2022 pursuant to the Updated Executive Compensation Recovery Policy, the company could also recover non-qualified retirement benefits accrued beginning January 1, 2022 from an executive officer in the case of materially inaccurate financial statements or material errors in the performance calculation, whether such inaccuracies or errors result in a restatement and whether or not the executive officer has engaged in wrongful conduct.
The Executive Compensation Recovery Policy covers any incentive compensation awarded or paid to a member of senior management during the last three years and, effective as of January 1, 2022 pursuant to the Updated Executive Compensation Recovery Policy, covers non-qualified retirement benefits accrued beginning January 1, 2022. Subsequent changes in status, including retirement or termination of employment, do not affect the company’s rights to recover compensation under the policy.
The company will disclose decisions to take action pursuant to the Updated Executive Compensation Recovery Policy in its proxy materials when required by, and in compliance with, SEC rules and regulations and other applicable laws. In addition, when legally permissible to do so, the company will disclose a decision to take action under this policy when the facts and circumstances of the matter that triggered application of the policy have been publicly disclosed in the company’s filings with the SEC and where disclosure can be made without prejudicing the company and its shareholders.
The principles of our robust Updated Executive Compensation Recovery Policy are also incorporated into the terms of our incentive plans and award agreements, which, in the event of misconduct meeting the standards described above, allow the Compensation Committee to reduce or cancel awards or payouts that would otherwise have been earned based on company performance. Action by the Compensation Committee to reduce or cancel awards or payouts can occur during or following the relevant performance period.
Executive Compensation
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) [1]		Non-Equity Incentive Plan Compensation ($) [2]		Change in Pension Value ($) [3]	All Other Compensation ($) [4]	Total Compensation ($)
David A. Ricks	2021	$1,500,000		$0		$14,966,000		$2,475,000		$2,442,235	$126,750	$21,509,985
Chair, President, and Chief Executive Officer	2020	$1,483,333		$0		$13,587,500		$2,625,500		$5,883,924	$128,372	$23,708,629
	2019	$1,400,000		$0		$12,222,000		$2,919,000		$4,658,242	$84,000	$21,283,242
Anat Ashkenazi	2021	$850,432		$0		$2,453,000	[7]	$907,816		$395,335	$51,026	$4,657,609
Senior Vice President and Chief Financial Officer	2020	N/A		N/A		N/A	[7]	N/A		N/A	N/A	N/A
	2019	N/A		N/A		N/A	[7]	N/A		N/A	N/A	N/A
Daniel M. Skovronsky, M.D., Ph.D.	2021	$1,000,000		$0		$5,024,300		$1,100,000		$342,792	$60,000	$7,527,092
Senior Vice President, Chief Scientific and Medical Officer and President, Lilly Research Laboratories	2020	$983,333		$0		$4,456,700		$1,102,317		$751,223	$58,539	$7,352,112
	2019	$900,000		$0		$4,074,000		$1,188,450		$446,521	$54,000	$6,662,971
Jacob Van Naarden	2021	$745,649	[5]	$218,715	[6]	$4,099,500		$1,029,507		$16,909	$12,462	$6,122,742
Senior Vice President, CEO Loxo Oncology at Lilly and President, Lilly Oncology	2020	N/A		N/A		N/A		N/A		N/A	N/A	N/A
	2019	N/A		N/A		N/A		N/A		N/A	N/A	N/A
Diogo Rau[7]	2021	$412,308		$250,000	[8]	$4,000,000		$362,831		$44,519	$31,670	$5,101,328
Senior Vice President and Chief Information and Digital Officer	2020	N/A		N/A		N/A		N/A		N/A	N/A	N/A
	2019	N/A		N/A		N/A		N/A		N/A	N/A	N/A
Joshua L. Smiley	2021	$230,831		$0		$0	[10]	$0	[9]	$0	$13,850	$244,681
Former Senior Vice President and Chief Financial Officer	2020	$983,333		$0		$3,587,100	[10]	$0	[9]	$2,685,276	$58,539	$7,314,248
	2019	$895,833		$0		$3,142,800	[10]	$1,182,948		$2,073,070	$53,750	$7,348,401
1 This column shows the grant date fair value of performance awards, shareholder value awards and relative value awards for all named executive officers and additional restricted stock unit awards for Mr. Van Naarden and Mr. Rau computed in accordance with FASB ASC Topic 718. See Note 12 of the consolidated financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for additional detail regarding assumptions underlying the valuation of equity awards. All values in the "Stock Awards" column were based upon the probable outcome of performance conditions as of the grant date, which vary year to year.

For purposes of comparison, the supplemental table below shows the total target grant values of stock awards approved by the Compensation Committee:

Name	2019 Total Equity		2020 Total Equity		2021 Total Equity
Mr. Ricks	$10,500,000		$12,500,000		$14,000,000
Ms. Ashkenazi	N/A	*	N/A	*	$2,200,000
Dr. Skovronsky	$3,500,000		$4,100,000		$4,700,000
Mr. Van Naarden	N/A	*	N/A	*	$4,099,500	**
Mr. Rau	N/A	*	N/A	*	$4,000,000	***
Mr. Smiley	$2,700,000	****	$3,300,000	****	$0	****

*Ms. Ashkenazi, Mr. Van Naarden and Mr. Rau were not executive officers in 2019 and 2020.
**Mr. Van Naarden's total equity includes $1,300,000 non-executive officer annual equity grant when he held his former role with Loxo Oncology, Inc. and $2,650,000 of restricted stock units ($1,650,000 granted in February 2021 representing transition equity following Lilly’s acquisition of Loxo Oncology, Inc.and $1,000,000 granted in December 2021 associated with Mr. Van Naarden's promotion).
***Mr. Rau received a sign-on restricted stock unit to replace a portion of the outstanding equity he forfeited after leaving Apple and the missed opportunity for a 2021 annual equity award from Lilly.

****As a result of Mr. Smiley's resignation as an officer on February 9, 2021, his 2019 and 2020 equity awards were cancelled and he did not receive an equity grant in 2021.
The table below shows the minimum, target, and maximum payouts (valuing the number of shares that would vest at each payout level using the grant date fair value of a share of Lilly common stock on the date of grant) for the 2021-2023 performance award included in the Summary Compensation Table, which will pay out in February 2024.

Name	Minimum Payout	Target Payout	Maximum Payout
Mr. Ricks	$0	$4,200,000	$7,350,000
Ms. Ashkenazi	$0	$1,100,000	$1,925,000
Dr. Skovronsky	$0	$1,410,000	$2,467,500
Mr. Van Naarden	$0	$650,000	$1,137,500
Mr. Rau*	N/A	N/A	N/A
Mr. Smiley**	N/A	N/A	N/A

*Mr. Rau joined Lilly in May 2021 and did not receive a 2021-2023 performance award grant.
**As a result of Mr. Smiley's resignation as an officer on February 9, 2021, Mr. Smiley did not receive a 2021-2023 performance award grant.
The table below shows the minimum, target, and maximum payouts (valuing the number of shares that would vest at each payout level using the grant date fair value of a share of Lilly common stock on the date of grant) for the 2021-2023 shareholder value award included in the Summary Compensation Table, which will pay out in February 2024.

Name	Minimum Payout	Target Payout	Maximum Payout
Mr. Ricks	$0	$4,900,000	$8,575,000
Ms. Ashkenazi	$0	$550,000	$962,500
Dr. Skovronsky	$0	$1,645,000	$2,878,750
Mr. Van Naarden	$0	$325,000	$568,750
Mr. Rau*	N/A	N/A	N/A
Mr. Smiley**	N/A	N/A	N/A

*Mr. Rau joined Lilly in May 2021 and did not receive a 2021-2023 shareholder value award grant.
**As a result of Mr. Smiley's resignation as an officer on February 9, 2021, Mr. Smiley did not receive a 2021-2023 shareholder value award grant.

The table below shows the minimum, target, and maximum payouts (valuing the number of shares that would vest at each payout level using the grant date fair value of a share of Lilly common stock on the date of grant) for the 2021-2023 relative value award included in the Summary Compensation Table, which will pay out in February 2024.

Name	Minimum Payout	Target Payout	Maximum Payout
Mr. Ricks	$0	$4,900,000	$8,575,000
Ms. Ashkenazi	$0	$550,000	$962,500
Dr. Skovronsky	$0	$1,645,000	$2,878,750
Mr. Van Naarden	$0	$325,000	$568,750
Mr. Rau*	N/A	N/A	N/A
Mr. Smiley**	N/A	N/A	N/A

*Mr. Rau joined Lilly in May 2021 and did not receive a 2021-2023 relative value award grant.
** As a result of Mr. Smiley's resignation as an officer on February 9, 2021, Mr. Smiley did not receive a 2021-2023 relative value award grant.
2 Payments under the Bonus Plan for performance in the years represented. For Mr. Van Naarden, the amount in this column reflects payments under the Bonus Plan and the Loxo Bonus Plan for 2021.
3 The amounts in this column reflect the change in pension value for each individual, calculated by an actuary. The changes in pension values in 2021 were driven by pay changes, an additional year of credited service, offset by changes in actuarial assumptions. The design of the pension benefit plan did not change. See the Pension Benefits in 2021 table below for information about the standard actuarial assumptions used. No named executive officer received preferential or above-market earnings on deferred compensation.
4 The amounts in this column are company matching contributions into each individual's 401(k) and nonqualified savings plan contributions. For Mr. Ricks, the amount in this column reflects $90,000 of company matching contributions and nonqualified savings plan contributions and $36,750 of aggregate incremental cost for his personal use of the corporate aircraft. The aggregate incremental costs for personal use of our aircraft are calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip-related maintenance, and other smaller variable costs. Because the vast majority of the use of the corporate aircraft is for business purposes, fixed costs such as aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries are not included. For Mr. Rau, the amount in this column reflects $18,914 of company matching contributions and nonqualified savings plan contributions and $12,756 of moving expense reimbursements. The company does not reimburse executives for taxes outside of the limited circumstance of taxes related to a domestic employee relocation or a prior international assignment.
5 For Mr. Van Naarden, this column reflects $668,399 in salary payments and $77,250 of unused vacation pay from Loxo Oncology, Inc.
6 This column includes the amount which represents a one-time cash payment of $218,715 in lieu of compensation and benefits Mr. Van Naarden was no longer eligible to receive following his transition to his new role, including compensation for the difference between the bonus he would have earned under the Loxo Bonus Plan and the Lilly Bonus Plan, and changes in his expected out-of-pocket costs for healthcare expenses.
7 Mr. Rau joined Lilly in May 2021, and the amount in this column reflects the pro-rated annual incentive paid for the portion of the year for which he was employed.
8 Mr. Rau received a cash sign-on award of $250,000 to replace a portion of the outstanding equity with near-term vesting provisions that he forfeited after leaving Apple and to cover other incidental expenses associated with his transition to the role with Lilly.
9 As a result of Mr. Smiley’s resignation as an officer on February 9, 2021, he did not receive a bonus payout for 2020 or 2021.
10 As a result of Mr. Smiley’s resignation as an officer on February 9, 2021, his 2019 and 2020 equity awards were cancelled and he did not receive a 2021 equity grant. Mr. Smiley realized $0 from these awards.
Grants of Plan-Based Awards During 2021
The compensation plans under which the grants in the following table were made are described in the CD&A above and consist of the Bonus Plan (a non-equity incentive plan) and the Amended and Restated 2002 Lilly Stock Plan which provides for performance awards, shareholder value awards, relative value awards and restricted stock units, among others.
To receive a payout under the performance award, the shareholder value award and the relative value award issued annually to executive officers, the participant must remain employed with the company through the end of the relevant award period, retire after December 31 of the year in which the award was issued or be subject to termination events outside of the control of the employee (death, disability, plant closing or reduction in workforce). Annual awards issued to executive officers are also generally subject to a one-year non-compete post company exit, other than the award of restricted stock units granted to Mr. Van Naarden on December 28, 2021, which does not include a non-compete covenant. The annual awards issued to executive officers (other than Mr. Van Naarden's award of restricted stock units granted on December 28, 2021) provide that if the former executive officer works for a direct competitor within the one-year restriction period, all annual cycle awards issued during the 2021 annual cycle or later would be forfeited. Awards issued to employees who were not executive officers at the time of grant generally do not include the non-compete or vesting into retirement provisions.

No dividends accrue on either performance awards, shareholder value awards, or relative value awards during the performance period. During the performance award 13-month service-vesting period and restricted stock unit award restriction period, non-preferential dividends accrue and are paid upon vesting.

Name	Award		Grant Date[2]	Compensation Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			All Other Stock or Option Awards: Number of Shares of Stock, Options, or Units	Grant Date Fair Value of Equity Awards
					Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Mr. Ricks			__	__	$562,500	$2,250,000	$4,500,000
	2021-2023 PA	[3]	2/8/2021	12/11/2020				10,576	21,151	37,014		$5,166,000
	2021-2023 SVA	[4]	2/8/2021	12/11/2020				11,271	22,541	39,447		$4,900,000
	2021-2023 RVA	[5]	2/8/2021	12/11/2020				8,545	17,090	29,908		$4,900,000
											—
Ms. Ashkenazi			__	__	$206,322	$825,287	$1,650,575
	2021-2023 PA	[3]	2/8/2021	12/11/2020				2,770	5,540	9,695		$1,353,000
	2021-2023 SVA	[4]	2/8/2021	12/11/2020				1,176	2,351	4,114		$550,000
	2021-2023 RVA	[5]	2/8/2021	12/11/2020				959	1,918	3,357		$550,000
											—
Dr. Skovronsky			__	__	$250,000	$1,000,000	$2,000,000
	2021-2023 PA	[3]	2/8/2021	12/11/2020				3,551	7,101	12,427		$1,734,300
	2021-2023 SVA	[4]	2/8/2021	12/11/2020				3,784	7,567	13,242		$1,645,000
	2021-2023 RVA	[5]	2/8/2021	12/11/2020				2,869	5,738	10,042		$1,645,000
											—
Mr. Van Naarden			__	__	$111,164	$444,655	$1,429,696
	2021-2023 PA	[3]	2/8/2021	12/11/2020				1,637	3,273	5,728		$799,500
	2021-2023 SVA	[4]	2/8/2021	12/11/2020				695	1,389	2,431		$325,000
	2021-2023 RVA	[5]	2/8/2021	12/11/2020				567	1,134	1,985		$325,000
	RSU	[6]	2/8/2021	10/15/2020							5,461	$1,100,000
	RSU	[6]	2/8/2021	10/15/2020							2,785	$550,000
	RSU	[6]	12/28/2021	12/21/2021							3,618	$1,000,000

Mr. Rau			__	__	$82,462	$329,846	$659,692
	RSU	[7]	6/1/2021	3/10/2021							20,160	$4,000,000
1 These columns show the threshold, target and maximum payouts for performance under the Bonus Plan. For Mr. Van Naarden, the columns show the threshold, target and maximum payouts for performance under both the Bonus Plan and the Loxo Bonus, pro-rated for the portion of the year he was participating in each plan. The Bonus Plan payouts range from 0 to 200 percent of target and the Loxo Bonus payouts range from 0 to 400 percent of target. The Bonus Plan and Loxo Bonus payments for 2021 performance were 110 percent of target and 310 percent of target, respectively. Actual payouts are shown in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation."
2 To assure grant timing is not manipulated for employee gain, the annual grant date is established in advance by the Compensation Committee.
3 This row shows the possible payouts for the 2021-2023 performance awards ranging from 0 to 175 percent of target. This performance award will pay out in February 2024. Ms. Ashkenazi and Mr. Van Naarden were not executive officers at the time of grant and, therefore, their performance awards will not be subject to the 13-month service vesting period and will payout in February 2023.
4 This row shows the range of payouts for the 2021-2023 shareholder value awards. This shareholder value award will pay out in February 2024, with payouts ranging from 0 to 175 percent of target. We measure the fair value of the shareholder value award on the grant date using a Monte Carlo simulation model.
5 This row shows the range of payouts for the 2021-2023 relative value awards. This relative value award will pay out in February 2024, with payouts ranging from 0 to 175 percent of target. We measure the fair value of the relative value award on the grant date using a Monte Carlo simulation model.
6 These grants were made outside of the normal annual cycle in 2021, and 5,461 units will vest on February 16, 2022, 2,785 units will vest on February 16, 2023, and 3,618 units will vest on February 1, 2024.
7 This grant was made outside of the normal annual cycle in 2021, and 7,560 units will vest on July 1, 2022, 6,300 units will vest on July 1, 2023 and 6,300 units will vest on July 1, 2024.

Outstanding Equity Awards on December 31, 2021
The 2021 closing stock price used to calculate the values in the table below was $276.22.

		Stock Awards
Name	Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Ricks	2021-2023 SVA				39,447	[1]	$10,896,050
	2020-2022 SVA				59,063	[2]	$16,314,382
	2021-2023 RVA				17,090	[3]	$4,720,600
	2020-2022 RVA				24,319	[4]	$6,717,394
	2021-2023 PA				37,014	[5]	$10,224,007
	2020-2022 PA	47,786	[6]	$13,199,449
	2019-2021 PA	56,205	[7]	$15,524,945
Ms. Ashkenazi	2121-2023 SVA				4,114	[1]	$1,136,369
	2020-2022 SVA				2,305	[2]	$636,687
	2021-2023 RVA				1,918	[3]	$529,790
	2020-2022 RVA				1,042	[4]	$287,821
	2021-2023 PA				9,695	[5]	$2,677,953
	RSU	11,499	[8]	$3,176,254
Dr. Skovronsky	2021-2023 SVA				13,242	[1]	$3,657,705
	2020-2022 SVA				19,373	[2]	$5,351,210
	2021-2023 RVA				5,738	[3]	$3,657,705
	2020-2022 RVA				7,977	[4]	$2,203,407
	2021-2023 PA				12,427	[5]	$3,432,586
	2020-2022 PA	15,675	[6]	$4,329,749
	2019-2021 PA	18,735	[7]	$5,174,982
Mr. Van Naarden	2021-2023 SVA				2,431	[1]	$671,491
	2021-2023 RVA				1,134	[3]	$671,491
	2021-2023 PA				5,728	[5]	$1,582,188
	RSU	11,864	[9]	$3,277,074
Mr. Rau	RSU	20,160	[10]	$5,568,595
Mr. Smiley		0		$0	0		$0
1 Shareholder value awards granted for the 2021-2023 performance period will vest on December 31, 2023. The number of shares reported reflects the maximum payout, which will be made if the average closing stock price in November and December 2023 is over $239.03. Actual payouts may vary from 0 to 175 percent of target. Net shares from any payout must be held by executive officers for a minimum of one year. Had the performance period ended December 31, 2021, the payout would have been at 175 percent of target.
2 Shareholder value awards granted for the 2020-2022 performance period will vest on December 31, 2022. The number of shares reported reflects the maximum payout, which will be made if the average closing stock price in November and December 2022 is over $187.17. Actual payouts may vary from 0 to 180 percent of target. Net shares from any payout must be held by executive officers for a minimum of one year. Had the performance period ended December 31, 2021, the payout would have been 175 percent of target.
3 Relative value awards granted for the 2021-2023 performance period will vest on December 31, 2023. The number of shares reported reflects the target payout, which will be paid if Lilly's absolute TSR is at or up to 5.9 percentage points above the actual peer median TSR. Net shares from any payout must be held by executive officers for a minimum of one year. Had the performance period ended December 31, 2021, the payout would have been 175 percent of target.
4 Relative value awards granted for the 2020-2022 performance period will vest on December 31, 2022. The number of shares reported reflects the target payout, which will be paid if Lilly's absolute TSR is at or up to 5.9 percentage points above the actual peer median TSR. Net shares from any payout must be held by executive officers for a minimum of one year. Had the performance period ended December 31, 2021, the payout would have been 175 percent of target.
5 This number represents the maximum value of performance award shares that could pay out for the 2021-2023 performance awards, provided performance goals are met. Once the combined cumulative EPS result and associated payout level are determined at the end of the 2021-2022 performance period, the associated number of shares will be granted as restricted stock units, vesting in February 2024. Actual payouts may vary from 0 to 175 percent of target. The number of shares recorded in the table reflects the payout if the combined cumulative EPS for 2021 and 2022 is at least $18.08 under the 2021-2023 performance award grid (see "Compensation Discussion and Analysis—Performance Goals for 2021 Incentive Programs—2021-2023 Performance Award"). Ms. Ashkenazi and Mr. Van Naarden were not executive officers at the time of grant and, therefore, their 2021-2023 performance awards will not be subject to the 13-month service vesting period and will payout in February 2023.
6 The performance period ended December 31, 2021, for the 2020-2022 performance award, resulting in the issuance of restricted stock units for 175 percent of target shares for Mr. Ricks and Dr. Skovronsky. These restricted stock units will vest in February 2023.

7 For Mr. Ricks and Dr. Skovronsky, restricted stock units vested from the 2019-2021 performance award on February 1, 2022.
8 These grants were made outside of the normal annual cycle in 2020, and 4,600 units will vest on November 1, 2024 and 6,899 units will vest on November 1, 2026.
9 These grants were made outside of the normal annual cycle in 2021, and 5,461 units will vest on February 16, 2022, 2,785 units will vest on February 16, 2023, and 3,618 units will vest on February 1, 2024.
10 This grant was made outside of the normal annual cycle in 2021. A total of 7,560 units will vest on July 1, 2022, 6,300 units will vest on July 1, 2023 and 6,300 units will vest on July 1, 2024.
Options Exercised and Stock Vested in 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value-Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[1]
Mr. Ricks	0	$0	75,387	2	$15,678,234
			123,088	3	$29,943,618
Ms. Ashkenazi	0	$0	5,450	3	$1,325,822
			4,779	4	$1,162,587
Dr. Skovronsky	0	$0	41,029	3	$9,981,125
Mr. Van Naarden	0	$0	7,929	5	$1,624,573
Mr. Rau[6]	0	$0	0		$0
Mr. Smiley	0	$0	19,266	2	$4,006,750
1 Amounts reflect the market value of Lilly stock on the day value is realized.
2 Restricted stock units resulting from the 2018-2020 performance award that vested in February 2021.
3 Payout of the 2019-2021 shareholder value award at 150 percent of target, adjusted by Lilly’s three-year cumulative TSR (145.7 percent) relative to its peer companies’ median cumulative TSR of 24.6 percent, resulting in a maximum TSR modifier of 20 percent and a final payout of 180 percent of target. Since Ms. Ashkenazi was not an executive officer when the 2019-2021 shareholder value award was granted, her award was not subject to the TSR modifier. As a result, her payout multiple was 150 percent of target.
4 Payout of the 2020-2022 performance award at 175% of target for Ms. Ashkenazi. She was not an executive officer in 2020 at the time of grant; therefore, no additional 13-month service-vesting period applied.
5 This grant was made in 2020 before Mr. Van Naarden became an executive officer.
6 Mr. Rau joined Lilly in 2021 and had no option exercise or stock awards vest during 2021.
Retirement Benefits
We provide retirement income to eligible U.S. employees, including executive officers, through the following plans:
•The 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their base salary to the plan, and the company provides matching contributions on employees’ contributions up to 6 percent of base salary up to IRS limits. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant and the terms of the plan. See the "All Other Compensation" column in the Summary Compensation Table for information about company contributions under the 401(k) Plan for the named executive officers.
•The Retirement Plan, a tax-qualified defined benefit plan that provides monthly benefits to retirees. See the Pension Benefits in 2021 table below for additional information about the value of these pension benefits.
Sections 401 and 415 of the Internal Revenue Code generally limit the amount of annual pension that can be paid from a tax-qualified plan ($230,000 in 2021 and $245,000 in 2022) as well as the amount of annual earnings that can be used to calculate a pension benefit ($290,000 in 2021 and $305,000 in 2022). However, since 1975 the company has maintained a nonqualified pension plan that pays eligible retirees the difference between the amount payable under the Retirement Plan and the amount they would have received without the Internal Revenue Code limits. The nonqualified pension plan is unfunded and subject to forfeiture in the event of bankruptcy. Likewise, the company maintains a nonqualified savings plan that allows participants to contribute up to 6 percent of base salary exceeding the IRS limit. The company matches these contributions in the same manner as described in the 401(k) Plan. For more information, see footnote 2 to the "Nonqualified Deferred Compensation in 2021" table.

The following table shows benefits that the named executive officers have accrued under the Retirement Plan and the nonqualified pension plan.
Pension Benefits in 2021

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) [1]	Payments During Last Fiscal Year ($)
Mr. Ricks	retirement plan (pre-2010)	14	$827,458
	retirement plan (post-2009)	12	$455,777
	nonqualified plan (pre-2010)	14	$11,555,253
	nonqualified plan (post-2009)	12	$6,246,306
	total		$19,084,794	$0
Ms. Ashkenazi	retirement plan (pre-2010)	9	$473,739
	retirement plan (post-2009)	12	$396,301
	retirement plan (post-2009)	9	$1,015,918
	nonqualified plan (post-2009)	12	$856,088
	total		$2,742,046	$0
Dr. Skovronsky	retirement plan (post-2009)	9	$294,986
	nonqualified plan (post-2009)	9	$1,676,195
	total		$1,971,181	$0
Mr. Van Naarden	retirement plan (post-2009)	0.3	$7,555
	nonqualified plan (post-2009)	0.3	$9,354
	total		$16,909	$0
Mr. Rau	retirement plan (post-2009)	1	$30,790
	nonqualified plan (post-2009)	1	$13,729
	total		$44,519	$0
Mr. Smiley	retirement plan (pre-2010)	14	$877,998
	retirement plan (post-2009)	12	$408,343
	retirement plan (post-2009)	14	$4,002,852
	nonqualified plan (post-2009)	12	$1,832,029
	total		$7,121,222	$0
1 The following standard actuarial assumptions were used to calculate the present value of each individual’s accumulated pension benefit:

Discount rate:	3.11 percent for the qualified plan and 2.91 percent for nonqualified plan
Mortality (post-retirement decrement only):	Private 2012 white collar table with generational projection using Scale MP-2021
Pre-2010 joint and survivor benefit (% of pension):	50 percent until age 62; 25 percent thereafter
Post-2009 benefit payment form:	Life annuity
The Retirement Plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree and, if elected, any qualifying survivor. The annual benefit under the Retirement Plan is calculated using years of service and the average of the annual earnings (salary plus bonus) for the highest five out of the last ten calendar years of service (final average earnings).
Post-2009 Plan Information: Following amendment of our Retirement Plan formulas, employees first hired on or after February 1, 2008, have accrued retirement benefits only under the new plan formula. Employees hired before that date have accrued benefits under both the old and new plan formulas. All eligible employees, including those hired on or after February 1, 2008, can currently retire at age 65 with at least five years of service and receive an unreduced benefit. The annual benefit under the new plan formula is equal to 1.2 percent of final average earnings multiplied by years of service. Early retirement benefits under this plan formula are reduced six percent for each year under age 65. Transition benefits were afforded to employees with 50 points (age plus service) or more as of December 31, 2009. These benefits were intended to ease the transition to the new retirement formula for those employees who were closer to retirement or had been with the company longer at the time the plan was changed. For the transition group, early retirement benefits are reduced three percent for each year from age 65 to age 60 and six percent for each year under age 60. Mr. Ricks, Ms. Ashkenazi and Mr. Smiley are in this transition group.
Pre-2010 Plan Information: Employees hired prior to February 1, 2008 accrued benefits under both plan formulas. For these employees, benefits that accrued before January 1, 2010 were calculated under the old plan formula. The amount of the benefit is calculated using actual years of service through December 31, 2009, while total years of service are used to determine eligibility and early retirement reductions. The benefit amount is increased (but not decreased) proportionately based on final average earnings at termination compared to final average earnings at December 31, 2009. Full retirement benefits are earned by employees with 90 or more points (the sum of his or her age plus years of service). Employees electing early retirement receive reduced benefits as described below:
•The benefit for employees with between 80 and 90 points is reduced by three percent for each year before the earlier of 90 points or age 62.
•The benefit for employees who have fewer than 80 points, but who reached age 55 and have at least ten years of service, is reduced as described above and is further reduced by six percent for each year before the earlier of 80 points or age 65.
Nonqualified Deferred Compensation in 2021

Name	Plan	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)[3]
Mr. Ricks	nonqualified savings	$72,600	$72,600	$1,140,638	$0	$3,131,383
	deferred compensation	$0	$0	$0	$0	$0
	total	$72,600	$72,600	$1,140,638	$0	$3,131,383
Ms. Ashkenazi	nonqualified savings	$33,626	$33,626	$20,659	$0	$212,556
	deferred compensation	$0	$0	$0	$0	$0
	total	$33,626	$33,626	$20,659	$0	$212,556
Dr. Skovronsky	nonqualified savings	$42,600	$42,600	$174,864	$0	$920,647
	deferred compensation	$0	$0	$0	$0	$0
	total	$42,600	$42,600	$174,864	$0	$920,647
Mr. Van Naarden	nonqualified savings	$12,462	$12,462	$544	$0	$25,467
	deferred compensation	$0	$0	$0	$0	$0
	total	$12,462	$12,462	$544	$0	$25,467
Mr. Rau	nonqualified savings	$7,339	$7,339	$229	$0	$14,906
	deferred compensation	$0	$0	$0	$0	$0
	total	$7,339	$7,339	$229	$0	$14,906
Mr. Smiley	nonqualified savings	$0	$0	$189,951	$0	$802,988
	deferred compensation	$0	$0	$0	$0	$0
	total	$0	$0	$189,951	$0	$802,988
1 The amounts in this column are also included in the Summary Compensation Table in the "Salary" column (nonqualified savings) or the "Non-Equity Incentive Plan Compensation" column (deferred compensation).
2 The amounts in this column are also included in the Summary Compensation Table in the "All Other Compensation" column as a portion of the savings plan match.
3 Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2021 ($)	Previous Years ($)	Total ($)
Mr. Ricks	$145,200	$547,415	$692,615
Ms. Ashkenazi	$67,252	N/A	$67,252
Dr. Skovronsky	$85,200	$224,777	$309,977
Mr. Van Naarden	$24,923	N/A	$24,923
Mr. Rau	$14,677	N/A	$14,677
Mr. Smiley	$0	$228,777	$228,777
The Nonqualified Deferred Compensation in 2021 table above shows information about two company programs: the nonqualified savings plan and the Deferred Compensation Plan. The nonqualified savings plan is designed to allow each employee to contribute up to 6 percent of his or her base salary and receive a company match, beyond the contribution limits prescribed by the IRS with regards to 401(k) plans. This plan is administered in the same manner as the 401(k) Plan, with the same participation and investment elections. Executive officers and other U.S. executives may also defer receipt of all or part of their cash compensation under the Deferred Compensation Plan. Amounts deferred by executives under this plan are credited with interest at 120 percent of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding, which was 1.6 percent for 2021 and is 2.3 percent for 2022. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following termination of employment but may not make withdrawals while employed by the company, except in the event of hardship as approved by the Compensation Committee. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of company bankruptcy.
Payments upon Termination or Change in Control (as of December 31, 2021)
The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be eligible upon qualifying termination of employment. Except for certain terminations following a change in control of the company, as described below, there are no agreements, arrangements, or plans that entitle named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating executive officer (other than following a change in control) would be at the discretion of the Compensation Committee.

Name		Cash Severance Payment [1]	Continuation of Medical / Welfare Benefits (present value) [2]	Acceleration and Continuation of Equity Awards as of 12/31/2021	Total Termination Benefits
Mr. Ricks
•	Involuntary retirement or termination	$0	$0	$28,724,256	$28,724,256
•	Involuntary or good-reason termination after change in control	$7,500,000	$44,054	$83,838,115	$91,382,169
Ms. Ashkenazi
•	Involuntary retirement or termination	$0	$0	$4,496,378	$4,496,378
•	Involuntary or good-reason termination after change in control	$3,600,000	$52,130	$9,766,103	$13,418,233
Dr. Skovronsky
•	Involuntary retirement or termination	$0	$0	$9,504,661	$9,504,661
•	Involuntary or good-reason termination after change in control	$4,000,000	$44,242	$27,791,074	$31,835,316
Mr. Van Naarden
•	Involuntary retirement or termination	$0	$0	$3,277,074	$3,277,074
•	Involuntary or good-reason termination after change in control	$2,430,000	$51,818	$5,717,146	$8,198,964
Mr. Rau
•	Involuntary retirement or termination	$0	$0	$5,568,595	$5,568,595
•	Involuntary or good-reason termination after change in control	$2,412,000	$39,340	$5,568,595	$8,019,935
1 See "Change-in-Control Severance Pay Plan—Cash Severance Payment" below.
2 See "Accrued Pay and Regular Retirement Benefits" and "Change-in-Control Severance Pay Plan—Continuation of medical and welfare benefits" below.
Accrued Pay and Regular Retirement Benefits: The amounts shown in the table above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:
•accrued salary, vacation pay, and, if applicable, equity payouts prorated for time worked in the performance period and adjusted for company performance
•regular pension benefits under the Retirement Plan and the nonqualified pension plan. See "Retirement Benefits" above
•welfare benefits provided to eligible U.S. retirees, including retiree medical and dental insurance. The amounts shown in the table above as "Continuation of Medical/Welfare Benefits" are explained below; and
•distributions of plan balances under the 401(k) Plan, the nonqualified savings plan, and the Deferred Compensation Plan. See the narrative following the Nonqualified Deferred Compensation in 2020 table for information about these plans.
Death and Disability: A termination of employment due to death or disability does not entitle named executive officers to any payments or benefits that are not available to U.S. employees generally.
Termination for Cause: Executives terminated for cause receive no severance or enhanced benefits and forfeit any unvested equity grants.
Change-in-Control Severance Pay Plan: As described in the CD&A under "Other Compensation Practices and Information— Severance Benefits," the company maintains a change-in-control severance pay plan for nearly all employees, including the named executive officers. The change-in-control plan for executive officers defines a change in control specifically, but generally the terms include the occurrence of one of the following: (i) acquisition by any person of 20 percent or more of the company’s stock; (ii) replacement by the shareholders of one-half or more of the board of directors; (iii) consummation of a merger, share exchange, or consolidation of the company (other than a transaction that results in the Lilly shareholders prior to the transaction continuing to hold more than 60 percent of the voting stock of the combined entity); or (iv) complete liquidation of the company or sale or disposition of all or substantially all of its assets. The amounts shown in the table for "involuntary or good-reason termination after change in control" are based on the following assumptions and plan provisions:
•Covered terminations. The table assumes a termination of employment that is eligible for severance under the terms of the plan, based on the named executive officer’s compensation, benefits, age, and service credit at December 31, 2021. Eligible terminations include an involuntary termination for reasons other than "cause" or a voluntary termination by the executive for "good reason," each as defined in the plan, within two years following the change in control.
•A termination of an executive officer by the company is for "cause," in general, if it is for any of the following reasons: (i) the employee’s willful refusal to perform, without legal cause, his or her material duties, resulting in demonstrable economic harm to the company or participating employers; (ii) any act of fraud, dishonesty, or gross misconduct resulting in significant economic harm or other significant harm to the company or participating employers or to the business reputation of the company or participating employers; or (iii) conviction by a court of competent jurisdiction of any crime (or the entering of a plea of guilty or nolo contendere to a charge of any crime) constituting a felony.
•A termination by the executive officer is for "good reason," in general, if it results from: (i) a material diminution in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities, or authority, or the assignment to him or her of additional responsibilities that materially increase his or her workload; (ii) any reduction in the executive’s then-current base salary; (iii) a material reduction in the executive’s opportunities to earn incentive bonuses below those in effect for the year prior to the change in control; (iv) a material reduction in the executive’s employee benefits from the benefit levels in effect immediately prior to the change in control; (v) the failure to grant to the executive stock options, stock units, performance shares, or similar incentive rights during each 12-month period following the change in control on the basis of a number of shares or units and all other material terms at least as favorable to the executive as those rights granted to him or her on an annualized average basis for the three-year period immediately prior to the change in control; (vi) relocation of the executive by more than 50 miles from his or her regularly assigned workplace in effect immediately prior to the change in control; or (vii) any failure by a successor entity to the company in connection with a change in control to assume the obligations of the company under the plan, or any attempted amendment, termination or repudiation of the plan by such successor entity.
•Cash severance payment. The cash severance payment amounts, in general, to two times the executive officer's annual base salary plus two times the executive officer’s bonus target for that year under the Bonus Plan.
•Continuation of medical and welfare benefits. This amount represents the present value of the change-in-control plan’s provision, following a covered termination, of 18 months of continued coverage equivalent to the company’s current active employee medical, dental, group life, company-provided death benefit, and long-term disability insurance. Similar actuarial assumptions to those used to calculate incremental pension benefits apply to the calculation for continuation of medical and welfare benefits, with the addition of actual COBRA rates based on current benefit elections.
•Acceleration of equity awards. Upon a covered termination, any unvested equity awards would convert into restricted stock units of the new company, with the number of shares earned under the awards based on accrued performance at the time of the transaction. The restricted stock units will continue to vest and pay out upon the earlier of the completion of the original award period; upon a covered termination; or if the successor entity does not assume, substitute, or otherwise replace the award. The amount in this column represents the value of the acceleration of unvested equity grants had a qualifying termination occurred on December 31, 2021.
•Excise taxes. Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company does not reimburse the affected employees for those excise taxes or any income taxes payable by the employee. To reduce the employee's exposure to potential excise taxes, the employee’s change-in-control benefit will be decreased to maximize the after-tax benefit to the individual.
Payments upon Change in Control Alone: The change-in-control plan is a "double trigger" plan, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control, or in the case of equity awards, if the successor entity does not assume, substitute, or otherwise replace the awards.
Agreement with Former Chief Financial Officer
In connection with Mr. Smiley’s resignation, he and the Company entered into a Separation Agreement (the Separation Agreement), which provided that Mr. Smiley immediately resign from his position as senior vice president and chief financial officer of the Company, as well as forfeit or forego compensatory arrangements totaling $20,133,375 (using Lilly's closing share price at the time of such forfeiture or the intended grant date value for such awards that had been previously approved but not yet granted prior to Mr. Smiley's resignation, as applicable), including all of his earned 2020 cash bonus (which would have otherwise been $1,102,317 based on company performance), his target 2021 bonus of $1,000,000, 25 percent of his earned 2018-2020 shareholder value award (representing a forfeiture of $3,100,954 in value based on Lilly's closing share price at the time of such forfeiture), and all other outstanding and previously approved but not yet granted equity incentive awards totaling $14,930.104. Mr. Smiley also agreed to remain available to the company’s chief executive officer and his successor as chief financial officer through July 2021 to facilitate the transition of his responsibilities, at reduced cash compensation of $9,000 every two weeks. The Separation Agreement includes customary provisions regarding confidentiality and a release of claims against the company, as well as a 24-month non-solicitation agreement and an 18-month non-competition agreement.
CEO Pay Ratio
Lilly’s compensation and benefits philosophy across the organization is to encourage and reward all employees who contribute to our success. We strive to ensure that the pay of every Lilly employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Lilly’s ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.
Below is the 2021 annual total compensation of our CEO and our median employee and the ratio of the annual total compensation of our CEO to that of our median employee.

CEO Pay Ratio:
CEO Annual Total Compensation*	$21,509,985
Median Employee Annual Total Compensation	$97,130
CEO to Median Employee Pay Ratio	221:1
*This annual total compensation is the "Summary Compensation Table" amount.
Methodology:
•Measurement Date: We identified the median employee using our employee population on October 31, 2021. On this date, Lilly employed approximately 37,100 people, with approximately 16,100 members of our workforce located in the U.S. and approximately 21,000 members of our workforce located outside of the U.S.
•Identification of Median Employee: In a manner consistent with SEC rules, we identified the median employee by use of a "consistently applied compensation measure," or CACM. Specifically, we identified the median employee by looking at annual base pay, bonus opportunity at target, and the grant date value for standard equity awards. We did not adjust the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.
•De Minimis Exception: Lilly has employees in 70 countries. In identifying the median employee, we excluded 386 workers in the following 10 countries, which represent approximately one percent of our workforce: Bahrain, Ecuador, Egypt, Greece, Indonesia, Kuwait, Pakistan, Panama, Qatar, and United Arab Emirates. We excluded these employees because they are affiliated with joint ventures or third-party distributors, and Lilly does not set their compensation philosophy.
•Calculated CEO Pay Ratio: After applying our CACM and excluding the employees listed above, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.
Audit Matters
Item 3. Ratification of the Appointment of the Independent Auditor
Audit Committee Oversight of the Independent Auditor
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor and oversees the process for reviewing and evaluating the lead audit partner. Further information regarding the committee's oversight of the independent auditor can be found in the Audit Committee charter, available online at lilly.com/leadership/governance.
In connection with the decision regarding whether to reappoint the independent auditor each year (subject to shareholder ratification), the committee assesses the independent auditor's performance. This assessment examines three primary criteria: (1) the independent auditor's qualifications and experience; (2) the communication and interactions with the auditor over the course of the year; and (3) the auditor's independence, objectivity, and professional skepticism. These criteria are assessed against an internal and an external scorecard and are discussed with management during a private session as well as in executive session. The committee also periodically considers whether a rotation of the company's independent auditor is advisable.
Ernst & Young LLP (EY) has served as the independent auditor for the company since 1940. Based on the Audit Committee’s assessment of EY's performance during 2021, the Audit Committee believes that the continued retention of EY to serve as the company's independent auditor is in the best interests of the company and its shareholders and has therefore reappointed EY as the company’s independent auditor for 2022. In addition to this year's favorable assessment of EY's performance, we recognize that there are several benefits of retaining a longer-tenured independent auditor. EY has gained institutional knowledge and expertise regarding the company's global operations, accounting policies and practices, and internal controls over financial reporting. Audit and other fees are also competitive with peer companies because of EY's familiarity with the company and its operations. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification.
Representatives of EY are expected to participate in the Annual Meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.
Board Recommendation on Item 3
The board recommends that you vote FOR ratifying the appointment of EY as the independent auditor for 2022.
Audit Committee Report
The Audit Committee reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that the company’s consolidated financial statements for the year ended December 31, 2021 were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent auditor, including a review of the significant management judgments underlying the financial statements and disclosures.
The independent auditor reports directly to the Audit Committee, which has sole authority to appoint and to replace the independent auditor (subject to shareholder ratification).
The Audit Committee has discussed with the independent auditor the matters required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (PCAOB), the SEC, and the NYSE, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable PCAOB rules regarding communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from the company and its management. In concluding that the auditor is independent, the Audit Committee determined, among other things, that the non-audit services provided by EY (as described below) were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act), the Audit Committee has adopted policies to ensure the independence of the independent auditor, such as prior committee approval of non-audit services and required audit partner rotation.
The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit Committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Audit Committee also periodically meets in executive session.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board (and the board subsequently approved the recommendation) that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. The Audit Committee has also appointed EY as the company’s independent auditor, subject to shareholder ratification, for 2022.
Audit Committee
Jamere Jackson, Chair
Ralph Alvarez
Michael L. Eskew
Gabrielle Sulzberger
Jackson P. Tai
Karen Walker
Services Performed by the Independent Auditor
The Audit Committee pre-approves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The Audit Committee’s policy and procedures are as follows:
•Audit services: The Audit Committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Audit services include internal controls attestation work under Section 404 of the Sarbanes-Oxley Act. The Audit Committee may also pre-approve other audit services, which are those services that only the independent auditor reasonably can provide.
•Audit-related services: Audit-related services are assurance and related services that are reasonably related to the performance of the audit or reviews of the financial statements, and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of these services does not impair the independence of the auditor.
•Tax services: The Audit Committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.
•Other services: The Audit Committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and PCAOB rules, (ii) the Audit Committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.
•Approval process: At the beginning of each audit year, management requests pre-approval from the Audit Committee of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other services known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year and known services. As specific engagements are identified thereafter that were not initially approved, they are brought forward to the Audit Committee for approval. To the extent approvals are required between regularly scheduled Audit Committee meetings, pre-approval authority is delegated to the committee chair.
For each engagement, management provides the Audit Committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.
After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.
Independent Auditor Fees
The following table shows the fees incurred for services rendered on a worldwide basis by EY in 2021 and 2020. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy.

		2021 ($ millions)*	2020 ($ millions)*
Audit Fees	Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation	$13.9	$13.7

	Reviews of quarterly financial statements
Audit-Related Fees		$0.7	$0.9
	Primarily related to assurance and related services reasonably related to the performance of the audit or reviews of the financial statements primarily related to employee benefit plan and other ancillary audits, and due diligence services on potential acquisitions

Tax Fees		$2.1	$2.7
	Tax compliance services, tax planning, tax advice Primarily related to consulting and compliance services
Total		$16.7	$17.3
*Numbers may not add due to rounding
Management Proposals
Item 4. Proposal to Amend the Company’s Articles of Incorporation to Eliminate the Classified Board Structure
The company’s articles of incorporation provide that the board is divided into three classes, with each class elected every three years. The board, after review by its Directors and Corporate Governance Committee, has approved, and recommends that the shareholders approve, amendments to eliminate the classified board structure in order to provide for the annual election of all directors (the Declassification Amendments). From 2010 through 2012 and again from 2018 through 2021, the board submitted this management proposal to shareholders seeking approval to eliminate the company’s classified board structure; however, under the company’s articles of incorporation the proposal requires the vote of 80 percent of the outstanding shares to be approved and on each prior occasion failed to receive the required vote.
If approved, the Declassification Amendments would become effective following the Annual Meeting upon the company making the required filings of the Declassification Amendments with the Secretary of State of Indiana. Directors elected prior to the effectiveness of the Declassification Amendments would serve the remainder of their respective three-year terms and each director elected after the Annual Meeting would serve a one-year term, ending at the next annual meeting of shareholders. Thereafter, the company’s classified board structure would be fully eliminated starting with the 2025 annual meeting of shareholders. In the case of any vacancy on the board occurring after the Annual Meeting created by an increase in the number of directors, the vacancy would be filled through an appointment by the board, with the new director to serve a term ending at the next annual meeting of shareholders. Vacancies created by resignation, removal or death would be filled by appointment by the board of a new director to serve until the end of the term of the director being replaced. This proposal would not change the present number of directors or the board’s authority to change that number and to fill any vacancies or newly created directorships.
Background of Proposal
As part of its ongoing review of corporate governance matters, the board, taking into account the input of the Directors and Corporate Governance Committee, considered the advantages and disadvantages of maintaining the classified board structure. The board considered the view of certain shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because shareholders are unable to evaluate and consider all directors for election on an annual basis. The board gave considerable weight to the favorable votes of a strong majority of the outstanding shares for management’s proposals in prior years.
The board also considered the benefits of retaining the classified board structure. A classified structure may promote shareholder value by providing continuity and stability in the management of the business and affairs of the company, as a majority of the board always has prior experience as directors of the company. In addition, under certain circumstances, classified boards may protect shareholder value by forcing an entity seeking control of the company to initiate discussions at arm’s-length with the board of the company, because the entity cannot replace the majority of the board in a single election. The board also considered that even without a classified board (and without the supermajority voting requirements, which the board also recommends eliminating), the company would have appropriate safeguards to protect the interests of all shareholders and discourage a would-be acquirer from proceeding with a proposal that undervalues the company or is opportunistic. These include other provisions of the company’s articles of incorporation and bylaws, as well as certain provisions of Indiana corporation law.
After balancing these interests, the board has decided to resubmit this proposal to eliminate the classified board structure.
Text of the Amendments
Article 9(b) of the company’s articles of incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix B to this proxy statement, shows the proposed changes, with deletions indicated by strikeouts and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon, and subject to, the effectiveness of the amendments to the articles of incorporation.
Vote Required
The affirmative vote of at least 80 percent of the outstanding shares of common stock is needed to approve this proposal. Unless such vote is received, the present classification of the board will continue.
Board Recommendation on Item 4
The board recommends that you vote FOR amending the company’s articles of incorporation to eliminate the classified board structure.

Item 5. Proposal to Amend the Company’s Articles of Incorporation to Eliminate Supermajority Voting Provisions
The company’s articles of incorporation provide that nearly all matters submitted to a vote of shareholders can be adopted by a majority of the votes cast. However, the company’s articles of incorporation require certain fundamental corporate actions to be approved by the holders of 80 percent of the outstanding shares of common stock. Those actions are:
•amending certain provisions of the articles of incorporation that relate to the number and terms of office of directors:
◦the company’s classified board structure (as described under Item 4)
◦a provision that the number of directors shall be specified solely by resolution of the board
•removing directors prior to the end of their elected term
•entering into mergers, consolidations, recapitalizations, or certain other business combinations with a “related person”—a party who has acquired at least five percent of the company’s stock (other than the Endowment or a company benefit plan) — without the prior approval of such action or transaction by the directors not affiliated with such shareholder
•modifying or eliminating any of the above supermajority voting requirements.

The board, after review by the Directors and Corporate Governance Committee, has approved, and recommends that the shareholders approve, amendments to eliminate the supermajority voting requirements (the Supermajority Voting Amendments). From 2010 through 2012 and again from 2018 through 2021, the board submitted this management proposal to shareholders seeking approval to eliminate these supermajority voting requirements; however, under the company’s articles of incorporation the proposal requires the vote of 80 percent of the outstanding shares to be approved and on each prior occasion failed to receive the required vote.
Background of Proposal
As part of its ongoing review of corporate governance matters, the board, taking into account the input of the Directors and Corporate Governance Committee, considered the advantages and disadvantages of maintaining the supermajority voting requirements. The board considered the potential adverse consequences of maintaining the supermajority voting requirements. The board believes it is important to maintain shareholder confidence by demonstrating that the board is responsive and accountable to shareholders and committed to strong corporate governance. This requires the board to carefully balance sometimes competing interests. In this regard, the board gave considerable weight to the favorable votes of a strong majority of the outstanding shares for management’s proposal in the previous four years. Many shareholders believe that supermajority voting requirements impede accountability to shareholders and contribute to board and management entrenchment. The board also considered that, even without the supermajority vote (and without the classified board, which the board also recommends eliminating), the company has appropriate safeguards to protect the interests of all shareholders and to discourage a would-be acquirer from proceeding with a proposal that undervalues the company or is opportunistic and to assist the board in responding to such proposals. These include other provisions of the company’s articles of incorporation and bylaws as well as certain provisions of Indiana corporation law.
The board also considered that under certain circumstances, supermajority voting requirements can provide benefits to the company and all its shareholders by making it more difficult for one or a few large shareholders to facilitate a takeover of the company or implement certain significant changes to the company without more widespread shareholder support.
After balancing these interests, the board has decided to resubmit this proposal to eliminate the supermajority voting requirements.
Text of Amendments
Articles 9(c), 9(d), and 13 of the company’s articles of incorporation contain the provisions that will be affected if this proposal is adopted. These articles, set forth in Appendix B to this proxy statement, show the proposed changes with deletions indicated by strikeouts and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon, and subject to, the effectiveness of the amendments to the articles of incorporation.
Vote Required
The affirmative vote of at least 80 percent of the outstanding shares of common stock is needed to approve this proposal. Unless such vote is received, the supermajority voting requirements will continue to be in effect.
Board Recommendation on Item 5
The board recommends that you vote FOR amending the company's articles of incorporation to eliminate supermajority voting requirements.

Item 6. Proposal to Amend the Company's Articles of Incorporation to Give Shareholders the Ability to Amend the Company’s Bylaws
The company’s articles of incorporation do not allow shareholders to amend the company’s bylaws. This position reflects the default under Indiana law, which reserves the exclusive authority to amend bylaws to the board. The board, after review by the Directors and Corporate Governance Committee, has approved, and recommends that the shareholders approve, amendments to the articles of incorporation to allow shareholders to amend the company’s bylaws. Pursuant to Indiana law, approval of the proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.
Background of Proposal
As part of its ongoing review of corporate governance matters, the board, taking into account the input of the Directors and Corporate Governance Committee, considered the advantages and disadvantages of maintaining the Indiana default position that reserves the exclusive right to amend the bylaws to the board. The board considered the potential adverse consequences of maintaining the Indiana default position that does not allow shareholders to amend the bylaws. The board believes it is important to maintain shareholder confidence by demonstrating that the board is responsive and accountable to shareholders and committed to strong corporate governance. This requires the board to carefully balance sometimes competing interests. In this regard, the board gave considerable weight to shareholder feedback supporting the ability of shareholders to amend the bylaws. The board also considered that even if shareholders have the authority to amend the bylaws, the company has appropriate safeguards to protect the interests of all shareholders and discourage a would-be acquirer from proceeding with a proposal that undervalues the company or is opportunistic. These include other provisions of the company’s articles of incorporation and bylaws, as well as certain provisions of Indiana corporation law.
The board also considered that under certain circumstances, allowing the bylaws to be amended by shareholders would not be in the best long-term interests of the company because of the potential risk of abuse by a single shareholder or special interest group of shareholders with no fiduciary duties to other shareholders, and accordingly, the board, which is accountable to all shareholders, may be better positioned to ensure that bylaw amendments are appropriate.
After balancing these interests, the board has decided to submit this proposal to allow shareholders holding a majority of the company’s issued and outstanding common stock to amend the company’s bylaws.
Proposed amendments to the bylaws:
Article 10 of the company’s articles of incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix C to this proxy statement, shows the proposed changes, with deletions indicated by strike-outs and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon, and subject to, the effectiveness of the amendments to the articles of incorporation.
Vote Required
To approve this proposal, the votes cast in favor of this proposal must exceed the votes cast against this proposal. Unless such vote is received, the present prohibitions against shareholders amending the company’s bylaws will continue.
Board Recommendation on Item 6
The board recommends that you vote FOR amending the company’s articles of incorporation to allow shareholders to amend the company’s bylaws.
Shareholder Proposals
Item 7. Proposal to Amend the Bylaws to Require an Independent Board Chair
Legal & General Investment Management America, Inc. ("LGIM America"), 71 South Wacker Drive, Suite 800, Chicago, Illinois 60606, beneficial owner of 212,515 shares of our common stock as of November 9, 2021, has submitted the following proposal:
RESOLVED, Eli Lilly and Company ("Lilly" or the "Company") shareholders request the Board of Directors adopt as policy (the "Policy"), and amend the bylaws as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, be an independent member of the board. The Policy shall apply prospectively so as not to violate any contractual obligations. If the board determines that a Chair who was independent when selected is no longer independent, the board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This policy would be phased in for the next CEO transition.
Supporting Statement
The board is responsible for overseeing the actions of management. They are expected to act as a counter-power and constructively challenge the executive directors. Conflicts of interest may arise when one person holds both the Chair and CEO positions. In our view, shareholders, as well as the company, are best served by an independent board Chair who can provide a balance of power between the CEO and the board.
While the CEO's insights and communication can and should be shared with an independently led board, the difference, should the shareholder proposal be implemented, is that those insights will then be subjected to review and oversight by a board led by an independent chair, rather than by a board led by the same person whose insights are being considered. We believe that Lilly's board should adopt best practice governance policies, including having an independent board chair.
In 2019 PricewaterhouseCoopers surveyed over 700 directors, 57% of directors who sat on a board with a combined Chair/CEO stated that it was difficult to voice dissent - a 37% higher result than on boards with an independent Chair.
Pharmaceutical companies are particularly in need of effective and unconflicted oversight because of the industry's high legal and regulatory risks related to product safety and the industry's commercial practices. Eli Lilly is not immune to litigation and regulatory attention. Only in 2021, the company has been repeatedly cited in a US Senate report on significant insulin price increase; the Mississippi Attorney General launched a lawsuit against Lilly, and others, alleging collusion to keep insulin prices high; and the City of Miami, Florida initiated litigation asserting antitrust and other claims against the company.

The risk of lawsuits, sustained public controversy and regulatory intervention, whether ultimately found to be justified or not, are strong arguments for the need for continuous, effective and unconflicted board oversight of corporate management.
In order to ensure that our board can provide rigorous oversight for our Company and management with greater independence and accountability, we urge a vote FOR this shareholder proposal.
Statement in Opposition to the Shareholder Proposal to Amend the Bylaws to Require an Independent Board Chair
The board, after review by its Directors and Corporate Governance Committee, recommends a vote against this proposal.
If implemented, the proposal would lock in a mandatory board leadership structure that eliminates our board’s flexibility to evaluate and adopt what it believes to be the most effective leadership structure for Lilly under the relevant facts and circumstances at any given point in time. Unlike the proponent, the board believes, whether in the present or after the next CEO transition, that there is no “one-size-fits-all” approach to board leadership and recognizes that two of its key responsibilities are to evaluate and implement the leadership structure best suited to achieve the company’s objectives and to promote the long-term interests of its shareholders with due regard for all our stakeholders. In 2021, the board again undertook an assessment of its leadership structure in the context of our business, long-term strategy and industry environment, and developments in corporate governance, and believes that a combined chair and CEO, coupled with a strong lead independent director position, continues to be in the best interest of the company and our shareholders.
Lilly’s board leadership structure is consistent with market practice and our flexible approach was strongly endorsed by Lilly’s shareholders last year.
There is no singular approach to independent board leadership across S&P 500 companies. Notably, as of December 31, 2021, only 36% of companies in the S&P 500 have independent chairs and, like Lilly, 57% of companies in the S&P 500 instead have lead independent directors,1 and six of the eight U.S.-incorporated companies from our peer group (see “Compensation Discussion and Analysis—Compensation Committee’s Processes and Analyses—Competitive Pay Assessment” for a list of our peer group companies)2 have a combined board chair and CEO. In addition, Lilly’s shareholders decidedly rejected similar proposals seeking to mandate an independent board chair at both our 2020 and 2021 annual meetings of shareholders, with nearly two-thirds of the votes cast against the proposal, thus endorsing our flexible approach.
Lilly’s current board leadership structure and corporate governance practices provide effective, independent oversight of management.
Lilly has a strong independent board that operates under sound principles of corporate governance. See “Governance—Highlights of the Company’s Corporate Governance—Leadership Structure; Oversight of Chair, CEO, and Senior Management” for a description of the board’s governance principles. Although the chair and CEO roles are combined, we ensure independent oversight of the company through a counterbalancing governance structure, which we have had since 2006 through either a lead independent director or presiding director. Further bolstering independent oversight, each of our current board members other than the CEO is independent (12 out of 13 directors), and all standing board committees are made up solely of independent directors and led by independent committee chairs.
Lilly’s lead independent director is elected annually by and from among the independent directors of the board. Our strong lead independent director is empowered with clearly defined responsibilities including:
•leading the board’s processes for selecting the CEO;
•overseeing the independent directors’ annual performance evaluation of the chair and CEO;
•serving as a liaison between the chair and the independent directors;
•presiding at all meetings of the board at which the chair is not present;
•presiding at executive sessions of the independent directors;
•calling meetings of the independent directors, as appropriate;
•approving meeting agendas and schedules and reviewing information to be provided to the board;
•being available for consultation and direct communication with shareholders, as appropriate;
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1 Source: EY Center for Board Matters, Corporate Governance by the Numbers. December 31, 2021.
2 Biogen has an independent board chair and Merck’s former CEO and Chair retired as CEO in 2021 and remains on Merck’s board of directors as executive chair.

•together with the chair and the chair of the Directors and Corporate Governance Committee, conducting the annual board assessment process;
•together with the Directors and Corporate Governance Committee, leading the director succession planning process; and
•retaining advisors for the independent directors, as appropriate.
Furthermore, the board has instituted a number of governance best practices to ensure effective independent oversight, including:
•executive sessions of the independent directors held after every regular board meeting that are presided over by our lead independent director;
•an annual performance evaluation of the chair and CEO conducted by the independent directors, the results of which are reviewed with the CEO and considered by the Compensation Committee and independent directors in establishing the CEO’s compensation for the next year;
•an annual performance evaluation of the lead independent director by the board as part of the annual board assessment process;
•independent director access to management whenever deemed necessary by the independent directors; and
•the ability of independent directors and all committees to retain their own independent advisors, at the company’s expense, whenever they deem it desirable to do so.
Lilly’s current governance structure provides effective, independent oversight over key matters that are important to our stakeholders, including drug pricing and access.
Our independent directors are deeply engaged in key matters important to Lilly and our stakeholders, including the oversight over the company’s approach to drug pricing and access. Guided by this active oversight, Lilly already has taken numerous steps to promote drug affordability and access. For example, Lilly introduced two additional lower-priced versions of Humalog in January 2020 and added the Lilly Insulin Value Program to Lilly’s comprehensive suite of insulin affordability solutions in September 2020, which now enables customers with commercial insurance or no insurance to purchase their monthly prescription of all Lilly insulins for $35. In addition, in September 2021, Lilly announced that it would lower the list price of all Lilly’s non-branded insulins, including Insulin Lispro Injection, by an additional 40% in the U.S. That price reduction took effect January 1, 2022, effectively reducing the list price to 2008 levels. These examples, among others, demonstrate Lilly’s commitment to providing effective oversight over drug pricing and access.
Our board of directors believes that our shareholders are best served by preserving the flexibility to determine the appropriate leadership structure for the company in light of the circumstances at the relevant time.
We believe the proposal would unnecessarily restrict the board’s ability to exercise its fiduciary duty to determine the board leadership structure most appropriate for the company given the specific circumstances and leadership needs at any particular point in time. The company’s robust governance framework ensures that board leadership is balanced with independent participation given the extensive involvement and approval authority of the lead independent director and his oversight. Our independent directors also collectively bring to the board vast leadership experience, industry expertise, and other critical skills, and individually have demonstrated the willingness to think and act independently on behalf of shareholders. Therefore, adopting a proposal that would limit the board’s ability to exercise decision-making on the appropriate leadership is not in shareholders’ best interests.
We believe independence is essential to strong corporate governance. The combination of a chair who is also the CEO and a lead independent director assigned specific duties and empowered with robust authority achieves the delivery of multiple balanced inputs to the board. Having one individual serve as both chair and CEO provides the board with deep insights to drive long-term strategy and execution and allows consistent communication throughout the company. This is vital to our innovative research and development business with prolonged product development cycles. Further, the lead independent director, currently a sitting CEO, drives an “outside in” analysis of company decisions and performance, maintains frequent contact with our chair and CEO to ensure a productive partnership between our independent directors and management and leads our independent directors in their important oversight function. This leadership structure has served our shareholders well.
Our current governance structure enables us to be responsive to shareholders’ preferences—for example, this year we are submitting a management proposal to allow shareholders to amend the company’s bylaws.
Our current governance structure enables us to be responsive and accountable to shareholders. For example, this year we have submitted a management proposal to amend our articles of incorporation to give shareholders the ability to amend the company’s bylaws (see Item 6) with a majority vote standard. In addition, as we have done each of the past four years, we are also resubmitting management proposals to eliminate the classified board structure and supermajority voting requirements (see Items 4 and 5), which reflects our continued commitment to the interests of our shareholders.

Our current governance structure appropriately balances the company’s need for continuity in its leadership with independent and effective oversight.
Lilly’s independent directors have determined that Mr. Ricks is eminently qualified to serve as both chair and CEO, and the board believes that having him fill that combined role, complemented by Mr. Luciano, a strong lead independent director, strikes an appropriate balance between consistent leadership and independent and effective oversight that is optimal for the company and our shareholders. For additional information on the particular qualities of Mr. Ricks and why he is best suited to serve as chair at this time, as well as information on the leadership provided by Mr. Luciano, the lead independent director, please see “Governance—Highlights of the Company’s Corporate Governance—Leadership Structure; Oversight of Chair, CEO, and Senior Management.”
For these reasons, we believe a policy requiring an independent board chair is not necessary and not in the best interests of the company and its shareholders.
Board Recommendation on Item 7
The board recommends that you vote AGAINST this proposal.

Item 8. Proposal to Publish an Annual Report Disclosing Lobbying Activities
SEIU Master Trust, 1800 Massachusetts Ave. NW, Suite 301, Washington, D.C. 20036-1202, beneficial owner of shares of our common stock having a market value in excess of $2000, has submitted the following proposal:
Whereas, we believe in full disclosure of Eli Lilly and Company’s (“Lilly’s”) direct and indirect lobbying activities and expenditures to assess whether its lobbying is consistent with its expressed goals and in the best interests of shareholders.
Resolved, shareholders of Lilly request the preparation of a report, updated annually, disclosing:
1.Company policies and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.Payments by Lilly used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.Lilly’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Lilly is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the territory, local, state and federal levels.
The report shall be presented to the Public Policy and Compliance Committee and posted on Lilly’s website.
Supporting Statement
Drugmakers spend more to lobby Washington than any other industry.1 Lilly spent $88,362,000 from 2010 - 2020 on federal lobbying. Lilly lobbies extensively at the state level where disclosure is uneven or absent, with at least 144 lobbyists in 44 states in 2020 (followthemoney.org). Lilly lobbies abroad, spending between €700,000-799,000 on lobbying in Europe.
Lilly fails to disclose its third-party payments to trade associations and social welfare organizations, or the amounts used for lobbying, to shareholders. Companies can give unlimited amounts to third party groups that spend millions on lobbying and often undisclosed grassroots activity, and these groups may be spending “at least double what’s publicly reported.”2 For example, Pharmaceutical Research and Manufacturers of America (PhRMA) has given millions to controversial “dark money” social welfare groups like the American Action Network.3
Lilly chairs the board of PhRMA and belongs to the U.S. Chamber of Commerce, which together have spent over $2.1 billion on lobbying since 1998, and supports social welfare organizations that lobby, like the Alliance for Patient Access, “which claims to be pro-consumer but consistently advocates against policies to lower drug prices.”4
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1 https://www.opensecrets.org/news/2021/04/vaccine-access-pharma-lobbying-fight/.
2 https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.
3 https://www.opensecrets.org/news/2019/ll/big-phanna-bankrolled-conservative-groups-tax-retums-show/.
4 https://prospect.org/power/astroturf-campaign-attacks-discount-drug-program-for-poor/.
5 https://www.opensecrets.org/news/2021/09/phannaceutical-industrv-backs-democratic-holdouts-on-drug-pricing-plan/.

We are concerned Lilly’s lack of disclosure presents reputational risk when its lobbying contradicts company public positions. For example, Lilly states it supports more affordable medicines, yet funds PhRMA’s opposition to lower prescription drug prices.5 And while Lilly opposed Indiana voter restrictions, groups have asked Lilly to cut ties with the American Legislative Exchange Council “because of its voter restriction efforts.”6
Statement in Opposition to the Shareholder Proposal to Publish an Annual Report Disclosing Lobbying Activities
The board, after review by its Directors and Corporate Governance Committee, recommends a vote against this proposal.
The proposal calls for the board to publish an annual report to shareholders disclosing the company’s direct and indirect lobbying activities and expenditures to assess whether its lobbying is consistent with its expressed goals and in the best interest of shareholders.
The report requested by the proposal is unnecessary because Lilly already provides shareholders with extensive disclosures regarding the company’s direct and indirect lobbying activities and expenditures, and information necessary to assess the consistency of the company’s lobbying activities with its expressed goals through existing disclosures. Given the focus of our stakeholders on this topic, in November 2021 we substantially enhanced our disclosures with respect to Lilly’s direct and indirect lobbying activities, for example, disclosures regarding:
•our board’s oversight of political expenditures and lobbying activities;
•Lilly’s political contributions to candidates for public office (directly from Lilly and through the company’s exclusively employee-led political action committee (the “LillyPAC”));
•recipients of Lilly’s political contributions;
•Lilly’s federal and state lobbying activities; and
•Lilly’s trade association memberships to which Lilly pays annual membership dues of $50,000 or more (including those trade associations where Lilly has a board seat).
These extensive disclosures already enable shareholders to assess whether the company’s lobbying activities are consistent with its expressed goals and in the best interest of shareholders.
In addition, the company already directs its public policy engagement toward offering Lilly’s perspective in a manner that supports access to innovative medicines and advocates for improvements to the U.S. healthcare system and, accordingly, Lilly’s policies and procedures relating to its engagement in political activities already seek to align the company’s lobbying activities with its expressed goals. Moreover, contrary to the proposal’s assertions, Lilly does not fund opposition to lowering prescription drug prices. Lilly does, however, oppose legislative policies that would hinder medical discovery for patients. For example, we opposed H.R. 3 because it would not only stifle innovation but there are better policy solutions to help patients with their out of pockets costs such as Medicare Part D modernization and not requiring deductibles for insulin coverage. Similarly, we have opposed the drug pricing aspects of the Build Back Better Act that would also have negative consequences to drug discovery without directly helping patients—such as Medicare negotiation. Our political expenditures, however, cover the political spectrum and reflect our approach to engaging stakeholders on various complex issues to help preserve incentives and ensure an environment conducive to finding new treatments.
Lilly already publicly discloses the information requested by the proposal regarding the company’s policies and procedures governing direct and indirect lobbying activities.
In this proxy statement, the political participation page of Lilly’s website (the “Political Participation Website”), and Lilly’s corporate governance guidelines, the company discloses its extensive policies and procedures governing direct and indirect lobbying activities. For example, the Political Participation Website discloses:
•Lilly’s commitment, through public policy engagement, to provide a way for all our locations globally to offer Lilly’s perspective on the political environment in a manner that supports access to innovative medicines, as well as to look for ways to engage on issues specific to local business environments;
•that Lilly employees must comply with our global policies, core values and legal obligations, which are outlined in our written code of business conduct, The Red Book;
•that when engaging in lobbying activities Lilly complies with the laws that govern such activities, Lilly’s vice president, U.S. government affairs is responsible for overseeing these activities and the company’s general counsel and chief financial officer, or their designees, also approve all corporate political contributions before they are made; and
•that, where permitted, Lilly makes lawful political contributions in the United States to political candidate committees, political parties, political action committees, ballot measure committees, associations and other political organizations operating under section 527 of the Internal Revenue Code.
_________________________________________
6 https://www.thenation.com/article/politics/alec-corporations-democracv/.

Lilly already publicly discloses the information requested by the proposal regarding our direct and indirect lobbying expenditures.
Lilly makes extensive disclosures regarding its direct and indirect lobbying expenditures in its Political Participation Website, proxy materials, the environmental, social and governance (“ESG”) page of its website, and through other publicly available disclosures regarding its political activities. The trade associations through which Lilly conducts its indirect lobbying activities (which are evaluated annually by the Company’s U.S. government affairs leaders) also publicly disclose their lobbying expenditures. As noted in the bullet points above, in November 2021 Lilly substantially enhanced its disclosures related to its direct and indirect lobbying activities, including lobbying expenditures. Lilly voluntarily discloses its corporate political contributions and expenditures on an annual basis on the Political Participation Website. The proposal also requests we disclose our grassroots lobbying communications, however, Lilly does not engage in grassroots lobbying communications to the general public. The proposal also notes that groups have asked Lilly to cut ties with the American Legislative Exchange Council (“ALEC”). Lilly is no longer a member of ALEC. Additional details regarding the company’s corporate contributions, LillyPAC’s contributions (which are also voluntarily disclosed on an annual basis), contribution data, and the company’s direct lobbying expenses are also already made available to the public from numerous public sources.
Lilly already publicly discloses the information requested by the proposal regarding our membership in, and payments to, any tax-exempt organizations that writes and endorses model legislation.
As noted above, Lilly’s Political Participation Website also contains information regarding the company’s U.S. trade association memberships for which the company pays annual dues of $50,000 or more and information regarding the percentage of dues collected by such trade associations utilized for federal and state lobbying and political expenditures. In the Political Participation Website, Lilly already discloses Lilly’s memberships in organizations that report lobbying activity to the U.S. federal government, including the Pharmaceutical Research and Manufacturers of America, the National Association of Manufacturers, the Biotechnology Innovation Organization, the U.S. Chamber of Commerce and the Business Roundtable.
Lilly already publicly discloses the information requested by the proposal regarding its decision-making process and the board’s oversight over direct and indirect lobbying activities.
In this proxy statement and the Political Participation Website, Lilly already discloses its decision-making process and the board’s oversight over the company’s political expenditures and direct and indirect lobbying activities to ensure the company fulfills its commitment to stewardship of corporate funds and risk minimization with respect to such activities.
For example, the board receives regular updates from the senior vice president, corporate affairs, and communications regarding public policy issues and the company’s direct and indirect lobbying activities and receives semi-annual updates on direct and indirect lobbying activities and trade association memberships. See “Governance—Highlights of the Company’s Corporate Governance—Political and Policy Participation” for additional information.
Requiring Lilly to prepare a separate report with this information would place an undue administrative burden on the company and would not provide meaningful additional information to shareholders.
We do not believe the additional disclosures contemplated by the proposal would provide meaningful additional information to shareholders to merit the resources required to provide the requested report. For these reasons, we believe the proposal is not in the best interests of the company and its shareholders.
Board Recommendation on Item 8
The board recommends that you vote AGAINST this proposal.

Item 9. Proposal to Disclose Lobbying Activities and Alignment with Public Policy Positions and Statements
CommonSpirit Health, 444 West Lake Street, Chicago, IL 60606, beneficial owner of shares of our common stock having a market value in excess of $2000, has submitted the following proposal:
Resolved: Shareholders request that the Board of Directors commission and publish a third party review within the next year (at reasonable cost, omitting proprietary information) of whether Eli Lilly and Company’s (“Lilly’s”) lobbying activities (direct and through trade associations) align with Lilly’s public policy position and public statements, particularly supporting “making medicines more accessible and affordable to patients” and “fairness and transparency in the biopharma industry.”1 The report should discuss how Lilly addresses the risks presented by any misaligned lobbying and its plans, if any, to mitigate these risks.
_________________________________________
1 https://www.lilly.com/policies-reports/public-policy.

Supporting Statement:
Lilly’s commitment to Health Above All is in opposition to its lobbying efforts. Lilly says, “We’re dedicated to making our medicines more equitable, accessible and affordable,” and clearly states, “no one should have to ration their insulin.”2 Yet, Lilly is among three insulin manufacturers explicitly called out for price collusion in a 2017 class action lawsuit.3
Lilly states, “Now more than ever, it’s vitally important that we demonstrate accountability and trustworthiness so we can continue to earn the confidence of patients, healthcare providers and other customers, as well as society as a whole.” However, Lilly has directly lobbied against drug pricing reform that advances affordability,4 hiring three lobbyists in March 2021 to defeat Democratic drug pricing proposals even while Lilly was under intense scrutiny for insulin price hikes.5
Lilly’s CEO Dave Ricks is now the Board Chair for Pharmaceutical Research and Manufacturers of America (“PhRMA”), which raised nearly $527 million in 2020 and spent roughly $506 million, including donating millions to numerous other organizations for use in opposing congressional drug pricing reform efforts.6 PhRMA also sits on the board of the American Legislative Exchange Council, which has actively opposed H.R. 3 and its moderate counterpart S. 2534 (both 116th Congress) - bills to lower the costs of pharmaceuticals.7
Lilly is the fourth largest lobbying spender ($166.2M) and the third highest campaign contributor ($13.3M) between 1999 and 2018. Lilly was among several pharmaceutical companies that gave $1.6M to lawmakers in the first half of 2021, targeting legislators who were likely to oppose drug pricing reforms in the Build Back Better Act.8
The positions Lilly adopts should not be undermined by lobbying efforts undertaken by organizations the Company supports financially. A company may not support every position taken by the trade associations to which it belongs, but proper risk management requires that the board be aware of inconsistencies and evaluate salient risks that would require mitigation.
Given Lilly’s extensive direct and indirect lobbying against measures that would make drugs more affordable, we are concerned that the misalignment between Lilly’s lobbying and its stated position with regard to equity, access and affordability creates reputational risk.9
For these reasons, we urge shareholders to support the proposal.
Statement in Opposition to the Shareholder Proposal to Publish an Annual Report Disclosing Lobbying Activities
The board, after review by its Directors and Corporate Governance Committee, recommends a vote against this proposal.
The proposal calls for the board to publish a report to shareholders disclosing whether the company’s lobbying activities align with its public policy positions and statements, particularly regarding Lilly’s goals of promoting access and affordability of medicines and fairness and transparency in the biopharmaceutical industry.
The report requested by the proposal is unnecessary because Lilly already provides shareholders with sufficient information to assess the alignment of the company’s lobbying activities with its public positions and statements through existing disclosures. Given the focus of our stakeholders on this topic, in November 2021 we substantially enhanced our disclosures with respect to Lilly’s direct and indirect lobbying activities, including, without limitation, disclosures regarding:
•our board’s oversight of political expenditures and lobbying activities;
•Lilly’s political contributions to candidates for public office (directly from Lilly and through the company’s exclusively employee-led political action committee (the “LillyPAC”));
•recipients of Lilly’s political contributions;
•Lilly’s federal and state lobbying activities; and
•Lilly’s trade association memberships to which Lilly pays annual membership dues of $50,000 or more (including those trade associations where Lilly has a board seat).
These extensive disclosures already enable shareholders to assess whether the company’s lobbying activities align with its public policy positions and statements, as well as to assess the risks presented by any potential misalignment.

_________________________________________
2 https://www.lilly.com/who-we-are/health-above-all.
3 https://www.fiercepharma.com/pharma/novo-faces-new-shareholder-suit-for-alleged-collusive-price-fixing.
4 https://www.wfyi.org/news/articles/eli-lilly-says-legislation-to-address-drug-prices-would-hurt-its-current-future-operations.
5 https://www.opensecrets.org/news/2021/04/vaccine-access-pharma-lobbying-fight/.
6 https://www.opensecrets.org/news/2020/12/pharma-lobby-poured-millions-into-darkmoney-groups/.
7 https://www.alecaction.org/update/20-alec-lawmakers-say-no-to-importing-price-controls-and-socialized-medicine-to-america.
8 https://www.tampabay.com/news/health/2021/10/27/big-pharma-spends-big-to-block-attempts-to-control-drug-prices/.
9 https://www.opensecrets.org/orgs/eli-lilly-co/lobbying?id=d000000166

In addition, the company already directs its public policy engagement toward offering Lilly’s perspective in a manner that supports access to innovative medicines and advocates for improvements to the U.S. healthcare system and, accordingly, Lilly’s policies and procedures relating to its engagement in political activities already seek to align the company’s lobbying activities with its expressed goals. Moreover, contrary to the proposal’s assertions, Lilly does not fund opposition to lowering prescription drug prices. Lilly does, however, oppose legislative policies that would hinder medical discovery for patients. For example, we opposed H.R. 3 because it would not only stifle innovation but there are better policy solutions to help patients with their out of pockets costs such as Medicare Part D modernization and not requiring deductibles for insulin coverage. Similarly, we have opposed the drug pricing aspects of the Build Back Better Act that would also have negative consequences to drug discovery without directly helping patients—such as Medicare negotiation. Our political expenditures, however, cover the political spectrum and reflect our approach to engaging stakeholders on various complex issues to help preserve incentives and ensure an environment conducive to finding new treatments.
Lilly already publicly discloses the information requested by the proposal regarding the company’s lobbying activities.
Lilly makes extensive disclosures regarding its lobbying activities in the political participation page of its website (the “Political Participation Website”), proxy materials, the environmental, social and governance (“ESG”) page of its website, and through other publicly available disclosures regarding its political activities. As noted in the bullet points above, in November 2021 Lilly substantially enhanced its disclosures related to its lobbying activities. In addition, Lilly voluntarily discloses its corporate political contributions on an annual basis. In addition to the public disclosures of lobbying expenditures by trade associations through which Lilly conducts its indirect lobbying activities (which are evaluated annually by the company’s U.S. government affairs leaders), Lilly’s Political Participation Website also contains information regarding the company’s trade association memberships for which the company pays annual dues of $50,000 or more, as well as information regarding the percentage of dues collected by such trade associations utilized for federal and state lobbying and political expenditures. Additional details regarding the company’s corporate contributions, LillyPAC’s contributions (which are also voluntarily disclosed on an annual basis), contribution data, and the company’s direct lobbying expenses are also already made available to the public from numerous public sources.
Lilly already publicly discloses the information requested by the proposal regarding its public policy positions and statements with regard to accessibility and affordability and fairness and transparency.
In this proxy statement, the Political Participation Website and Lilly’s public policy website, the company discloses its public policy positions regarding accessibility and affordability as well as fairness and transparency in the biopharmaceutical industry. These disclosures include Lilly’s commitment to advocate for improvements to the U.S. health care system that align with the company’s core principles of: (1) encouraging and protecting innovation; (2) fairness and transparency in the biopharmaceutical industry and all of health care; and (3) lowering costs at the pharmacy counter for patients who use our medicine. Lilly’s lobbying activities are aligned with these public policy positions and our actions also clearly demonstrate this alignment. For example, Lilly advocates for insurers to pass through its negotiated rebates directly to consumers at the pharmacy counter and is supportive of efforts to exempt health care services for chronic conditions from a health insurance plan’s deductible. On the ESG page of its website, Lilly also discloses its support for various transparency initiatives globally, and the company seeks to collaborate with policy makers, industry colleagues and key stakeholders to align on approaches that achieve these objectives. As demonstrations of delivering on its commitment to its public policy positions regarding drug pricing and access, Lilly introduced two additional lower-priced versions of Humalog in January 2020 and added the Lilly Insulin Value Program to Lilly’s comprehensive suite of insulin affordability solutions in September 2020, which now enables customers with commercial insurance or no insurance to purchase their monthly prescription of all Lilly insulins for $35. In addition, in September 2021, Lilly announced that it would lower the list price of all Lilly’s non-branded insulins, including Insulin Lispro Injection, by an additional 40% in the U.S. That price reduction took effect January 1, 2022, effectively reducing the list price to 2008 levels. These examples, among others, demonstrate Lilly’s commitment to providing effective oversight over drug pricing and access.
Lilly already publicly discloses the information requested by the proposal regarding its oversight and plans to mitigate alleged risks presented by any misaligned lobbying activities.
In this proxy statement and the Political Participation Website, Lilly already discloses its governance and risk mitigation procedures that are in place to avoid and address any misalignment between Lilly’s lobbying activities and its public policy positions and statements.
For example, the board exercises oversight of Lilly’s political expenditures and lobbying activities to ensure the company fulfills its commitment to stewardship of corporate funds and risk minimization with respect to such activities. The board receives regular updates from the senior vice president, corporate affairs, and communications regarding public policy issues and the company’s direct and indirect lobbying activities and receives semi-annual updates on direct and indirect lobbying activities and trade association memberships.
Therefore, the board already takes steps to oversee and mitigate the potential risks of misalignment between Lilly’s lobbying activities and public policy positions and statements.

Requiring Lilly to prepare a separate report with this information would place an undue administrative burden on the company and would not provide meaningful additional information to shareholders.
We do not believe the additional disclosures contemplated by the proposal would provide meaningful additional information to shareholders to merit the resources required to provide the requested report. For these reasons, we believe the proposal is not in the best interests of the company and its shareholders.
Board Recommendation on Item 9
The board recommends that you vote AGAINST this proposal.

Item 10. Proposal to Report Oversight of Risks Related to Anticompetitive Pricing Strategies
Trinity Health, 766 Brady Avenue, Apt. #635, Bronx, New York 10462, beneficial owner of shares of our common stock having a market value in excess of $2000, has submitted the following proposal:
RESOLVED that shareholders of Eli Lilly and Company (“Eli Lilly”) ask the board of directors to report to shareholders on how it oversees risks related to anticompetitive practices, including whether the full board or board committee has oversight responsibility, whether and how consideration of such risks is incorporated into board deliberations regarding strategy, and the board’s role in Eli Lilly’ s public policy activities related to such risks. The report should be prepared at reasonable expense and should omit confidential or proprietary information, as well as information about existing litigation and claims of which Eli Lilly has notice.
SUPPORTING STATEMENT
The anticompetitive practices of companies within the pharmaceutical supply chain, including insulin manufacturers such as Eli Lilly, are receiving increasing scrutiny from the public, regulators, and enforcers. The criticism of Eli Lilly has focused on the company’s insulin pricing strategy, which has resulted in massive price hikes for everyday consumers.1
In response, regulators and legislators have increasingly focused on the pricing strategies of insulin manufacturers. In early 2021, the Senate Finance Committee issued a Staff Report on the rising cost of insulin, noting that Eli Lilly’s Humalog 50-50 Kwikpen had seen a 64% price increase between 2013 and 2017, and that insulin manufacturers had “aggressively raised the [wholesale acquisition cost] of their insulin products absent significant advances in the efficacy of the drugs.”2 Additionally, in response to high insulin prices, eight states (CO, IL, ME, NM, NY, UT, WA, WV) have capped the price of insulin within their jurisdiction and others are considering adopting similar policies.3
Separately, the company is facing a multitude of lawsuits around the pricing of its insulin products, including claims from various state attorney generals, class action lawsuits, and other market participants.4 The allegations include claims that Eli Lilly violated both state and federal RICO statutes, was unjustly enriched, and violated various state level consumer protection laws.5 The number and magnitude of lawsuits continues to mount, with the Mississippi Attorney General recently filing a lawsuit against Eli Lilly, alleging that the company colluded with other insulin manufacturers and pharmacy benefit managers to artificially keep insulin prices high:6
Eli Lilly’s pricing strategies and the resulting mounting pressure on the company increase the likelihood of new regulation, increase risk for investors, and have a substantial impact on the public at large. Given the widespread concern and rapidly changing environment the company finds itself in, we believe that robust board oversight would improve Eli Lilly’s management of the risks related to its anticompetitive practices and that shareholders would benefit from more information about the board’s role.
Therefore, we urge Eli Lilly shareholders to vote FOR this proposal.
Statement in Opposition to the Shareholder Proposal to Report Oversight of Risks Related to Anticompetitive Pricing Strategies
The board, after review by its Directors and Corporate Governance Committee, recommends a vote against this proposal.
The proposal calls for the board to produce a report on how it oversees risks from alleged anticompetitive practices. The supporting statement makes reference to, among other things, competition-related lawsuits and regulatory investigations that relate to the pricing of insulin from several years ago.
___________________________________________
1 https://www.finance.senate.gov/imo/media/doc/Grassley-Wyden%20lnsulin%20Report%20(FINAL%201).pdf.
2 Id.
3 https://www.nbcnews.com/news/us-news/states-are-trying-cap-price-insulin-pharmaceutical-companies-arepushing-n1236766
4 See Eli Lilly and Company 2020 Form 10-K, at 108-109 (https://investor.lilly.com/static-files/e724cf2c-3a2e-4180-beaf-944ecd588323).
5 Id.
6 https://seekingalpha.com/news/3706905-eli-lilly-sanofi-and-novo-nordisk-sued-over-insulin-prices

The proposal is unnecessary because Lilly already provides shareholders information that can be used to assess the board’s oversight over risks from alleged anticompetitive practices, including relating to the pricing of its medicines. This proxy statement and the company’s environmental, social and governance (“ESG”) page of its website include extensive disclosures describing how the board actively oversees and approves Lilly’s strategy, approves significant management initiatives, and structures its board and board committee agendas to engage directors in informed reviews of strategic and forward-looking issues, and Lilly’s independent directors are deeply engaged in overseeing Lilly’s approach to drug pricing and access.
These materials disclose that under the active oversight from the board and its committees, Lilly devotes substantial time and resources to implementing industry-leading initiatives in furtherance of insulin affordability. While the proposal attempts to articulate alleged anticompetitive risks by relying on “wholesale acquisition cost” data from 2017, the fact is that through numerous affordability solutions, combined with insurance coverage, Lilly has lowered the average monthly out-of-pocket cost for a prescription of Lilly insulin (regardless of the number of vials or pens) by 42% since 2017, to $22.59. Today, with various affordability options now available, anyone is eligible to purchase their monthly prescription of Lilly insulin for $35, whether they are uninsured, use commercial insurance, or are enrolled in a participating Medicare Part D plan.
In the 2021 10-K, this proxy statement and board committee charters, we already publicly disclose risks regarding regulatory and pricing strategy and the mechanisms by which the board and its committees actively oversee such risks.
In our 2021 10-K, we already disclose that there continues to be considerable public and government scrutiny of pharmaceutical pricing, and that measures to address the perceived high cost of pharmaceuticals are being considered at various levels of state and federal government. Our risk factors address drug pricing risk, noting that public and private payers continue to take steps to control expenditures for pharmaceuticals by placing restrictions on pricing and reimbursement for, and patient access to, our medications.
We already disclose to shareholders the mechanisms by which the board oversees such risks in this proxy statement and in our committee charters, which we make publicly available on our website. This proxy statement includes extensive information about how our independent directors are deeply engaged in key matters important to Lilly and our stakeholders, including oversight over the company’s approach to drug pricing and access. For example, the full board oversees the state of our compliance program and reviews key enterprise-level risks, and the Audit Committee oversees enterprise risk management processes and procedures.
The Audit Committee charter charges the Audit Committee with monitoring legal and regulatory requirements, Lilly’s compliance with legal and regulatory requirements and processes and procedures to identify and mitigate enterprise-level risks. The Ethics and Compliance Committee charter charges the Ethics and Compliance Committee with reviewing, identifying and, when appropriate, bringing to the board’s attention legal and regulatory trends and issues. The Ethics and Compliance Committee meets at least four times a year, including semi-annual private sessions with the company’s chief ethics and compliance officer, general auditor, and senior vice president, global quality. On an annual basis, the full board reviews the company’s overall state of compliance and the Ethics and Compliance Committee receives an update on compliance at each meeting. In addition, the Audit Committee and the Ethics and Compliance Committee meet jointly at least annually to review significant legal or regulatory compliance exposure and material reports or inquiries from regulators. Guided by this active oversight and as described in the next section, Lilly provides sufficient information to shareholders to assess that the company has already taken numerous industry-leading initiatives to promote drug affordability and access.
In this proxy statement and on the ESG page of our website, we already disclose how the board incorporates pricing decisions into its strategic considerations designed in furtherance of medicine accessibility.
This proxy statement discloses that the board actively oversees our corporate strategy and provides that each year the board and executive management closely examine the company’s strategy, including key risks and decisions facing the company.
The ESG page of our website describes that Lilly aims to strike a balance between access and affordability for patients while sustaining investments in life-changing treatments for some of today’s most serious diseases. When making pricing decisions, we use a value-based approach, taking into account the following:
•Customer perspective – The unmet needs that medicines can fulfill for patients and caregivers and how people can affordably access the treatment;
•Company considerations – The costs of research, development, manufacturing and support services for customers; business trends and other economic factors; as well as the medicine’s potential market size, patent life and place within our larger portfolio of medicines;
•Competitive landscape – The benefits of our medicine compared to alternative medicines, where our medicine fits in treating conditions and existing contracts between payers and our competitors;
•Other external factors – Such as health system changes and policy guidelines.
As described in this proxy statement, under the active oversight of the board, we have taken substantial actions to address drug pricing and access concerns. For example, Lilly introduced two additional lower-priced versions of Humalog in January

2020 and added the Lilly Insulin Value Program to Lilly’s comprehensive suite of insulin affordability solutions in September 2020, which now enables customers with commercial insurance or no insurance to purchase their monthly prescription of all Lilly insulins for $35. In addition, in September 2021, Lilly announced that it would lower the list price of all Lilly’s non-branded insulins, including Insulin Lispro Injection, by an additional 40% in the U.S. That price reduction took effect January 1, 2022, effectively reducing the list price to 2008 levels. These examples, among others, demonstrate Lilly’s commitment to providing effective oversight over drug pricing and access.
In addition, for the last five years Lilly has published on the company’s website U.S. list price increases and net price decreases for certain Lilly products, as well as specific additional data for Humalog and Insulin Lispro. Our board approved this measure five years ago and Lilly was among the first companies to provide this information. In addition to other actions that actually lower the price of our drugs, such as those referenced above, we routinely disclose our drug price changes, in some cases several months in advance, to stakeholders and multiple state and federal agencies.
The board’s role in public policy assessments is disclosed on the Political Participation Website, stating our approach to overseeing current and emerging environmental, social, political, and governance trends and public policy issues that may affect business operations, including overseeing political activities.
As noted in this proxy statement and the Political Participation Website, as a biopharmaceutical company that develops treatments for serious diseases, we believe it is important for our company to be a responsible participant in global political and public policy debates. Our engagement in the political arena helps ensure that patients have access to needed medicines. Through public policy engagement, we provide a way for all our locations globally to offer Lilly’s perspective on the political environment in a manner that supports access to innovative medicines and a way to engage on issues specific to local business environments.
The Political Participation Website describes that the board exercises governance oversight of our political expenditures and lobbying activities ensuring our commitment to stewardship of corporate funds and risk minimization with respect to such activities. As discussed in the Political Participation Website, the board receives regular updates from our senior vice president, corporate affairs and communications regarding public policy issues and the company’s direct and indirect lobbying activities and receives semi-annual updates on political engagement, including information on the contributions made by our exclusively employee-led political action committee (LillyPAC) and the company, as well as trade association memberships. Lilly’s vice president, U.S. government affairs reviews and approves all corporate political contributions to ensure these contributions are consistent with the company’s guidelines and in accordance with applicable laws. Our general counsel and our chief financial officer, or their designees, also approve all corporate political contributions before they are made.
Therefore, the board already takes steps to oversee and mitigate the potential risks of public policy issues that may affect our business operations, including overseeing political activities.
Requiring Lilly to prepare a separate report with this information would place an undue administrative burden on the company and would not provide meaningful additional information to shareholders.
We do not believe the additional disclosures contemplated by the proposal would provide meaningful additional information to shareholders to merit the resources required to provide the requested report. For these reasons, we believe the proposal is not in the best interests of the company and its shareholders.
Board Recommendation on Item 10
The board recommends that you vote AGAINST this proposal.
Other Information
Meeting and Voting Logistics
Additional Items of Business
We do not expect any items of business to be submitted to shareholders at the Annual Meeting other than the proposals referred to in this proxy statement. Nonetheless, if necessary, the persons named on the proxy have discretionary authority to vote the shares represented thereby with respect to any other matters that might be brought before the meeting. Those persons intend to vote on any such matters in accordance with their best judgment.
Voting
Shareholders as of the close of business on February 22, 2022 (the record date) may vote or have their shares voted at the Annual Meeting. You have one vote for each share of common stock you held on the record date, including shares:
•held directly in your name as the shareholder of record;

•held for you in an account with a broker, bank, or other nominee; and
•attributed to your account in the company's 401(k) Plan.
We encourage you to vote by mail, by telephone, or online even if you plan to attend the Annual Meeting. Shareholders who hold their shares in the 401(k) Plan must vote by April 27, 2022 so the plan trustee can vote their shares accordingly. See
"—Voting Shares Held in the Company 401(k) Plan" for more information.
Required Vote
Below are the vote requirements for the various proposals:
•The three nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions and broker non-votes will not count as votes cast either for or against a nominee.
•The following items of business will be approved if the votes cast for the proposal exceed the votes cast against the proposal:
•an advisory approval of compensation paid to the named executive officers presented in this proxy statement;
•ratification of the appointment of the independent auditor;
•the proposal to amend the company’s articles of incorporation to give shareholders the ability to amend the bylaws; and
•four shareholder proposals.
Abstentions and broker non-votes will not be counted as votes cast either for or against these proposals. As discussed below in "Meeting and Voting Logistics—Voting Shares Held by a Broker," broker non-votes are not expected in connection with the ratification of the appointment of the independent auditor.
The proposals to amend the articles of incorporation to eliminate the classified board structure and to eliminate supermajority voting provisions require the vote of 80 percent of the outstanding shares of our common stock. For these items, abstentions and broker non-votes have the same effect as a vote against the proposals.
Quorum
A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of February 22, 2022, 952,347,126 shares of company common stock were issued and outstanding.
Voting by Shareholders of Record
If you are a shareholder of record, you may vote by any one of the following methods:

Online. You may vote online at ProxyVote.com. Follow the instructions on your proxy card or notice. If you received these materials electronically, follow the instructions in the email message that notified you of their availability.

By telephone. Call 1-800-690-6903 using a touch-tone phone and follow the instructions provided.

By mail. If you received or requested paper copies of your proxy materials, sign, date, and return each proxy card you receive in the prepaid envelope. Sign your name exactly as it appears. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, the proxy holder will vote on your behalf based upon the board’s recommendations.

You may vote your shares prior to the Annual Meeting until 11:59 p.m. EDT on May 1, 2022 online or by telephone. If you are voting by mail, your marked, signed, and dated proxy card must be received by May 1, 2022. Shareholders of record may also opt to vote at the Annual Meeting, which will be held online via live webcast at virtualshareholdermeeting.com/LLY2022. See "—Attending the Annual Meeting" for more information on attending the Annual Meeting.
You have the right to change your vote or revoke your proxy before it is voted at the Annual Meeting by (i) timely notifying the General Counsel and Secretary in writing, (ii) timely delivering a later-dated proxy by mail, or (iii) timely casting a new vote online or by telephone. Shareholders of record may also revoke their proxies by voting at the Annual Meeting.

Voting Shares Held by a Broker
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. You may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone, and online. You may submit new voting instructions by contacting your broker or other nominee or by voting at the Annual Meeting.
If you give the broker instructions, your shares will be voted as you direct. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a "broker non-vote." In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under NYSE rules. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of EY as the independent auditor for 2022, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory approval of executive compensation, or the shareholder or management proposals without instructions from you, in which case a broker non-vote will occur, and your shares will not be voted on these matters.
Voting Shares Held in the Company 401(k) Plan
You may instruct the plan trustee on how to vote your shares in the 401(k) Plan online, by mail, or by telephone as described above in "Meeting and Voting Logistics—Voting by Shareholders of Record," except that if you vote by mail, the card you use will be a voting instruction form rather than a proxy card.
In addition, unless you decline, your vote will apply to a proportionate number of other shares held by participants in the 401(k) Plan for which voting directions are not received (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited).
All participants are named fiduciaries under the terms of the 401(k) Plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.
If you do not want to have your vote applied to the undirected shares, you must so indicate when you vote. Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.
If you do not vote online or by telephone by 11:59 p.m. EDT on April 27, 2022, or if your mailed ballot is not received by April 27, 2022, your shares will be voted in accordance with instructions received from other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received. You will not be able to vote your shares personally at the Annual Meeting.
Multiple Notices, Proxy Materials, or Emails
If you received more than one notice, full set of proxy materials, or email related to proxy materials, you hold shares in more than one account. You will need to cast a vote for each notice, full set of proxy materials, or email you receive. If you do not receive a proxy card, you may have elected to receive your proxy statement electronically, in which case you should have received an email with directions on how to access this proxy statement and how to vote your shares. If you wish to request a paper copy of these materials and a proxy card, please call 1-800-579-1639 on or before April 18, 2022 to facilitate timely delivery.
Vote Tabulation
Votes are tabulated by an independent inspector of election, Broadridge Financial Solutions, Inc.
Attending the Annual Meeting
The Annual Meeting will be held on Monday, May 2, 2022, at 11:00 a.m. EDT, and all shareholders as of close of business on February 22, 2022 are entitled to participate.
The Annual Meeting will be held virtually via live webcast.
Although you will not be able to attend the Annual Meeting at a physical location, we have designed the Annual Meeting live webcast to provide shareholders the opportunity to participate virtually to facilitate shareholder attendance and provide a consistent experience to all shareholders, regardless of location.
The live webcast of the Annual Meeting can be accessed by shareholders on the day of the meeting at virtualshareholdermeeting.com/LLY2022 and will begin promptly at 11:00 a.m. EDT. To attend the Annual Meeting, you will need to log in to virtualshareholdermeeting.com/LLY2022 using the 16-digit control number found on the proxy card, voting instruction form, or notice you previously received. This website can be accessed on a computer, tablet, or phone with internet connection. Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time to log in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time.

To submit questions in advance of the Annual Meeting, visit ProxyVote.com before May 2, 2022 and enter your 16-digit control number. During the meeting, if you wish to submit a question, log into the virtual meeting website at virtualshareholdermeeting.com/LLY2022, click on "Q&A," type your question into the "Submit a Question" field, and click "Submit." In order to provide an opportunity to as many shareholders as possible who wish to ask a question, each shareholder will be limited to one question. Shareholders may ask a second question if all other shareholders have had an opportunity to ask a question and if time allows. The Annual Meeting is scheduled to begin at 11:00 a.m. EDT and end at 11:45 a.m. EDT, and time remaining after agenda items are addressed will be available for shareholder questions. We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Responses to questions relevant to meeting matters that we do not have time to respond to during the meeting will be posted to our website following the meeting. Questions regarding topics that are not pertinent to meeting matters or company business will not be answered.
Support staff will be available should you experience any technical difficulties in accessing the virtual meeting. Instructions for requesting technical assistance will be available at virtualshareholdermeeting.com/LLY2022.
List of Shareholders of Record
A list of the names of shareholders entitled to vote at the Annual Meeting will be available to shareholders for five business days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact us at shareholderproposals@lilly.com if you wish to examine the list prior to the Annual Meeting. The shareholder list will also be available during the virtual Annual Meeting for examination by shareholders who access the Annual Meeting using their 16-digit control number at virtualshareholdermeeting.com/LLY2022.
The 2023 Annual Meeting
The company’s 2023 annual meeting of shareholders is currently scheduled for May 1, 2023.
Other Matters
Notice and Access
We distribute proxy materials to many shareholders via the internet under the SEC’s "Notice and Access" rules to reduce production and mailing costs and to help preserve environmental resources. Using this method of distribution, on or about March 18, 2022, we mailed the Notice Regarding the Availability of Proxy Materials that contains basic information about the Annual Meeting and instructions on how to view all proxy materials and vote. If you receive the notice and prefer to receive proxy materials by regular mail or email, follow the instructions in the notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone rather than online, the website listed on the notice (ProxyVote.com) has instructions for voting by phone.
Householding
We have adopted a procedure approved by the SEC called "householding." Under the householding procedure, certain shareholders, whether they own registered shares or shares in street name, who have the same address and who receive either notices or paper copies of the proxy materials in the mail will receive only one copy of our proxy materials, or a single notice, for all shareholders at that address, unless one or more of the shareholders at that address has previously notified us that they want to receive separate copies. Each 401(k) Plan participant will continue to receive a copy of all of the proxy materials. Regardless of how you own your shares, if you received a single set of proxy materials as a result of householding, and one or more shareholders at your address would like to have separate copies of these materials with respect to the Annual Meeting or in the future, or if you would like to request that only a single set of proxy materials be sent to the household, please contact Broadridge Financial Solutions, Inc., at 1-866-540-7095 or 51 Mercedes Way, Edgewood, NY 11717.
Other Information Regarding the Company’s Proxy Solicitation
The board is soliciting proxies for the Annual Meeting. We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail and email, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or email. We have retained Georgeson LLC to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, fax, mail, and email. We expect that the fee for those services will not exceed $17,500 plus reimbursement of customary out-of-pocket expenses.
Corporate Governance Materials
The company’s main corporate website address is lilly.com. We also make available through our investor relations website, free of charge, our company filings with the SEC as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. The reports we make available include annual reports on Form 10-K, quarterly reports on Form

10-Q, current reports on Form 8-K, proxy statements, registration statements, and any amendments to those documents. The website link to our SEC filings is investor.lilly.com/sec.cfm. This proxy statement and the annual report to shareholders are also available at ProxyVote.com as well as on our website at lilly.com/policies-reports/annual-report, and the articles of incorporation, bylaws, and all committee charters are available online at lilly.com/leadership/governance. Certain documents and information referenced in this proxy statement are available on our website. However, except as otherwise expressly provided in this proxy statement, we are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.
By order of the Board of Directors,
Ms. Anat Hakim
Senior Vice President, General Counsel and Secretary
March 18, 2022

Appendix A - Summary of Adjustments Related to the Annual Cash Bonus and Performance Award
Consistent with past practice, the Compensation Committee adjusted the reported financial results on which the 2021 annual cash bonus and the 2020-2022 performance awards were determined to eliminate the distorting effect of certain unusual items on incentive compensation performance measures. The adjustments are intended to:
•align award payments with the underlying performance of the core business
•avoid volatile, artificial inflation or deflation of awards due to unusual items during any year in the performance period, and, where relevant, the previous (comparator) year
•eliminate certain counterproductive short-term incentives—for example, incentives to refrain from acquiring new technologies, to defer disposing of underutilized assets, or to defer settling legacy legal proceedings to protect current bonus payments
•facilitate comparisons with peer companies.
To ensure the integrity of the adjustments, the Compensation Committee establishes adjustment guidelines in the first 90 days of the performance period. These guidelines are generally consistent with the company guidelines for reporting non-GAAP financial measures to the investment community, which are reviewed by the Audit Committee. The adjustments apply equally to income and expense items. The Compensation Committee reviews all adjustments and retains downward discretion, i.e., discretion to reduce compensation below the amounts that are yielded by the adjustment guidelines.
Adjustments for 2021 Bonus Plan
For 2021 bonus calculations, the Compensation Committee made the following adjustments to reported EPS consistent with our external reporting of non-GAAP financial measures:
•Eliminated the impact of the charges recognized for acquired in-process research and development
•Eliminated the impact of amortization of intangible assets
•Eliminated the impact of a charge related to the repurchase of higher-cost debt
•Eliminated the impact of asset impairments, restructuring, and other special charges
•Eliminated the impact of COVID-19 antibodies inventory charges that were recognized primarily due to changes in forecasted demand from U.S. and international governments
•Eliminated the impact of net gains on investments in equity securities
In addition to the adjustments consistent with our reporting of non-GAAP financial measures, the Compensation Committee made the following adjustment:
•When the Compensation Committee set 2021 bonus targets, the revenue and EPS goal did not contemplate estimated savings from certain discrete and unplanned performance items. The Compensation Committee reduced revenue and non-GAAP EPS for the purposes of the bonus calculation to exclude the savings from these items.
A reconciliation of adjustments to our reported revenue is below:

2021
Revenue as reported	$28,318.4
Adjustment for estimated savings from certain discrete and unplanned performance items	(180.8)
Adjusted revenue	$28,137.6

A reconciliation of adjustments to our reported EPS is below:

2021
EPS as reported	$6.12
Acquired in-process research and development charges	0.77
Amortization of intangible assets	0.53
Charge related to repurchase of higher-cost debt	0.35
Asset impairments, restructuring, and other special charges	0.28
COVID-19 antibodies inventory charges	0.25
Net gains on investments in equity securities	(0.16)
Non-GAAP EPS	$8.16
Adjustment for estimated savings from certain discrete and unplanned performance items	(0.16)
Adjusted Non-GAAP EPS	$8.00
*Numbers may not add due to rounding
Adjustments for 2020-2022 Performance Award
For the 2020-2022 performance award payout calculations, the Compensation Committee made the following adjustments to reported EPS consistent with our reporting of non-GAAP financial measures:
•2019: Eliminated Elanco discontinued operations
•2021, 2020, and 2019: Eliminated the impact of charges recognized for acquired in-process research and development
•2021, 2020, and 2019: Eliminated the impact of amortization of intangible assets
•2021 and 2019: Eliminated the impact of charges related to the repurchase of debt
•2021, 2020, and 2019: Eliminated the impact of asset impairments, restructuring, and other special charges
•2021: Eliminated the impact of COVID-19 antibodies inventory charges that were recognized primarily due to changes in forecasted demand from U.S. and international governments
•2021, 2020, and 2019: Eliminated the impact of net gains on investments in equity securities
•2019: Eliminated the impact of the gain on sale of the China antibiotics business
•2019: Eliminated the impact of Lartruvo charges
•2019: Eliminated the impact of reduced shares outstanding from the Elanco exchange offer
•2019: Eliminated the impact of certain income tax items

A reconciliation of adjustments to our reported EPS is below:

	2021	2020	% Growth 2021 vs. 2020	2019	% Growth 2020 vs. 2019
EPS as reported	$6.12	$6.79	(9.9)%	$8.89	(23.6)%
Elanco discontinued operations	—	—		(3.93)
EPS as reported from continuing operations	6.12	6.79		4.96
Acquired in-process research and development charges	0.77	0.64		0.21
Amortization of intangible assets	0.53	0.36		0.18
Charge related to repurchase of debt	0.35	—		0.22
Asset impairment, restructuring, and other special charges	0.28	0.14		0.58
COVID-19 antibodies inventory charges	0.25	—		—
Net gains on investments in equity securities(a)	(0.16)	(1.15)		(0.31)
Gain on sale of China antibiotics business	—	—		(0.26)
Lartruvo charges	—	—		0.14
Impact of reduced shares outstanding for non-GAAP reporting(b)	—	—		0.07
Impact of certain tax items(c)	—	—		(0.05)
Non-GAAP EPS	$8.16	$6.78	20.4%	$5.73	18.3%
*Numbers may not add due to rounding
(a) In 2021, the company began excluding gains and losses on investments in equity securities from non-GAAP measures. Prior to 2021, the Compensation Committee made a $0.98 adjustment to 2020 non-GAAP EPS to offset the impact of the net gains on investments in equity securities on EPS results in an amount that significantly exceeded the expected net gains on investments originally included in the EPS plan during 2020. For the 2020-2021 performance award, the Compensation Committee adjusted the 2019 base-year results to which the expected industry growth rates are applied to derive the two-year cumulative EPS goals and recast 2020 non-GAAP EPS to be consistent with the 2021 non-GAAP EPS treatment of gains and losses on investments in equity securities. Those adjusted 2020 and 2019 results are presented in this table for comparability.
(b)Non-GAAP EPS assume that the disposition of Elanco occurred at the beginning of 2019 and, therefore, exclude the approximately 65.0 million shares of Lilly common stock retired in the Elanco exchange offer.
(c) Amount relates to a tax benefit from a capital loss on the disposition of subsidiary stock.

Appendix B - Proposed Amendments to the Company's Articles of Incorporation
Proposed changes to the company’s articles of incorporation are shown below related to Items 4 and 5, "Items of Business." The changes shown to Article 9(b) will be effective if Item 4, "Proposal to Amend the Company’s Articles of Incorporation to Eliminate the Classified Board Structure," receives the vote of at least 80 percent of the outstanding shares. The changes to Articles 9(c), 9(d), and 13 will be effective if Item 5, "Proposal to Amend the Company’s Articles of Incorporation to Eliminate Supermajority Voting Provisions," receives the vote of at least 80 percent of the outstanding shares. Additions are indicated by underlining and deletions are indicated by strike-outs. The full text of the company’s Articles of Incorporation can be found on our website at lilly.com/leadership/governance.

9. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:
(a)    The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 7(b) (the “Preferred Stock Directors”), shall not be less than nine, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.
(b)    Prior to the 2023 annual meeting of directors, T~~t~~he Board of Directors (exclusive of Preferred Stock Directors) shall be divided into three classes, with the term of office of one class expiring each year. ~~At the annual meeting of shareholders in 1985, five directors of the first class shall be elected to hold office for a term expiring at the 1986 annual meeting, five directors of the second class shall be elected to hold office for a term expiring at the 1987 annual meeting, and six directors of the third class shall be elected to hold office for a term expiring at the 1988 annual meeting.~~ Commencing with the annual meeting of shareholders in ~~1986~~2023, each class of directors whose term shall then expire shall be elected to hold office for a ~~three~~one-year term expiring at the next annual meeting of shareholders. In the case of any vacancy on the Board ~~of Directors, including a vacancy created by an increase in the number~~ of D~~d~~irectors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, ~~for the remainder of the term of the class to which the director has been assigned~~ until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. ~~When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible.~~ No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the By-laws so provide.
(c)    Any director or directors (exclusive of Preferred Stock Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of at least ~~80%~~a majority of the votes ~~entitled to be~~ cast by holders of all the outstanding shares of Voting Stock (as defined in Article 13 hereof), voting together as a single class.
~~(d)    Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.~~

13. In addition to all other requirements imposed by law and these Amended Articles and except as otherwise expressly provided in paragraph (c) of this Article 13, none of the actions or transactions listed below shall be effected by the Corporation, or approved by the Corporation as a shareholder of any majority-owned subsidiary of the Corporation if, as of the record date for the determination of the shareholders entitled to vote thereon, any Related Person (as hereinafter defined) exists, unless the applicable requirements of paragraphs (b), (c), (d), (e), and (f) of this Article 13 are satisfied.
(a)    The actions or transactions within the scope of this Article 13 are as follows:
(i)    any merger or consolidation of ~~the Corporation or~~ any of ~~its~~ the Corporation’s subsidiaries into or with such Related Person;
(ii)    any sale, lease, exchange, or other disposition of all or any substantial part of the assets of ~~the Corporation~~ or any of i~~ts~~the Corporation’s majority-owned subsidiaries to or with such Related Person;
(iii)    the issuance or delivery of any Voting Stock (as hereinafter defined) or of voting securities of any of the Corporation’s majority-owned subsidiaries to such Related Person in exchange for cash, other assets or securities, or a combination thereof;

~~(iv)     any voluntary dissolution or liquidation of the Corporation;~~
(iv)    any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries, or any other transaction (whether or not with or otherwise involving a Related Person) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Corporation, or any securities convertible into capital stock of the Corporation or into equity securities of any subsidiary, that is beneficially owned by any Related Person; or
(v~~i~~)    any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (iv).
(b)    The actions and transactions described in paragraph (a) of this Article 13 shall have been authorized by the affirmative vote of ~~at least 80% of all~~ a majority of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class.
(c)    Notwithstanding paragraph (b) of this Article 13, the ~~80% voting~~ special shareholder approval requirement set forth in paragraph (b) shall not be applicable if any action or transaction specified in paragraph (a) is approved by the Corporation’s Board of Directors and by a majority of the Continuing Directors (as hereinafter defined).
(d)    Unless approved by a majority of the Continuing Directors, after becoming a Related Person and prior to consummation of such action or transaction.:
(i)    the Related Person shall not have acquired from the Corporation or any of its subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into capital stock of the Corporation or any of its majority-owned subsidiaries, directly or indirectly (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split or other distribution of stock to all shareholders pro rata);
(ii)    such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its majority-owned subsidiaries, or made any major changes in the Corporation’s or any of its majority-owned subsidiaries’ businesses or capital structures or reduced the current rate of dividends payable on the Corporation’s capital stock below the rate in effect immediately prior to the time such Related Person became a Related Person; and
(iii)    such Related Person shall have taken all required actions within its power to ensure that the Corporation’s Board of Directors included representation by Continuing Directors at least proportionate to the voting power of the shareholdings of Voting Stock of the Corporation’s Remaining Public Shareholders (as hereinafter defined), with a Continuing Director to occupy an additional Board position if a fractional right to a director results and, in any event, with at least one Continuing Director to serve on the Board so long as there are any Remaining Public Shareholders.
(e)    A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements, shall be mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of such action or transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability or inadvisability of the action or transaction which the Continuing Directors may choose to state and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the action or transaction from a financial point of view to the Remaining Public Shareholders, such investment banking firm to be paid a reasonable fee for its services by the Corporation. The requirements of this paragraph (e) shall not apply to any such action or transaction which is approved by a majority of the Continuing Directors.
(f)    For the purpose of this Article 13:
(i)    the term “Related Person” shall mean any other corporation, person, or entity which beneficially owns or controls, directly or indirectly, 5% or more of the outstanding shares of Voting Stock, and any Affiliate or Associate (as those terms are defined in the General Rules and Regulations under the Securities Exchange Act of 1934) of a Related Person; provided, however, that the term Related Person shall not include (a) the Corporation or any of its subsidiaries, (b) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (c) Lilly Endowment, Inc.; and further provided, that no corporation, person, or entity shall be deemed to be a Related Person solely by reason of being an Affiliate or Associate of Lilly Endowment, Inc.;
(ii)    a Related Person shall be deemed to own or control, directly or indirectly, any outstanding shares of Voting Stock owned by it or any Affiliate or Associate of record or beneficially, including, without limitation, shares

a.    which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise; or
b.    which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause a. above), by any other corporation, person, or other entity with which it or its Affiliate or Associate has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Voting Stock, or which is its Affiliate (other than the Corporation) or Associate (other than the Corporation);
(iii)    the term “Voting Stock” shall mean all shares of any class of capital stock of the Corporation which are entitled to vote generally in the election of directors;
(iv)    the term “Continuing Director” shall mean a director who is not an Affiliate or Associate or representative of a Related Person and who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the proposed action or transaction became a Related Person or a director who is not an Affiliate or Associate or representative of a Related Person and who was nominated by a majority of the remaining Continuing Directors; and
(v)    the term “Remaining Public Shareholders” shall mean the holders of the Corporation’s capital stock other than the Related Person.
(g)    A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 13, on the basis of information then known to the Continuing Directors, whether (i) any Related Person exists or is an Affiliate or an Associate of another and (ii) any proposed sale, lease, exchange, or other disposition of part of the assets of the Corporation or any majority-owned subsidiary involves a substantial part of the assets of the Corporation or any of its subsidiaries. Any such determination by the Continuing Directors shall be conclusive and binding for all purposes.
(h)    Nothing contained in this Article 13 shall be construed to relieve any Related Person or any Affiliate or Associate of any Related Person from any fiduciary obligation imposed by law.
(i)    The fact that any action or transaction complies with the provisions of this Article 13 shall not be construed to waive or satisfy any other requirement of law or these Amended Articles of Incorporation or to impose any fiduciary duty, obligation, or responsibility on the Board of Directors or any member thereof, to approve such action or transaction or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit, or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such action or transaction. The Board of Directors of the Corporation, when evaluating any actions or transactions described in paragraph (a) of this Article 13, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.
~~(j)    Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article 13.~~

Appendix C - Proposed Amendments to the Company's Articles of Incorporation
Proposed changes to the company’s articles of incorporation are shown below related to Item 6, "Items of Business." The changes shown to Article 10 will be effective if the votes cast in favor of Item 6, "Proposal to Amend the Company’s Articles of Incorporation to Give Shareholders the Ability to Amend the Company's Bylaws," exceeds the votes cast against this proposal. Additions are indicated by underlining and deletions are indicated by strike-outs. The full text of the company’s Articles of Incorporation can be found on our website at lilly.com/leadership/governance.

10. ~~The Board of Directors~~ Subject to any express provision of the Indiana Business Corporation ~~is exclusively authorized (a) to adopt, repeal, alter or amend~~Law, the By-laws of the Corporation may be adopted, repealed, altered or amended by either (i) the Board of Directors of the Corporation by the vote of a majority of the entire Board of Directors ~~and~~, or (~~b~~ii) ~~to adopt any By-laws which the Board of Directors may deem necessary or desirable for the efficient conduct of the affairs of the Corporation, including, without limitation, provisions governing the conduct of, and the matters which may properly be brought before, meetings of the shareholders and provisions specifying the manner and extent to which prior notice shall be given~~the affirmative vote of at least a majority of the votes entitled to be cast by holders of all the ~~submission of proposals to be submitted at any~~outstanding shares of Voting Stock, voting together as a single class at a duly called and constituted meeting of shareholders ~~or of nominations of elections of directors to be held at any such meeting~~.

ELI LILLY AND COMPANY
LILLY CORPORATE CENTER
C/O GENERAL COUNSEL AND SECRETARY
INDIANAPOLIS, IN 46285

SCAN TO
VIEW MATERIALS & VOTE

VOTE ONLINE - ProxyVote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, May 1, 2022. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - *(1-800-690-6903)*
Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, May 1, 2022. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date this proxy card. Return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. Proxy card must be received at the address listed on the proxy card by May 1, 2022.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LLY2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65164-P64907-Z81602

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends you vote FOR items 1-6:

	For	Against	Abstain
1. Election of the following directors, each to serve a three-year term.			
1a. Ralph Alvarez	☐	☐	☐
1b. Kimberly H. Johnson	☐	☐	☐
1c. Juan R. Luciano	☐	☐	☐
2. Approval, on an advisory basis, of the compensation paid to the company's named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the independent auditor for 2022.	☐	☐	☐
4. Approval of amendments to the company's Articles of Incorporation to eliminate the classified board structure.	☐	☐	☐
5. Approval of amendments to the company's Articles of Incorporation to eliminate supermajority voting provisions.	☐	☐	☐
6. Approval of amendments to the company's Articles of Incorporation to give shareholders the ability to amend the company's bylaws.	☐	☐	☐

The board of directors recommends you vote AGAINST shareholder proposals 7-10:

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D65165-P64907-Z81602

Lilly

The undersigned hereby appoints A. Hakim and D. A. Ricks, and each of them, as proxies, each with full power to act without the others and each with full power of substitution, to vote as indicated on the reverse side of this proxy card all the shares of Common Stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 22, 2022, at the Annual Meeting of Shareholders to be held on May 2, 2022, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present.

If this proxy card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. **If not otherwise specified, the shares represented by this proxy card will be voted in accordance with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.**

This proxy is solicited on behalf of the board of directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS PROXY CARD.

ELI LILLY AND COMPANY
LILLY CORPORATE CENTER
C/O GENERAL COUNSEL AND SECRETARY
INDIANAPOLIS, IN 46285

SCAN TO
VIEW MATERIALS & VOTE

VOTE ONLINE - ProxyVote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Wednesday, April 27, 2022. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - *(1-800-690-6903)*
Transmit your voting instructions by telephone until 11:59 p.m. EDT on Wednesday, April 27, 2022. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date this proxy card. Return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. Proxy card must be received at the address listed in the proxy card by April 27, 2022.

You may attend the meeting via the internet at **www.virtualshareholdermeeting.com/LLY2022**

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65166-P64907-Z81602

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

ESOP/PAYSOP

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends you vote FOR items 1-6:

	For	Against	Abstain
1. Election of the following directors, each to serve a three-year term.			
1a. Ralph Alvarez	☐	☐	☐
1b. Kimberly H. Johnson	☐	☐	☐
1c. Juan R. Luciano	☐	☐	☐
2. Approval, on an advisory basis, of the compensation paid to the company's named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the independent auditor for 2022.	☐	☐	☐
4. Approval of amendments to the company's Articles of Incorporation to eliminate the classified board structure.	☐	☐	☐
5. Approval of amendments to the company's Articles of Incorporation to eliminate supermajority voting provisions.	☐	☐	☐
6. Approval of amendments to the company's Articles of Incorporation to give shareholders the ability to amend the company's bylaws.	☐	☐	☐

The board of directors recommends you vote AGAINST shareholder proposals 7-10:

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ESOP/PAYSOP

D65167-P64907-Z81602

Lilly Employee 401(k) Plan
Confidential Voting Instructions
To Northern Trust, Trustee

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the reverse side of this proxy card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee 401(k) Plan or an affiliated plan at the close of business on February 22, 2022, at the Annual Meeting of Shareholders to be held on May 2, 2022 at 11:00 a.m. EDT, and at any adjournment thereof.

If this proxy card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. **If not otherwise specified, the shares represented by this proxy card will be voted in accordance with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.**

Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction *pro rata* (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the "undirected shares"), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.

Question 1: Check "no" only if you decline to have your vote applied *pro rata* to the undirected shares. **Yes** ☐ **No** ☐

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS PROXY CARD.